UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Freeport-McMoRan Inc.

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POWERING PROGRESS

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

FREEPORT

FOREMOST IN COPPER

FREEPORT

FOREMOST IN COPPER

Leading Responsible Copper Producer

By supplying responsibly produced copper, we are proud to be a positive contributor to the world well beyond our own operational boundaries.

Safety
We put safety first – for ourselves, our coworkers and our communities.

Respect
We treat each other and our stakeholders with respect.

Integrity
We are honest, transparent and responsible.

Excellence
We pursue excellence in our work.

Commitment
We are committed to contributing to the long-term sustainability of the environment and communities where we work.

Empowered People + Resilient Communities
Thriving Environments
Robust Governance
Safety
Respect
Integrity
Excellence
Commitment

Dear Fellow Stockholders,

On behalf of the Freeport-McMoRan Inc. (Freeport) board of directors, in my role as lead independent director, I am pleased to provide an update on the company’s 2024 performance.

In 2024, our team achieved solid operating and financial results. We met our annual copper sales guidance, and our unit cost performance slightly surpassed our guidance at the start of the year. Our revenues, adjusted EBITDA and operating cash flows exceeded 2023, boosted by higher prices for copper and gold.

We advanced several initiatives targeted to enhance operating performance, growth and stockholder value. In the Americas, we added incremental production volumes through our leach innovation initiatives and initiated several new projects aiming to increase production in the near-term. The PT Freeport Indonesia (PTFI) team achieved multiple new operating records at Grasberg and completed construction of the new smelter and precious metals refinery in Gresik. In October, a fire at the new smelter tested our resilience. We are proud of the team’s swift response to develop plans for the required repairs, and the recovery is progressing.

As previously reported, the board oversaw the successful leadership transition of our chief executive officer, with Kathleen Quirk succeeding Richard C. Adkerson as CEO in June. With over 35 years at Freeport, including as chief financial officer and president, Kathleen’s deep knowledge of the organization, steady leadership and universal respect she has earned from the global Freeport team and external stakeholders enabled a seamless transition. Under Kathleen’s leadership and with the board’s guidance and oversight, Freeport remains steadfast in its strategy of being “Foremost in Copper.” Richard continues to support Freeport as chairman of the board, focusing on strategic matters of significance to the company.

Being “Foremost in Copper” means we are committed to being a responsible copper producer. The health and safety of our global workforce is a core company value and foundational to all functions of our organization. Notably, our safety incident rate improved in 2024 and was the lowest in over a decade. However, we also mourned the loss of two logistics contractors, who were fatally injured during 2024. We remain committed to continuing to improve our safety performance through focused initiatives that are underway across our operations and through active oversight and engagement by our board’s corporate responsibility committee.

We also achieved important progress in 2024 across our strategy-aligned environmental and social initiatives. Freeport continues to maintain third-party validation under responsible production frameworks, including the Copper Mark and/or Molybdenum Mark at all our operating sites.

The board is confident that Freeport’s experienced leadership team, high-performance culture and high-quality assets position the company to capitalize on favorable long-term demand drivers. Our strong focus remains on enhancing productivity, managing costs and capital, and advancing opportunities for long-term profitable growth and value creation.

We are excited about the future of Freeport and together, we will continue “Powering Progress” for the benefit of our stakeholders.

Thank you for your continued trust, support and investment in Freeport.

Sincerely,

Dustan E. McCoy

Lead Independent Director

April 25, 2025

2025 Proxy Statement	1

Notice of 2025 Annual Meeting of Stockholders

DATE	TIME	LOCATION	RECORD DATE
Wednesday, June 11, 2025	9:00 a.m. Eastern Time	Virtual at www.meetnow.global/FCX2025	April 14, 2025

Purpose of Meeting		Board Recommendation	Page Reference

1	Elect twelve directors	FOR each nominee	12

2	Approve, on an advisory basis, the compensation of our named executive officers	FOR	35

3	Approve the 2025 Stock Incentive Plan	FOR	70

4	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025	FOR	79

Stockholders will also transact such other business as may properly come before the 2025 annual meeting of stockholders (or any adjournment or postponement thereof, the annual meeting). Only stockholders of record as of the close of business on April 14, 2025, are entitled to participate (including vote and submit questions) at the annual meeting.

In a continued effort to provide access regardless of geographic location and cost savings for our stockholders and the company, this year’s annual meeting again will be conducted virtually via a live audio webcast, accessible at www.meetnow.global/FCX2025. For information regarding how to join and participate in our virtual annual meeting (including how to vote and submit questions pertinent to the meeting), please see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” beginning on page 82.

By Order of the Board of Directors.

MONIQUE A. CENAC

Assistant General Counsel and Corporate Secretary

First distributed to stockholders on or about April 25, 2025

How to Vote*

INTERNET	PHONE	MAIL
Go to www.envisionreports.com/FCX	Call toll-free 1-800-652-VOTE (8683) within the U.S., U.S. territories and Canada	Mark, sign, date and return your proxy card in the postage-paid envelope

* Beneficial owners of our common stock should follow any instructions provided by their bank, broker, trustee or other nominee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2025

This proxy statement and our 2024 annual report to stockholders are available at edocumentview.com/FCX.

2	Freeport

We include website addresses and references to reports found on our website throughout this proxy statement for reference only. Our website and any referenced reports are for informational purposes only and the contents of our website, referenced reports or information connected thereto are not a part of this proxy statement and are not deemed incorporated by reference into this proxy statement or any other public filing made with the United States (U.S.) Securities and Exchange Commission (SEC). Unless otherwise indicated, information regarding our director nominees is as of the record date, April 14, 2025.

Cautionary Statement

This proxy statement contains forward-looking statements in which we discuss our potential future performance, operations and projects. Forward-looking statements are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” “commitments,” “pursues,” “initiatives,” “objectives,” “opportunities,” “strategy” and any similar expressions are intended to identify those assertions as forward-looking statements. We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024 (2024 Form 10-K), filed with the SEC. Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, we may make changes to our business plans that could affect our results. We caution investors that we undertake no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes. This proxy statement also contains measures such as adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), net debt, return on investment (ROI) and consolidated unit net cash costs (credits) that are not recognized under generally accepted accounting principles (GAAP) in the U.S. Our calculation and reconciliation of unit net cash costs (credits) to amounts reported in our consolidated financial statements is under Items 7. and 7A. of our 2024 Form 10-K, which is available on our website, fcx.com. Please refer to Annex A to this proxy statement for our calculation and reconciliation of adjusted EBITDA and net debt and other information regarding our calculations for ROI and consolidated unit net cash costs.

2025 Proxy Statement	3

About Freeport-McMoRan Inc.

Freeport-McMoRan Inc. (FCX) is a leading international metals company with the objective of being “Foremost in Copper.” Headquartered in Phoenix, Arizona, FCX operates large, long-lived, geographically diverse assets with significant proven and probable mineral reserves of copper, gold and molybdenum.

FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.

By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available at fcx.com.

Geographically Diverse Portfolio

4	Freeport

2024 Performance Highlights

Solid Operating Performance

▪	Safety performance better than target and best since 2015 under industry-established Total Recordable Incident Rate (TRIR)

▪	Consolidated copper sales volumes met, and unit net cash costs slightly exceeded, January 2024 guidance

▪	Outstanding underground mining performance in Indonesia; fourth consecutive year with production growth; unit net cash credits of $0.28 for 2024*

▪	~50% year-over-year increase in copper production from lower-cost, high-value leach innovation initiatives in Americas

▪	Completed new multi-year collective labor agreements with unions at Cerro Verde and Grasberg

Progressed Development and Organic Growth Options

▪	Targeting further production increases from leach innovation initiatives in Americas

▪	Established 300 million pound target annual run rate (~40% increase compared to 2024 contribution) by year-end 2025 with potential to scale further in future years

▪	Commenced early work activities at Bagdad to derisk project and improve optionality; converting haul truck fleet to fully autonomous

▪	Advancing work at El Abra and Safford/Lone Star to enhance optionality for copper growth

▪	Introduced new initiative to maximize technology and innovation to transform U.S. cost structure

▪	Advanced Kucing Liar development in Grasberg minerals district

▪	Produced first gold from new precious metals refinery in Indonesia

Financial Performance

▪	Operating cash flows of $7.2 billion exceeded capital expenditures of $3.6 billion, excluding PTFI’s new smelter and precious metals refinery in Gresik (collectively, PTFI’s new downstream processing facilities)

▪	Maintained strong balance sheet; net debt of approximately $1.1 billion, excluding debt associated with PTFI’s new downstream processing facilities*

▪	Investment grade rated by S&P, Moody’s and Fitch

▪	Stockholder returns in line with established financial policy

▪	Increased ownership in Cerro Verde by ~1.5% with $210 million investment

▪	Share price performance slightly exceeded peer group average

*	See non-GAAP disclosure in Cautionary Statement.

Strategic Objectives of Financial Policy

Stockholder Returns

~50% Free

Cash Flow to

Be Returned

to stockholders under
performance-based
payout framework
established in 2021

$0.60 Per Share

in Common Stock Dividends

FCX paid $0.30 per share in base dividends and $0.30 per share in variable dividends in 2024

Distributed

$4.7 Billion to Stockholders

since June 30, 2021

(1) FCX acquired 49.0 million shares of its common stock for a total cost of $1.9 billion ($38.64 average cost per share) under its share repurchase program from November 2021 through year-end 2024.

2025 Proxy Statement	5

Proxy Voting Roadmap

This summary highlights select information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before submitting your proxy and voting instructions. For more information regarding our 2024 performance, please review our 2024 annual report to stockholders (2024 annual report), which is being made available to stockholders together with this proxy statement on or about April 25, 2025.

Proposal No. 1 – Election of Directors

✔ The board recommends that you vote FOR each director nominee.	Page 12

Director Nominee Overview

David P. Abney, 69 Retired Chairman and Chief Executive Officer of United Parcel Service, Inc.	Richard C. Adkerson, 78 Chairman of the Board of Freeport-McMoRan Inc.	Marcela E. Donadio, 70 Retired Partner and Americas Oil & Gas Sector Leader of Ernst & Young LLP
Tenure: 4.0 years Other Public Boards: Northrop Grumman Corporation, Target Corporation Committees: Cc	Tenure: 18.5 years Other Public Boards: None Committees: None	Tenure: 3.7 years Other Public Boards: Norfolk Southern Corporation, NOV Inc. Committees: A, G

Robert W. Dudley, 69 Retired Group Chief Executive of BP, p.l.c.	Hugh Grant, 67 Retired Chairman of the Board, President and Chief Executive Officer of Monsanto Company	Lydia H. Kennard, 70 President and Chief Executive Officer of KDG Construction Consulting and Quality Engineering Solutions
Tenure: 4.0 years Other Public Boards: LyondellBasell Industries N.V., Saudi Aramco Committees: G, R	Tenure: 3.3 years Other Public Boards: Linde plc Committees: C	Tenure: 11.3 years Other Public Boards: Prologis, Inc., Vulcan Materials Company Committees: Gc, R

Ryan M. Lance, 62 Chairman and Chief Executive Officer of ConocoPhillips	Sara Grootwassink Lewis, 57 Retired Chief Executive Officer of Lewis Corporate Advisors	Dustan E. McCoy, 75 Retired Chairman and Chief Executive Officer of Brunswick Corporation Lead Independent Director
Tenure: 3.5 years Other Public Boards: ConocoPhillips Committees: G, R	Tenure: 3.7 years Other Public Boards: Healthpeak Properties, Inc., Weyerhaeuser Company Committees: A	Tenure: 18.1 years Other Public Boards: Louisiana-Pacific Corporation, YETI Holdings, Inc. Committees: C

Kathleen L. Quirk, 61 President and Chief Executive Officer of Freeport-McMoRan Inc.	John J. Stephens, 65 Retired Senior Executive Vice President and Chief Financial Officer of AT&T Inc.	Frances Fragos Townsend, 63 Founder of Frances Fragos Townsend, LLC
Tenure: 2.2 years Other Public Boards: Vulcan Materials Company Committees: None	Tenure: 5.5 years Other Public Boards: Solid Power, Inc. Committees: Ac	Tenure: 11.3 years Other Public Boards: Chubb Limited, Leonardo DRS, Inc. Committees: Rc

Committee Key: A Audit C Compensation G Governance R Corporate Responsibility c Chair	Independent Director

6	Freeport

Proposal No. 2 – Advisory Vote on the Compensation of Our Named Executive Officers

✔ The board recommends that you vote FOR Proposal No. 2.	Page 35

Our executive compensation program is significantly performance-based – linking executive pay, company performance and results for stockholders – and is appropriately balanced between short- and long-term incentives. As reflected in the chart below, annual and long-term incentive awards, which provide variable, at-risk compensation, comprised 90% of Ms. Quirk’s target direct compensation effective June 11, 2024 in connection with her transition to chief executive officer (CEO), with 71% of her total target compensation being based on measurable performance objectives.

2024 CEO Target Compensation Mix

Proposal No. 3 – Approval of the 2025 Stock Incentive Plan

✔ The board recommends that you vote FOR Proposal No. 3.	Page 70

Upon recommendation from the compensation committee, the board of directors (board) has adopted the 2025 Stock Incentive Plan for our employees, directors, consultants and advisors, subject to stockholder approval. The board is seeking approval of the 2025 Stock Incentive Plan as the successor to the company’s Amended and Restated 2016 Stock Incentive Plan, which is currently the company’s only equity plan with shares available for grant and which expires on June 8, 2026. We believe equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining highly qualified individuals who contribute to the fulfillment of the company’s objectives. The approval of the 2025 Stock Incentive Plan will enable us to continue offering competitive equity awards to our employees, directors, consultants and advisors.

Proposal No. 4 – Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2025

✔ The board recommends that you vote FOR Proposal No. 4.	Page 79

In February 2025, the audit committee appointed Ernst & Young LLP (Ernst & Young) to serve as the company’s independent registered public accounting firm for 2025. The audit committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interests of the company and its stockholders.

2025 Proxy Statement	7

Corporate Governance Highlights

Our commitment to good corporate governance is evidenced by the following practices:

BOARD STRUCTURE AND GOVERNANCE

▪  Active board and committee oversight of risk

▪  Lead independent director with clearly defined responsibilities

▪  Highly independent board and fully independent committees

▪  Broad range of professional experience, skills and background

▪  Active oversight of succession planning for senior management

▪  Limitations on public company board and committee service, including a limitation on audit committee service for members of our audit committee

▪  Director commitment policy

▪  Annual board and committee performance evaluations

▪  Regular executive sessions

STOCKHOLDER RIGHTS AND ENGAGEMENT

▪ Stockholder proxy access ▪ Majority voting for directors (in uncontested elections) ▪ Stockholder right to call special meetings (15%)	▪ Stockholder right to act by written consent ▪ Robust stockholder engagement program with history of responsiveness

2024 CEO Transition

Effective June 11, 2024, Ms. Quirk, our president, succeeded Mr. Adkerson as CEO. This transition was the result of a multi-year succession planning process led by our board. The process was designed to identify and select a leader with a comprehensive understanding of our business, industry and strategic priorities and the requisite skills and experience to continue to advance our strategy of being “Foremost in Copper.” As CEO, Ms. Quirk leads our global business and is responsible for the executive management of our company. Her extensive experience and proven track record in the FCX organization has contributed to her effective leadership as CEO. Mr. Adkerson continues to serve as chairman of the board and as an executive officer of FCX. In his role as an executive, Mr. Adkerson remains a member of our leadership team, partnering with our CEO in advancing our strategic priorities. Mr. Adkerson’s role leverages his broad industry experience and the valuable relationships cultivated with global external stakeholders throughout his career. The board continues to maintain its independent leadership structure, with Mr. McCoy serving as our lead independent director.

8	Freeport

Stockholder Engagement

Our board and management value input from all stockholders. We maintain an ongoing, proactive and expansive stockholder engagement program, which is management-led and overseen by our board.

We engage with stockholders in order to:

▪	provide transparency into our business, policies and practices, performance, and compensation;

▪	discuss issues that are important to them, hear their perspectives and share our views; and

▪	address emerging issues that may impact our business, seek input to inform our decision making and enhance our disclosures.

In addition to our comprehensive stockholder engagement program, we also maintain ongoing dialogue and gather input from a broader group of stakeholders throughout the year, including with our customers and suppliers, members of the host communities and governments where we operate, industry associations, governmental organizations and nongovernmental organizations.

Stockholder Engagement Program At-a-Glance

Our stockholder engagement program is a year-round effort that enables us to build meaningful relationships over time. Engagements include inbound and outbound requests.

Who We Engage

▪  Institutional investors (including portfolio managers, investment analysts and stewardship teams)

▪  Sell-side and financial analysts

▪  Fixed income investors and analysts

▪  Proxy advisory firms

▪  Public ratings agencies/firms

▪  Environmental, social and governance (ESG) ratings firms

▪  Investor coalitions

How We Engage

▪  One-on-one and group meetings in person and virtually

▪  Quarterly earnings calls

▪  Investor meetings and conferences

▪  Company-hosted events and presentations

▪  Written and electronic communications

Who Participates ▪ Executive Management ▪ Investor Relations ▪ ESG Relations ▪ Corporate Secretary ▪ Board of Directors
▪ Semiannual stockholder outreach program and sustainability-related engagements*

* Semiannual Stockholder Outreach Program and Sustainability-Related Engagements

▪  Our corporate secretary and other members of management engage with stockholders year-round on various environmental, social and governance matters.

▪  In addition to ad-hoc engagements requested by stockholders or through the other forums described above, twice a year, we conduct a comprehensive stockholder outreach program.

▪  Directors may, from time-to-time, participate in these engagements with our stockholders. In 2024, the chair of our governance committee, who also serves as a member of our corporate responsibility committee, participated in select engagements.

▪  In 2024, our corporate secretary and other members of management engaged with stockholders representing approximately 45% of our outstanding shares of common stock based on public filings as of year-end 2024.

▪  We review and consider feedback from these engagements with management and relevant board committees and, as appropriate, the full board, as we assess our practices and disclosures. The feedback we received during our 2024 engagements was largely positive, with no significant concerns raised about our performance or governance, compensation or sustainability practices.

Key Topics Discussed During 2024 Stockholder Engagements

▪	Workforce health and safety

▪	Corporate strategy

▪	Financial and operating performance

▪	Forward-looking plans and guidance

▪	Market outlook for our products

▪	Regulatory environment in operating regions
▪	Capital allocation and financial policy, including cash returns to stockholders

▪	Organic growth opportunities, including innovative leach initiatives

▪	Industry landscape

▪	Executive compensation

▪	Nature and biodiversity
▪	Water stewardship

▪	Board oversight and governance, including succession planning and CEO transition

▪	Climate strategy

▪	Tailings management

▪	Human rights and security

2025 Proxy Statement	9

Sustainability

FCX is a leading responsible copper producer – supplying approximately 8.5% of the world’s mined copper. Copper is essential for global progress, including in the technologies necessary for accelerating electrification. We recognize the interdependencies of growth and sustainability and the importance of managing our environmental and social impacts while supplying copper to a world with increasing requirements for metals.

Our sustainability strategy is supported by our social and environmental commitments which, in alignment with our business objectives, seek to enhance responsible production practices at our sites around the world. Fundamental to this work are the health, safety and well-being of our workforce and host communities where we operate. FCX seeks to work collaboratively with its stakeholders to maintain its social license to operate, support shared value creation and to recognize, respect and promote human rights everywhere it conducts business. FCX is dedicated to effective environmental management and stewardship including tailings and water, both of which are key to ensuring the long-term viability of its business. FCX is also dedicated to delivering the responsibly produced copper necessary to support the global energy transition while executing on its climate strategy, which includes managing and mitigating its greenhouse gas (GHG) emissions and other climate-related risks and impacts.

In pursuing our sustainability strategy, we aim to align with the highest standards including the International Council on Metals and Mining’s (ICMM) Performance Expectations and the Copper Mark. To learn more about our sustainability strategy, initiatives and progress, stockholders are encouraged to review our 2024 Annual Report on Sustainability and other sustainability-related information available on our website at fcx.com/sustainability.

2024 Sustainability Highlights

Copper Mark and Molybdenum Mark

Maintained at all operating sites globally, as applicable

Community Investments

Totaled more than $210M globally

Global Industry Standard on Tailings Management

Completed implementation at 6 of 7 operating sites; on track to meet ICMM’s August 2025 deadline(*)

Climate Strategy Progress

Progressed work to transition from coal to natural gas at PTFI’s Grasberg operations

Human Rights Impact Assessment

Completed at Cerro Verde

(*) Subject to third-party assurance and concurrence.

Sustainability Program Aligns with International Best Practices

(**) Formerly Wildlife Habitat Council.

10	Freeport

Board Oversight

FCX’s governance structure is the foundation for delivering consistent, long-term stakeholder value, and reflects our commitment to sustainability-related matters and their importance to our company. Governance and oversight of sustainability-related matters ultimately resides with the board, with certain areas of the board’s oversight delegated to its four standing committees, as summarized in the table below:

Governing Body	Oversight Responsibility of Sustainability-Related Matters

Board	▪ Ultimate decision-making authority. ▪ Reviews the recommendations with respect to sustainability-related matters of each of its committees, as appropriate.

Corporate Responsibility Committee

▪  Oversees our environmental and social policies, strategies, programs and policy implementation with respect to: health and safety, responsible production frameworks, tailings management and stewardship, climate, water stewardship, biodiversity, nature and land management, waste management, human rights, stakeholder relations, social performance and Indigenous Peoples, responsible sourcing, and political activity and spending practices.

Audit Committee

▪  Oversees our global compliance program and corporate compliance procedures and our information technology and cybersecurity processes and procedures.

▪  Tax matters are included within the committee’s financial oversight responsibilities.

Governance Committee	▪ Maintains our corporate governance guidelines. ▪ Oversees our corporate governance practices and procedures.

Compensation Committee

▪  Oversees executive compensation and our human capital management policies, programs, practices and strategies, including those relating to, among other things, workforce recruitment, retention and development.

2024 Key Sustainability-Related Topics

In 2024, the board and its committees received presentations from, and had active dialogue with,

management on key sustainability initiatives linked to our strategy and performance.

Board Meetings

▪  Workforce health and safety

▪  Stockholder engagement feedback and update on sustainability initiatives

▪  Leadership development and succession planning

▪  Technology and innovation initiatives

▪  Annual adoption of UK Modern Slavery Act Statement (as recommended by the corporate responsibility committee)

Compensation Committee Meetings

▪  Workforce health and safety

▪  Workforce recruitment, retention and development

Audit Committee Meetings

▪  Information technology security processes and procedures, including risks and internal controls associated with information technology security and cybersecurity

▪  Enterprise risk management

Corporate Responsibility Committee Meetings

▪  Workforce health and safety

▪  Climate strategy and progress update

▪  Human rights program, policy and performance, including progress on human rights impact assessments and saliency assessment

▪  Tailings management, including progress implementing the Global Industry Standard on Tailings Management in the Americas

▪  Social performance and charitable contributions

▪  Political spending review

▪  Responsible sourcing of minerals and metals annual update

▪  Responsible production frameworks update

Annual Executive Compensation

For information on how we incorporate safety and sustainability into our annual executive compensation, see “Executive Officer Compensation – Compensation Discussion and Analysis – Principal Components of Executive Compensation in 2024.”

2025 Proxy Statement	11

Board and Corporate Governance Matters

Proposal No. 1: Election of Directors The board recommends that you vote FOR each of the director nominees.

Our board currently consists of 12 members. Upon the recommendation of the governance committee, the board has nominated our 12 incumbent directors for election at our 2025 annual meeting to hold office until our next annual meeting when their respective successors are duly elected and qualified or until their earlier death, resignation, removal or retirement.

Vote Required to Elect Director Nominees

Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast, meaning a candidate for director is elected if the votes in favor of his or her election exceed the votes against his or her election. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, meaning that the director nominees who receive the most votes will be elected.

In an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election will be required to promptly tender his or her resignation to the board. The governance committee will recommend to the board whether to accept or reject the tendered resignation. The board will act on the governance committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation. In addition, if each member of the governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies on the board may be filled by a majority of the directors then in office, with such directors holding office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, removal or retirement.

Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. The persons named as proxies on the proxy card intend to vote your proxy for the election of each director nominee, unless otherwise directed. If, contrary to our expectations, any nominee is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by the board, or the board may reduce its size.

See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information about voting procedures.

12	Freeport

Board Qualifications, Skills and Experience

Our board believes that it is desirable that the following qualifications, skills and experience are represented on our board because of their particular relevance to our business.

Experience, Qualifications and Skills	Why Is This Important to FCX?	Directors with This Experience, Qualification or Skill

Natural resources, mining, commodities industry experience	Natural resources, mining, commodities or other extractives industry experience assists the board in understanding business considerations relevant to our global activities, including operational matters and requirements, strategic planning, key risks and competitive environment.	7 of 12

CEO experience	Directors with CEO experience have a demonstrated record of leadership and bring valuable perspectives and practical insights on organizations, processes, strategic planning, risk and risk management, maintaining effective, sustainable and safe operations, and driving growth in order to achieve our strategic goals.	8 of 12

International business/global affairs	Experience in international business/global affairs or experience related to global economic trends yields an understanding of geographically diverse business environments, regulatory matters, economic conditions and cultural perspectives that informs our global business and strategy and enhances our global operations.	11 of 12

Accounting/ financial expertise	Experience as an accountant, auditor, financial advisor or other similar experience is critical to oversight of the preparation and audit of our financial statements and compliance with related regulatory requirements and standards. We aim to have several directors who could qualify as audit committee financial experts (as defined by SEC rules).	7 of 12

Sustainability	Experience advancing and implementing sustainability strategy and programs supports our responsible production commitments and risk management, including prioritizing the health, safety and well-being of our workforce and host communities where we operate; strengthening our environmental programs, including our commitment to reducing our GHG emissions and enhancing the climate resilience of our business operations; respecting human rights in all of our business practices; and attracting, developing and retaining employees, among other environmental and social priorities.	9 of 12

Capital markets/banking	Experience overseeing capital markets and banking transactions and mergers and acquisitions provides the knowledge and skills necessary to evaluate and oversee the company’s design and implementation of financing and capital allocation strategies.	9 of 12

Government/legal	Government relations, legal, regulatory compliance and/or public policy experience offers valuable insight into the impact of laws, rules, regulations, and other governmental actions and decisions on our company and our industry.	12 of 12

Public company board experience	Directors who serve or have served on the boards and board committees of public companies demonstrate a deep understanding of risk oversight, succession planning, corporate governance standards and best practices of public company boards and board committees.	12 of 12

2025 Proxy Statement	13

Director Skills Matrix

Our director nominees represent a range of overall experience and tenures, which contributes to a variety of perspectives and facilitates an effective balance of institutional knowledge and fresh viewpoints and expertise in the boardroom. Our industry and strategic initiatives often have prolonged lifecycles, and it is therefore helpful to have seasoned directors who are familiar with our company, can draw on past experience and share these insights with newer directors. We believe this balanced composition across skills and tenures is in the best interest of our company and our stockholders. Our governance committee remains committed to an ongoing review of the board’s composition to ensure that we continue to have the right mix of knowledge, experience and expertise to position the company for long-term success.

Experience, Qualifications and Skills

Natural resources, mining, commodities industry experience		●	●	●	●		●		●	●

CEO experience	●	●		●	●	●	●		●	●

International business/global affairs	●	●	●	●	●		●	●	●	●	●	●

Accounting/financial expertise	●	●	●			●		●		●	●

Sustainability	●	●		●	●	●	●		●	●		●

Capital markets/banking	●	●		●	●		●	●	●	●	●

Government/legal	●	●	●	●	●	●	●	●	●	●	●	●

Public company board experience	●	●	●	●	●	●	●	●	●	●	●	●

Tenure and Age

Tenure (Years)	4.0	18.5	3.7	4.0	3.3	11.3	3.5	3.7	18.1	2.2	5.5	11.3

Age (Years)	69	78	70	69	67	70	62	57	75	61	65	63

14	Freeport

Information About Director Nominees

Included below is certain information with respect to the director nominees, including information regarding key business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes and skills that led the governance committee and the board to determine that such person should be nominated at our 2025 annual meeting of stockholders to serve as a director of the company.

David P. Abney Retired Chairman and Chief Executive Officer of United Parcel Service, Inc.
Independent Age 69 Director since 2021 Committees ▪ Compensation (Chair)	Current Public Company Directorships ▪ Northrop Grumman Corporation ▪ Target Corporation	Former Public Company Directorships ▪ Macy’s Inc. ▪ United Parcel Service, Inc.

Skills and Qualifications

▪	Executive leadership experience as former Chairman and CEO of a complex global enterprise with a large, labor-intensive workforce

▪	Expertise in international operations, global logistics and supply chain resilience as well as broad experience with human capital management, leading global teams and overseeing sustainability driven change, including the transition to emerging technologies

▪	Public company board experience as well as nonprofit leadership experience, including on the board of directors of Catalyst, a global nonprofit working to advance women into senior leadership and board positions

Business Experience

Education and Professional Credentials

▪	B.S. in Business Administration from Delta State University

Richard C. Adkerson Chairman of the Board of Freeport-McMoRan Inc. Age 78 Director since 2006

Skills and Qualifications

▪	Recognized business leader in the mining industry, with decades of industry and operational experience, a vision for the company’s long-term strategy, connectivity to our global workforce, and strong relationships with our stakeholders

▪	Current member and former Chair of the International Council on Mining and Metals from 2008 to 2011 and 2020 to 2022; previously served on the Executive Board of the International Copper Association

▪	Graduate member of The Business Council, emeritus member of the Business Roundtable and member of the Council on Foreign Relations

Business Experience

Education and Professional Credentials

▪	B.S. in Accounting with highest honors and M.B.A. from Mississippi State University and completed Advanced Management Program at Harvard Business School

2025 Proxy Statement	15

Marcela E. Donadio Retired Partner and Americas Oil & Gas Sector Leader of Ernst & Young LLP
Independent Age 70 Director since 2021 Committees ▪ Audit ▪ Governance	Current Public Company Directorships ▪ Norfolk Southern Corporation ▪ NOV Inc.	Former Public Company Directorships ▪ Marathon Oil Corporation

Skills and Qualifications

▪	Over 38 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry

▪	Comprehensive knowledge of public company financial reporting regulations and compliance requirements and a deep understanding of the strategic issues affecting companies in the extractives industry

▪	Experienced audit partner for multiple companies with domestic and international operations in the natural resources sector; held various energy industry leadership positions during her career

Business Experience

Education and Professional Credentials

▪	B.S. in Accounting from Louisiana State University and a Certified Public Accountant (Texas)

Robert W. Dudley Retired Group Chief Executive of BP, p.l.c.
Independent Age 69 Director since 2021 Committees ▪ Governance ▪ Corporate Responsibility	Current Public Company Directorships ▪ LyondellBasell Industries N.V. ▪ Saudi Aramco	Former Public Company Directorships ▪ BP, p.l.c.

Skills and Qualifications

▪

Over 40 years of executive and business experience serving in a broad range of engineering, commercial, strategic, international and executive roles, including leadership role in advancing BP’s decarbonization plans and other key sustainability initiatives

▪	Extractives industry experience, expertise in complex strategic issues and cybersecurity oversight experience

▪

Chairman of the Board of Axio, a leading SaaS provider of cyber risk management and quantification solutions, director of 8 Rivers Capital LLC, a private firm leading the invention and commercialization of sustainable, infrastructure-scale technologies for the global energy transition, and Chairman of Prism Global Management LLC, a private equity company

▪

Chairman of the Oil and Gas Climate Initiative (since 2016), a group of 12 global energy majors that aims to lead the oil and gas industry’s actions to reduce greenhouse gas emissions, Chair of the Accenture Global Energy Board and fellow of the Royal Academy of Engineering

Business Experience

Education and Professional Credentials

▪	B.S. in Chemical Engineering from the University of Illinois, MIM from the Thunderbird School of Global Management (now part of Arizona State University) and M.B.A. from Southern Methodist University

16	Freeport

Hugh Grant Retired Chairman of the Board, President and Chief Executive Officer of Monsanto Company
Independent Age 67 Director since 2021 Committees ▪ Compensation	Current Public Company Directorships ▪ Linde plc	Former Public Company Directorships ▪ PPG Industries, Inc.

Skills and Qualifications

▪	As Chairman, President and CEO of Monsanto, he led the company’s strategic transition to become a pioneer in agriculture biotechnology; he and the company were recognized by numerous groups for innovation, sustainability and business leadership during his tenure

▪	Significant executive leadership, corporate governance (including previous service as Independent Lead Director of PPG Industries, Inc.), managerial, operational, international, distribution, biological systems and technology expertise

▪	Director of Invaio Sciences, Inc., a private technology company focused on unlocking the potential of the planet’s interdependent natural systems to address pressing agricultural, sustainability and environmental challenges

▪	Director of CIBO Technologies, a private company that applies advanced technologies to deliver a deep understanding of agricultural systems to help mitigate climate change, advance food system resilience and improve grower outcomes through driving the adoption of sustainable practices

▪	Member of the American Academy of Arts & Sciences

Business Experience

Education and Professional Credentials

▪

BSc (Honors) in Molecular Biology and Agricultural Zoology from Glasgow University, Post Graduate Diploma in Agriculture from Edinburgh University and M.B.A. from the International Management Centre in Buckingham, United Kingdom

Lydia H. Kennard President and Chief Executive Officer of KDG Construction Consulting and Quality Engineering Solutions
Independent Age 70 Director since 2013 Committees ▪ Corporate Responsibility ▪ Governance (Chair)	Current Public Company Directorships ▪ Prologis, Inc. ▪ Vulcan Materials Company	Former Public Company Directorships ▪ Healthpeak Properties, Inc ▪ AECOM

Skills and Qualifications

▪	Over 40 years of executive and operational experience in aviation, construction management and real estate development

▪	Deep understanding of operational requirements and corporate governance matters

▪	Significant public company board experience

▪	Experience in environmental management and pollution control matters through her former involvement with the California Air Resources Board

▪	Named one of Board Prospects, Inc.’s 100 Black Board Members Making a Difference

Business Experience

- **KDG Construction Consulting**, a construction and program management firm
  - **Since 2011** President and Chief Executive Officer
- **Quality Engineering Solutions**, a full-service pavement engineering and construction inspection company
  - **Since 2021** President and Chief Executive Officer
- **KDG Aviation, LLC (formerly, Airport Property Ventures, LLC)**, a developer and operator of aviation facilities
  - **Since 2007** Principal
- **Los Angeles World Airports**
  - **1999 to 2003 and 2005 to 2007** Chief Executive Officer

Education and Professional Credentials

▪	B.A. in Urban Planning and Management from Stanford University, Master in City Planning from Massachusetts Institute of Technology and J.D. from Harvard Law School

2025 Proxy Statement	17

Ryan M. Lance Chairman and Chief Executive Officer of ConocoPhillips
Independent Age 62 Director since 2021 Committees ▪ Corporate Responsibility ▪ Governance	Current Public Company Directorships ▪ ConocoPhillips

Skills and Qualifications

▪

Over 40 years of executive and operational experience in the oil and natural gas industry; leadership role in developing and advancing ConocoPhillips’ growth and development plans, decarbonization plans and other key sustainability initiatives

▪

Extensive experience in international exploration and production, including regional responsibility at various times for Asia, Africa, the Middle East and North America, and responsibility for technology, major projects, downstream strategy, integration and specialty functions

▪	Former Chairman of the American Petroleum Institute and currently serves on its Executive Committee; Vice Chairman of National Petroleum Council

▪	Member of the board of directors of the Business Roundtable, member of The Business Council and trustee of the board of the National Fish and Wildlife Foundation

Business Experience

Education and Professional Credentials

▪	B.S. in Petroleum Engineering from Montana Technological University

Sara Grootwassink Lewis Retired Chief Executive Officer of Lewis Corporate Advisors
Independent Age 57 Director since 2021 Committees ▪ Audit	Current Public Company Directorships ▪ Healthpeak Properties, Inc. ▪ Weyerhaeuser Company	Former Public Company Directorships ▪ Sun Life Financial Inc.

Skills and Qualifications

▪	Over 30 years of executive leadership, accounting, corporate finance and capital markets experience

▪	Over 20 years of extensive public company board experience

▪

Senior trustee of the Brookings Institution, the Leadership Board for the U.S. Chamber of Commerce Center for Capital Markets Competitiveness, the Audit Committee Council of the Center for Audit Quality, and board observer of PwC USA LLP Board of Partners and Principals

▪

Board Leadership Fellow and delegate for the Advisory Council for Risk Oversight for the National Association of Corporate Directors (NACD) (since 2012) and an NACD Directorship 100 Honoree; former member of the Public Company Accounting Oversight Board Standing Advisory Group (2015-2017)

Business Experience

Education and Professional Credentials

▪	B.S. in Finance from the University of Illinois at Urbana-Champaign, a Certified Public Accountant (Illinois) and a Chartered Financial Analyst

▪

Earned the CERT (Computer Emergency Response Team) certificate in Cybersecurity Oversight from Carnegie Mellon University and the NACD, demonstrating her commitment to advanced understanding of the role of the board and management in cybersecurity oversight

18	Freeport

Dustan E. McCoy, Lead Independent Director Retired Chairman and Chief Executive Officer of Brunswick Corporation
Independent Age 75 Director since 2007 Committees ▪ Compensation	Current Public Company Directorships ▪ Louisiana-Pacific Corporation (Lead Independent Director) ▪ YETI Holdings, Inc.

Skills and Qualifications

▪	Executive leadership, management and extensive public company boardroom experience

▪	Comprehensive experience with legal and compliance matters, corporate governance and disclosure matters and human capital management

▪	Over 20 years of experience in the natural resources and extractives industry with Ashland Oil, Inc. and as Chairman of the Board of a private quarry business

▪	Broad understanding of the operational, financial and strategic issues facing large global mining companies

▪	NACD Directorship 100 Honoree

Business Experience

Education and Professional Credentials

▪	B.A. in Political Science from Eastern Kentucky University and J.D. from Salmon P. Chase College of Law at Northern Kentucky University

Kathleen L. Quirk President and Chief Executive Officer of Freeport-McMoRan Inc.
Age 61 Director since 2023	Current Public Company Directorships ▪ Vulcan Materials Company

Skills and Qualifications

▪	Extensive knowledge of the mining industry and the company’s business operations, having over 30 years of experience in the FCX organization

▪	Extensive experience in the debt and equity markets, tax, stakeholder relations, corporate development, treasury management, and operational, governmental and regulatory matters

▪	Proven leader and a key long-term contributor in establishing FCX as a global leader in the copper industry

▪	Instrumental in the company’s strategic planning and execution of the company’s plans

▪	Member of The Business Council and the Business Roundtable

Business Experience

Education and Professional Credentials

▪	B.S. in Accounting from Louisiana State University

2025 Proxy Statement	19

John J. Stephens Retired Senior Executive Vice President and Chief Financial Officer of AT&T Inc.
Independent Age 65 Director since 2019 Committees ▪ Audit (Chair)	Current Public Company Directorships ▪ Solid Power, Inc. (Chairperson)

Skills and Qualifications

▪

Over 35 years of accounting and corporate finance expertise, including experience in matters of financial planning, corporate development, accounting and accounting policy, tax, auditing, treasury, investor relations, corporate real estate, business planning and financial, operational and regulatory reporting

▪

Senior leadership experience in the oversight of a large, publicly traded company and vast experience in financial and accounting matters, technology, international business and affairs, mergers, acquisitions and other major corporate transactions

▪	Experience in oversight of enterprise risk management in role as Audit Committee Chair of a large private food retailer

Business Experience

Education and Professional Credentials

▪	B.S.B.A. in Accounting from Rockhurst University and J.D. from St. Louis University School of Law

Frances Fragos Townsend Founder of Frances Fragos Townsend, LLC
Independent Age 63 Director since 2013 Committees ▪ Corporate Responsibility (Chair)	Current Public Company Directorships ▪ Chubb Limited ▪ Leonardo DRS, Inc. (Lead Independent Director)	Former Public Company Directorships ▪ Light & Wonder, Inc. (f/k/a Scientific Games Corporation) ▪ SciPlay Corporation ▪ The Western Union Company

Skills and Qualifications

▪

Over 25 years of domestic and international experience in legal, law enforcement and security sectors, including a strong background in strategic planning, risk management, intelligence and security matters, and domestic and international affairs

▪

Extensive personnel, public policy, business management and financial capabilities, and government, regulatory and legal experience, including complex international regulatory matters from her service in the Office of President George W. Bush as Homeland Security and Counterterrorism Advisor, Chair of the Homeland Security Council and Deputy Assistant to the President and Deputy National Security Advisor for Combatting Terrorism

▪

Senior Advisor of Roadget Business Pte. Ltd. (d/b/a SHEIN), member of the Global Advisory Council of Coinbase, the Council on Foreign Relations, the Atlantic Council and the Executive Committee of the Trilateral Commission

Business Experience

Activision Blizzard, Inc., a leading global developer and publisher of interactive entertainment

- **2022 to 2024** Senior Counsel
- **2021 to 2022** Corporate Secretary and Chief Compliance Officer
- **2020 to 2022** Executive Vice President for Corporate Affairs

MacAndrews & Forbes Incorporated, a private equity firm, specializing in investments in the retail sector

- **2020** Vice Chairman, General Counsel and Chief Administrative Officer
- **2013 to 2020** Executive Vice President for Worldwide Government, Legal and Business Affairs
- **2010 to 2013** Senior Vice President

Education and Professional Credentials

▪	B.A. in Political Science and a B.S. in Psychology from American University and J.D. from the University of San Diego School of Law

20	Freeport

Board Structure

Board Leadership Structure

Richard C. Adkerson Chairman of the Board	Dustan E. McCoy Lead Independent Director

RESPONSIBILITIES OF CHAIRMAN OF THE BOARD(*)

▪ Presides at meetings of the board, and, unless another person is designated, meetings of stockholders

▪ Oversees the management, development and functioning of the board

▪ Plans and organizes the schedule of board meetings and establishes the agendas for board meetings in consultation with the CEO and lead independent director, as applicable

RESPONSIBILITIES OF LEAD INDEPENDENT DIRECTOR

▪ Presides at meetings of the board at which the chairman is not present, including executive sessions of the independent directors, and serves as a liaison between the chairman and the CEO, and the independent directors

▪ Approves information to be sent to the board and agendas and schedules for meetings of the board to ensure there is sufficient time for discussion

▪ Authorized to call meetings of the independent directors and, if requested by significant stockholders, available for consultation and direct communication with such stockholders

(*)	At all times during which the chairman of the board is a non-independent chairman, these responsibilities will be carried out with the input and concurrence of the lead independent director.

In accordance with our corporate governance guidelines, our board elects the chairman of the board from among its members. The chairman may be one of our independent directors or may be a director who also has executive responsibilities (or otherwise is a non-independent director) if the board determines that is in the best interests of the company and our stockholders. The board retains discretion to determine whether the same individual should serve as both CEO and chairman of the board or whether the roles should be separated. Recognizing that the needs and opportunities of the company may change over time, the board believes it is important to retain flexibility to determine its leadership structure based on the composition of the board and management team and business conditions at the time.

Mr. Adkerson has served as chairman since February 2021, and he served as CEO from December 2003 to June 2024. Effective June 11, 2024, Ms. Quirk succeeded Mr. Adkerson as CEO and assumed full responsibility for executive management of our company, reporting to our board. As part of this transition, our governance committee determined it is in the best interest of the company and its stockholders to separate the roles of CEO and chairman, and to have Mr. Adkerson continue to serve as chairman to provide valuable continuity of leadership. Mr. Adkerson also serves as an executive officer of the company, supporting the company on global matters of strategic importance and the copper industry broadly. Mr. Adkerson is a recognized business leader in the mining industry, with vast global experience and strong relationships with our stockholders and other stakeholders.

Our board believes that independent board oversight is an essential component of strong corporate governance. Currently, 10 of our 12 directors are independent, and all members of our standing committees are independent. Under our corporate governance guidelines, when the chairman is not independent, the independent directors will appoint a lead independent director. This position is reviewed and appointed annually, upon recommendation of the governance committee. Although the chairman and CEO roles are separate, Mr. Adkerson is a non-independent chairman and an executive officer of the company. Accordingly, the board believes it is in the best interests of the company and our stockholders to continue having a lead independent director. Factors considered in selecting a lead independent director include experience serving on public company boards, leadership at the committee level (either at FCX or on another board), areas of expertise (with a focus on leadership and corporate governance), interest and ability to meet the time requirements of the position. The governance committee periodically reviews the key leadership roles on the board and its committees, including the responsibilities of the lead independent director, as applicable, and makes appropriate recommendations to the independent directors or the board, as applicable. Our board and governance committee review and evaluate the board’s leadership structure on at least an annual basis.

In February 2025, upon the recommendation of the governance committee, our independent directors appointed Mr. McCoy to serve another one-year term as our lead independent director, which expires in February 2026. Mr. McCoy’s appointment as lead independent director, with clearly defined responsibilities, enhances the strong independent oversight function of the board. In selecting Mr. McCoy to serve as lead independent director, the independent directors considered his leadership role in the CEO succession planning process, his substantial executive leadership and corporate governance experience (including experience serving as a lead independent director at another public company), as well as his institutional knowledge of the company and its governance practices. The independent directors believe Mr. McCoy’s experience continues to enable him to provide a valuable historical perspective on the company’s business and risk management and enhances his ability to both work collaboratively with, and challenge members of senior management, when appropriate. Further, the board has determined that Mr. McCoy continues to have the interest and ability to meet the time requirements of the position. The board is confident that Mr. McCoy, as lead independent director, will continue to work in close partnership with Mr. Adkerson, as chairman of the board, and Ms. Quirk, as CEO, to ensure strong and independent oversight of ongoing board matters and effective collaboration among the directors.

2025 Proxy Statement	21

Board Committees

The board has four standing committees: audit, compensation, governance and corporate responsibility, each of which is composed entirely of independent directors and regularly reports to the full board. The governance committee annually reviews and makes formal recommendations to the board regarding the size and membership of each committee of the board, including the identification of individuals qualified to serve as members of each committee and chair of each committee. Each committee operates under a written charter adopted by the board. See our website at fcx.com under “About Us – Corporate Governance – Board Committees and Charters” for more information.

Chair John J. Stephens

Audit Committee

All committee members are audit committee financial experts

Primary Responsibilities

Assists the board in its oversight responsibilities relating to:

▪  the effectiveness of the company’s internal control over financial reporting

▪  the integrity of the company’s financial statements

▪  the company’s compliance with legal and regulatory requirements

▪  the qualifications and independence of the company’s independent registered public accounting firm

▪  the performance of the company’s independent registered public accounting firm and internal audit firm

▪  the adequacy and effectiveness of the company’s information technology security processes and procedures, the assessment of risks and threats to the company’s information technology systems, the internal controls regarding information technology security and cybersecurity, and the steps management has taken to monitor and mitigate information technology security and cybersecurity risks

See “Board Composition,” “Board Oversight” and “Audit Committee Matters – Audit Committee Report” for additional information.

Other Members Marcela E. Donadio Sara Grootwassink Lewis
Independent: 100% Meetings in 2024: 5 2024 Meeting Attendance: 100%

Chair Frances Fragos Townsend

Corporate Responsibility Committee

Primary Responsibilities

Assists the board in fulfilling its oversight responsibilities with respect to the company’s key environmental and social policies and implementation programs and related risks, opportunities and other related matters affecting the company’s business.

The company’s environmental and social programs and focus areas, many of which interrelate, include, among other things:

▪  health and safety

▪  responsible production frameworks

▪  tailings management and stewardship

▪  climate

▪  water stewardship

▪  biodiversity, nature and land management

▪  waste management

▪  human rights

▪  stakeholder relations, social performance and Indigenous Peoples

▪  responsible sourcing

▪  political activity and spending practices

See “Sustainability – Board Oversight” for additional information.

Other Members Robert W. Dudley Lydia H. Kennard Ryan M. Lance
Independent: 100% Meetings in 2024: 4 2024 Meeting Attendance: 93%

22	Freeport

Chair David P. Abney

Compensation Committee

Primary Responsibilities

Assists the board in fulfilling its oversight responsibilities by:

▪  discharging the board’s responsibilities relating to compensation of the company’s executive officers

▪  overseeing the form and amount of director compensation

▪  administering the company’s cash-based and equity-based incentive compensation plans

▪  overseeing the company’s human capital management policies, programs, practices and strategies, including those relating to, among other things, workforce recruitment, retention and development

See “Board Composition,” “Board Oversight” and “Executive Officer Compensation – Compensation Committee Report” for more information.

In accordance with its processes and procedures for the consideration and determination of executive and director compensation, the compensation committee has the sole authority to set compensation for our executive officers, including annual compensation amounts and AIP and LTIP criteria, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plan. The compensation committee also reviews, approves and recommends to the board any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers and oversees our assessment of whether our compensation practices are likely to expose the company to material risks. The compensation committee also has responsibility for establishing, maintaining and administering policies for the recovery or clawback of erroneously paid compensation. In addition, the compensation committee annually recommends to the board the slate of officers for the company, periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions.

The compensation committee engages an independent compensation consultant from time-to-time to advise it on matters related to executive and director compensation. Please refer to the sections titled “Director Compensation” and “Executive Officer Compensation – Compensation Discussion and Analysis” for more information related to the independent compensation consultant. In addition, the board has its own independent legal counsel, with whom the compensation committee consults on an as needed basis.

Other Members Hugh Grant Dustan E. McCoy
Independent: 100% Meetings in 2024: 5 2024 Meeting Attendance: 93%

Chair Lydia H. Kennard

Governance Committee

Primary Responsibilities

Assists the board in fulfilling its oversight responsibilities by:

▪  identifying and formally considering and recommending to the board candidates to be nominated for election or re-election to the board at each annual meeting of stockholders or as necessary to fill vacancies and newly created directorships

▪  monitoring the size and composition of the board and its committees and making formal recommendations to the board on membership of the committees and committee structure

▪  maintaining the corporate governance guidelines and overseeing the company’s corporate governance practices, policies and procedures, including identifying best practices and reviewing and recommending to the board for approval any changes to the practices, policies and procedures in the company’s corporate governance framework

▪  reviewing and, as necessary, making recommendations to the board with respect to stockholder proposals

▪  evaluating the effectiveness of the board, its committees and management

See “Board Composition” and “Board Oversight” for more information.

Other Members Marcela E. Donadio Robert W. Dudley Ryan M. Lance
Independent: 100% Meetings in 2024: 2 2024 Meeting Attendance: 100%

2025 Proxy Statement	23

Board Composition

Board Composition and Refreshment

Average Age 67.2 yrs	Average Tenure 7.4 yrs	17%	of director nominees are racially/ethnically diverse
		42%	of director nominees are women
		50%	of committees are chaired by women

Our governance committee, which oversees succession planning for the board and key leadership roles on the board and its committees, regularly reviews the composition and size of our board and assesses the qualifications, skills and experience of our directors with a view towards enhancing the composition of our board, as needed, to support the company’s strategy. Our board currently consists of 12 members, 10 of whom the board has affirmatively determined are independent. Each of our current directors has been nominated to stand for election at our 2025 annual meeting. Since 2019, we have added eight new directors to the board, seven of whom are independent, resulting in a board with expansive experience, a deep understanding of the challenges and opportunities associated with our global business and a focus on value and sustainability for the benefit of all stakeholders.

Board and Committee Independence; Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the governance committee, our board annually determines the independence of each of our directors in connection with the nomination process. Further, in connection with the appointment of any new director to the board during the year, our board makes the same determination. In making its recommendation to the board, the governance committee, with assistance from the company’s legal counsel, evaluates responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between such director, the company, management, the independent registered public accounting firm and the internal audit firm. In its review of director independence, the governance committee considers the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships any director may have with the company, management, the independent registered public accounting firm and the internal audit firm.

Our board has affirmatively determined that each of our current directors (other than Mr. Adkerson and Ms. Quirk) has no material relationship (direct or indirect) with the company that would impair such director’s independence and is independent in accordance with the New York Stock Exchange (NYSE) listing standards and our director independence standards, which meet, and in some instances exceed, the independence requirements of the NYSE. The board also has determined that each of the members of the audit and compensation committees satisfies the heightened independence and qualification requirements applicable to members of the audit and compensation committees as set forth in the applicable NYSE listing standards and SEC rules. In addition, the board has determined that each of Mr. Stephens and Mses. Donadio and Lewis qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

24	Freeport

Director Recruitment and Nomination Process

Our governance committee oversees the director recruitment and nomination process. The governance committee identifies, and formally considers and recommends to the board, candidates to be nominated for election to the board at each annual meeting of stockholders or as necessary to fill vacancies and newly created directorships through the process described below.

2025 Proxy Statement	25

Stockholder Recommendations and Nominations

The governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004. Supporting information must include (1) the name and address of the candidate and the proposing stockholder; (2) a comprehensive biography of the candidate, including any self-identifying diversity characteristics, and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines; (3) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder; and (4) a letter from the candidate stating his or her willingness to serve, if elected as a director.

In addition, our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders and, under certain circumstances, to include their nominees in our proxy statement. For a description of the process for nominating directors in accordance with our by-laws and under the applicable rules and regulations of the SEC, see “2026 Stockholder Proposals and Director Nominations.”

Board Oversight

Board’s Role in Oversight of Strategy and Risk Management

While our management is responsible for the day-to-day management of risk, our board and its committees are actively engaged in overseeing our strategy and take an active role in risk oversight.

▪

The board oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

▪	The board as a whole is responsible for risk oversight at the company, with reviews of certain areas being conducted by the relevant board committees that regularly report to the full board.

▪

In its risk oversight role, the board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company, including financial, international, operational, social and environmental risks.

The board believes that full and open communication between senior management and the directors is essential to effective risk oversight. Our lead independent director regularly meets with our chairman and our CEO to discuss a variety of matters, including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies.

26	Freeport

The chart below provides an overview of the allocation of risk management responsibilities among the board and its committees.

Board of Directors Responsible for risk oversight at the company

Board Committees Assist the board in fulfilling its oversight responsibilities with respect to certain areas of risk, with each committee regularly reporting on these matters to the full board.

Audit Committee

▪  Reviews and discusses with management, our internal audit firm, and our independent registered public accounting firm, the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies through its enterprise risk management program.

▪  Oversees the effectiveness of the company’s internal control over financial reporting, and the company’s compliance with legal and regulatory requirements.

▪  Meets periodically with the independent registered public accounting firm and internal audit firm in executive sessions.

▪  Discusses with the independent registered public accounting firm and internal audit firm the results of their processes to assess risk in the context of their respective audit engagements.

▪  Reviews and discusses at least annually with management the adequacy and effectiveness of the company’s information technology processes and procedures and the internal controls regarding information technology security and cybersecurity. See “Management and Board Oversight of Cybersecurity” for more information.

Compensation Committee

▪  Oversees the company’s assessment of whether any risks arising from its compensation policies and practices are reasonably likely to have a material adverse effect on the company.

▪  Oversees, in consultation with management, the company’s compliance with applicable law, SEC rules and regulations and NYSE listing standards governing executive and director compensation.

▪  Oversees management of risks associated with the company’s human capital management policies, programs, practices and strategies, including those relating to, among other things, workforce recruitment, retention and development.

Governance Committee ▪ Oversees management of risks associated with the company’s board leadership structure and corporate governance matters.
Corporate Responsibility Committee ▪ Oversees management of risks associated with the company’s key environmental and social policies and implementation programs.

Enterprise Risk Management (ERM)

Our ERM program provides the board with information about the company’s enterprise risk profile and allows the board to assess and monitor the risks over the short, medium and long term, both within and outside our operational boundaries. Enterprise level risks are identified and assessed through our ERM program, designed to provide cross-functional executive insight across the business to identify and monitor risks, opportunities and emerging trends that can impact our strategic business objectives.

Our ERM management committee is comprised of senior leaders with responsibility across operations and core business functions, and with a breadth of knowledge, influence and experience covering the risks the company faces. An annual report on our enterprise risks, including cybersecurity risks, is presented to the audit committee and/or the full board.

The ERM management committee is responsible for providing input and oversight on our ERM program, which seeks to link our global operations and business functions to (1) identify enterprise risks and opportunities, (2) analyze and prioritize risks, (3) review risk control environments and determine additional management actions where warranted, and (4) monitor and report progress. Management and the company’s internal audit firm coordinate to align assurance activities with priority enterprise risk topics.

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Management and Board Oversight of Cybersecurity

We maintain a cyber risk management program designed to assess, identify, manage, mitigate and respond to cybersecurity threats and incidents. We seek to address material risks from cybersecurity threats through a cross-functional approach, and we utilize various processes to inform our identification, assessment and management of material risks from cybersecurity threats. Our cyber risk management program is integrated into our overall ERM program. Our cybersecurity risk management and strategy processes are led by our chief information officer and our chief information security officer. While our management is responsible for the day-to-day management of cybersecurity risks, our board and its audit committee have ongoing oversight roles. The audit committee reviews and discusses with management at least annually the adequacy and effectiveness of our information technology security processes and procedures, the assessment of risks and threats to our information technology systems, the internal controls regarding information technology security and cybersecurity, and the steps management has taken to monitor and mitigate information technology security and cybersecurity risks. The audit committee also periodically receives reports on notable cybersecurity incidents and briefs the full board on these matters.

We have experienced targeted and non-targeted cybersecurity incidents in the past. However, these prior incidents have not materially affected us. Additional information regarding our cybersecurity risk management, strategy and governance is available in our 2024 Form 10-K.

Succession Planning for Senior Executives

The board is focused on ensuring that the company has long-term and emergency succession plans in place for the CEO and other key senior executive positions. The independent directors of the board are responsible for overseeing the company’s succession planning process for our CEO and other key senior executives, and annually review the company’s succession plans for all key senior executives with input from the CEO.

Long-Term Succession Plan

▪	The long-term succession plan is intended to develop a pipeline of qualified talent for key roles.

▪

The planning process includes a discussion of internal candidates, assessment of relevant skills and planning for professional development where necessary. Multiple internal candidates may be identified for an individual role and provided with relevant growth opportunities. The board gains insight through direct exposure to internal candidates from their presentations to the board, work with individual directors or board committees, and participation in board activities.

▪	The company’s short- and long-term business strategy will be considered when evaluating internal candidates for potential succession opportunities and their skills.

Emergency Succession Plan

▪

In the event of an unexpected executive departure, the emergency succession plan allows for smooth transfer of responsibilities to an individual who may or may not be permanently appointed to the new role.

▪	In the event of a senior executive’s departure, both internal and external candidates may be considered for permanent appointment to such role.

In 2024, all of the independent directors of the board met multiple times in executive session to review the company’s long-term and emergency succession plans for the CEO and other key senior executives, including to discuss the CEO transition that occurred in June 2024. See “Board Structure” for additional information.

Board Governance, Principles and Policies

Governance Framework

We are committed to effective corporate governance that is informed by, and promotes the long-term interests of, our stockholders, and that strengthens board and management accountability, and engenders public trust in our company. Our corporate governance guidelines, along with the charters of our principal board committees, provide the framework for the governance of our company and reflect the board’s commitment to monitor the effectiveness of governance-related policy and decision making at both the board and management levels.

We are committed to the highest level of ethical and legal conduct in all of our business operations. Our principles of business conduct highlight the core values on which our company has built its reputation – safety, respect, integrity, excellence and commitment. Our principles of business conduct provide guidance for the application of these values to our business and define the expected behavior of all of our employees and our board. Amendments to, or waivers of, our principles of business conduct granted to any of our directors or executive officers will be published promptly on our website.

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Beyond the Boardroom

Our board is actively engaged in overseeing our strategy and takes an active role in risk oversight. During 2024, we held six board meetings and 16 committee meetings to discuss, deliberate and make decisions on key strategic matters. In addition to regular board and committee meetings, we provide channels for directors to engage in comprehensive onboarding and continued education in areas relevant to our business and our industry as well as best board practices, to regularly interact with our management outside the boardroom, and to connect directly with our stockholders to strengthen their understanding and oversight of our business, strategy, and key priorities. The governance committee monitors and evaluates the orientation and training needs of directors and makes recommendations to the board where appropriate.

Director Orientation	Access to Management	Stockholder Engagement

Following appointment to the board, a new director orientation session with key members of our senior leadership team is promptly scheduled to facilitate a seamless onboarding experience and help educate new directors about the company and our priorities. These orientation sessions are highly interactive and immersive.

All directors have access to management both during and outside of regularly scheduled board and committee meetings. Our board committees receive regular updates from management on key areas under their purview with a focus on key risks, opportunities, focus areas and objectives.

Our board values the input of our stockholders. Our board receives periodic updates on stockholder engagement led by management. From time-to-time, directors participate in direct engagement with our stockholders to discuss specific matters of mutual importance. In 2024, the chair of our governance committee, who also serves as a member of our corporate responsibility committee, participated in select engagements.

Periodic Briefings from our CEO	Continuing Education	Site Visits and Board Retreats

Our CEO provides our board with periodic updates on major business developments, milestones, important internal initiatives and communications the company has had with stockholders and other stakeholders as events arise in the ordinary course of business. These periodic briefings are intended to keep the board informed between regularly scheduled meetings on matters that are significant to our company and industry.

To help the board stay current on emerging topics, the company maintains a subscription for board members to the National Association of Corporate Directors (NACD), a recognized authority focused on advancing board leadership and establishing leading boardroom practices. Through NACD, directors have access to webinars and virtual education opportunities, NACD publications and complimentary registration to the annual NACD Virtual Summit. Our directors may also attend, at the company’s expense, other director continuing education programs.

Site visits allow directors to obtain first-hand insight into how our strategy, operations and culture are functioning on the ground. Periodically, directors will be invited or may request to visit certain of the company’s significant operating sites to learn more about FCX’s strategy, operations and culture. The board also periodically holds a board retreat focused on the company’s long-term strategy and key business objectives. The board most recently held a board retreat in 2024.

Annual Board and Committee Evaluations

Our board and each of its committees conduct an annual self-evaluation to review if they are performing effectively and in the best interests of the company and our stockholders. The governance committee oversees this annual performance evaluation process and establishes procedures to assist it in exercising this oversight function. The governance committee discusses with the full board the results of these annual performance evaluations, including any recommended changes to policies or procedures of the board or any of its committees. The governance committee periodically reviews the evaluation process and revises it as appropriate.

In 2024, the lead independent director and the chair of the governance committee conducted one-on-one discussions with individual directors and the results were aggregated and discussed with the full board in executive session. Changes implemented in response to

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the directors’ feedback included implementation of a board retreat to discuss strategy and other business matters of importance, changes to committee composition, enhancements to meeting materials and meeting procedures, enhanced review of key senior leadership roles below the executive level, and enhanced interactions with management and advisors. Directors also provide ongoing, real-time feedback outside of the evaluation process, including through executive sessions and open lines of communications between our board and management.

2024 Key Evaluation Topics

▪  Board and committee composition and leadership structure

▪  Oversight of strategy and risk management

▪  Meeting materials and procedures

▪  Interactions with management and advisors

▪  Succession planning

▪  Site visits

Limitation on Board and Committee Service and Director Commitment Policy

It is the expectation of the board that every director devotes the significant time and attention necessary to fulfill their duties as a director, including regularly preparing for, attending and actively participating in meetings of the board and its committees. Our corporate governance guidelines establish the following limits on our directors serving on public company boards and audit committees:

Director Category	Limit on Public Company Board and Committee Service, Including FCX

All directors	4 boards

Directors who serve on our audit committee	3 audit committees

The governance committee may approve exceptions to these limitations under certain circumstances and with consideration given to public company board leadership roles and outside commitments. The governance committee and the full board will take into account the nature of and time involved in a director’s service on other boards and whether any existing or anticipated outside commitments interfere with a director’s performance when evaluating the suitability of individual directors and director nominees or candidates. Service on boards or committees of other organizations should be consistent with the company’s conflict of interest standards. Additionally, directors are expected to advise the chairman of the board, the lead independent director (if applicable) and/or the chair of the governance committee prior to accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any other public company of which such director is a member. The governance committee annually conducts a review of director commitment levels and has affirmed that all directors are currently compliant with the director commitment policy under our corporate governance guidelines.

2024 Board and Committee Meeting Attendance

During 2024, we held six board meetings and 16 committee meetings. All directors attended 100% of our board meetings and committee meetings on which he or she served, except for two directors, who attended 92% of the aggregate of the total number of the board and committee meetings on which such director served. Directors are invited, but not required, to attend annual meetings of our stockholders. Messrs. Adkerson and Lance and Mses. Kennard, Lewis, Quirk and Townsend attended our 2024 annual meeting of stockholders, which was held virtually.

Certain Transactions

Our corporate governance guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC must be reviewed and approved, or ratified, by the audit committee or the disinterested members of the board. Any such related party transactions will only be approved or ratified if the audit committee or the disinterested members of the board determine that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. Catherine Clancy, daughter-in-law of Stephen Higgins, our executive vice president and chief administrative officer, is employed as a supply chain process leader in our

30	Freeport

global supply chain group. In connection with Ms. Clancy’s role, her compensation package, including salary, bonus and all other compensation, approximated $148,000 from January 1, 2024, through April 14, 2025 (the record date). Additionally, Ms. Clancy participates in the company’s general welfare plans. No additional related party transactions reportable under Item 404 of Regulation S-K have taken place since January 1, 2024.

Communications with the Board

The board believes that senior management speaks for the company. Individual board members may, from time-to-time, meet or otherwise communicate with the company’s stockholders at the request of the board or senior management in compliance with applicable policies. Stockholders or other interested parties may communicate directly with one or more members of the board, including the lead independent director, or the independent directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Inc., Attn: Board of Directors (or the name of the individual director or directors), 333 North Central Avenue, Phoenix, Arizona 85004. The communication will be forwarded to the lead independent director of the board or the appropriate director or directors for response.

Availability of Corporate Governance Documents

Audit Committee Charter	Compensation Committee Charter	Governance Committee Charter	Corporate Responsibility Committee Charter

Director Independence Standards	Corporate Governance Guidelines	Principles of Business Conduct

Stockholders may view our audit, compensation, governance and corporate responsibility committee charters on our website at fcx.com under “About Us – Corporate Governance – Board Committees and Charters.” Stockholders may view our corporate governance guidelines (including our director independence standards set forth in Appendix A to our corporate governance guidelines) and principles of business conduct on our website at fcx.com under “About Us – Corporate Governance – Governance Documents.” These documents are also available in print upon request.

Director Compensation

Director Compensation Philosophy

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, the board is guided by the following principles:

Compensation should fairly pay directors for work required by a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of work and responsibilities.

A significant portion of the total compensation should be paid in common stock to align directors’ interests with the long-term interests of our stockholders.

Compensation should be in line with market practice to facilitate the attraction and retention of talented directors.	The structure of the compensation program should be simple and transparent.

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Process of Setting Director Compensation

The compensation committee has oversight of director compensation, including the authority to grant equity-based awards. The compensation committee conducts an annual review and assessment of all compensation, cash and equity-based, paid to our non-management directors under our director compensation program in light of the principles set forth under “Director Compensation Philosophy” above. In addition, the compensation committee seeks advice from the board’s independent compensation consultant at least every other year, or more often as needed, in connection with evaluating our director compensation program relative to relevant market data and formulating its recommendations to the full board.

In December 2024, FW Cook, the committee’s independent compensation consultant, provided the compensation committee with a market review of non-management director remuneration practices and evaluated the company’s program in light of the review. FW Cook compared our practices to two reference groups: the S&P 250 companies and to a reference group of 25 companies of comparable size to us in industries related to or adjacent to mining (which are the same reference groups used for the executive compensation market assessment and described on page 49). Following the competitive review, the compensation committee and the board agreed to the following changes, which are intended to maintain the program’s competitiveness: (1) a $5,000 increase in the annual equity retainer (from $185,000 to $190,000), and (2) a $5,000 increase to the annual cash retainer paid to each non-management director (from $130,000 to $135,000). These changes were effective beginning January 1, 2025.

In addition to the compensation committee’s oversight, our stockholders have placed a limit on the cash and equity compensation that may be paid to a non-management director each year. Under the terms of the 2016 Stock Incentive Plan, a limit of $750,000 per calendar year applies to the sum of all cash, equity-based awards (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), and other compensation granted to each non-management director for services as a member of the board, although the maximum number of shares subject to equity-based awards that may be granted during a single fiscal year may not exceed $500,000 of such annual limit. Subject to stockholder approval, under the terms of the 2025 Stock Incentive Plan, the limit of $750,000 per calendar year still will apply to the sum of all cash, equity-based awards (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), and other compensation granted to each non-management director for services as a member of the board but without a sublimit on equity grants; provided, further, this limit will increase to $1,000,000 for a non-management director serving as lead independent director or non-executive chair of the board. See “Proposal No. 3: Approval of the 2025 Stock Incentive Plan” for additional information.

Mr. Adkerson and Ms. Quirk do not receive any compensation for serving on our board, including in Mr. Adkerson’s capacity as chairman. The compensation Mr. Adkerson and Ms. Quirk receive for their service as executive officers is reflected in the “Executive Officer Compensation – Executive Compensation Tables – Summary Compensation Table.”

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Cash Compensation

The chart below details the cash components of the compensation program for our non-management directors during 2024 and 2025:

	2024 Annual Retainer	2025 Annual Retainer

Board Member	$130,000	$135,000

Additional Leadership Retainers:

Lead Independent Director	50,000	50,000

Chair of Audit Committee	30,000	30,000

Chair of Compensation Committee	25,000	25,000

Chair of Governance Committee	25,000	25,000

Chair of Corporate Responsibility Committee	25,000	25,000

In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred in attending each board and committee meeting.

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors may also elect to defer all or a portion of their annual fee, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time-to-time by JPMorgan Chase (compounded quarterly) and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation Table” for more information.

Equity-Based Compensation

Under the equity-based component of our program in place during 2024, our non-management directors received annual equity awards payable solely in restricted stock units (RSUs), with the number of RSUs granted determined by dividing $185,000 by the closing sale price of our common stock on June 1st, the grant date, or the previous trading day if no sales occur on that date, and rounding down to the nearest hundred shares. The RSUs vest on the first anniversary of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock. The dividend equivalents are only paid upon vesting of the RSUs. On June 1, 2024, each non-management director serving on that date was granted 3,500 RSUs. As discussed above, the annual equity retainer has been increased from $185,000 to $190,000 beginning in 2025.

Frozen and Terminated Retirement Plan

We previously adopted a retirement plan for non-management directors pursuant to which directors who had reached age 65 would be entitled to receive a retirement benefit based on the annual director fees. In April 2008, we froze the benefit under this plan for our then existing directors and terminated the plan for any future directors. Under the plan, as revised, an eligible current director is entitled to an annual benefit up to a maximum of $40,000, depending on the number of years the retiree served as a non-management director for us or our predecessors. As of December 31, 2024, of our current directors, only Mr. McCoy is eligible to participate in the retirement plan and will receive an annual benefit of $40,000 upon retirement from the board, which will be payable until his death.

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Director Compensation Table

The table below summarizes the total compensation paid to or earned by our non-management directors during 2024.

Director Compensation

Name of Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total

David P. Abney	$155,000	$184,555	n/a	$ —	$339,555

Marcela E. Donadio	130,000	184,555	n/a	—	314,555

Robert W. Dudley	130,000	184,555	n/a	—	314,555

Hugh Grant	130,000	184,555	n/a	—	314,555

Lydia H. Kennard	155,000	184,555	n/a	—	339,555

Ryan M. Lance	130,000	184,555	n/a	—	314,555

Sara Grootwassink Lewis	130,000	184,555	n/a	—	314,555

Dustan E. McCoy	180,000	184,555	—	16,831	381,386

John J. Stephens	160,000	184,555	n/a	—	344,555

Frances Fragos Townsend	155,000	184,555	n/a	—	339,555

(1)

Pursuant to previous elections, during 2024 each of Messrs. Grant and Stephens received an equivalent number of shares of our common stock in lieu of all or a portion of the director’s annual fee. The amounts reflected in this column include the fees used to purchase shares of our common stock.

(2)

On June 1, 2024, each non-management director was granted 3,500 RSUs. Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant, or the previous trading day if no sales occur on that date, at the closing sale price per share of our common stock.

(3)

The following table sets forth the total number of outstanding RSUs (including vested but deferred RSUs for Messrs. Grant, McCoy and Stephens and Mses. Donadio, Lewis and Townsend) held by each non-management director as of December 31, 2024:

Name of Director	RSUs

David P. Abney	3,500

Marcela E. Donadio	13,000

Robert W. Dudley	3,500

Hugh Grant	13,000

Lydia H. Kennard	3,500

Ryan M. Lance	3,500

Sara Grootwassink Lewis	8,000

Dustan E. McCoy	80,600

John J. Stephens	13,000

Frances Fragos Townsend	17,400

(4)

Represents a decrease in the actuarial present value of Mr. McCoy’s accumulated benefit under the revised retirement plan (a reduction of $24,972) as calculated in accordance with Item 402 of Regulation S-K. As noted above, the director retirement plan was terminated in 2008 for any future directors.

(5)

For Mr. McCoy, includes (a) $15,630 of interest credited on dividend equivalents on deferred RSUs during 2024 (beginning with RSU grants in 2015, interest credits on dividend equivalents are no longer provided) and (b) $1,201 representing the dollar value of life insurance premiums and the related tax reimbursement paid by the company pursuant to an arrangement assumed in 2007 in connection with our acquisition of Phelps Dodge.

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Executive Officer Compensation

Proposal No. 2: Advisory Vote on the Compensation of Our Named
Executive Officers

The board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

In accordance with Section 14A of the Exchange Act of 1934, as amended (the Exchange Act), our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement. As further described below, our executive compensation program is significantly performance-based, linking executive pay, company performance and results for stockholders, and is also balanced between short- and long-term incentives, which provide variable, at-risk compensation.

This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the company, the board, or the compensation committee of the board. Nonetheless, the board takes this vote and the opinions of our stockholders seriously and the compensation committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers.

At our 2024 annual meeting of stockholders, our stockholders expressed support for our executive compensation program, with approximately 95% voting in support of our say-on-pay proposal. We are again asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

~95% Stockholder vote in support of our 2024 say-on-pay proposal

RESOLVED, That the stockholders of Freeport-McMoRan Inc. approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the company’s proxy statement for our 2025 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures provided in such proxy statement.

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, particularly “Compensation Discussion and Analysis,” which contains detailed information about our executive compensation program.

We currently hold our say-on-pay advisory vote annually. Accordingly, we expect the next say-on-pay vote will occur at our 2026 annual meeting of stockholders.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

The approval of executive compensation is an advisory vote; however, our board and the compensation committee will consider the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon as constituting approval of this proposal. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information about voting procedures.

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Executive Officer Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chairman of the board, our president and CEO, our chief financial officer (CFO), and our two other executive officers during 2024 (collectively referred to as our NEOs).

All references in the CD&A to the “committee” refer to the compensation committee. For definitions of certain other terms used throughout the CD&A, see the “Glossary of CD&A Terms” on page 51.

For 2024, our NEOs were:

Richard C. Adkerson Chairman of the Board	Kathleen L. Quirk President and Chief Executive Officer	Maree E. Robertson Executive Vice President and Chief Financial Officer	Stephen T. Higgins Executive Vice President and Chief Administrative Officer	Douglas N. Currault II Executive Vice President and General Counsel

2024 CEO Transition

Effective June 11, 2024, Ms. Quirk, our president, succeeded Mr. Adkerson as CEO. This transition was the result of a multi-year succession planning process led by our board that was designed to identify and select a leader with a comprehensive understanding of our business, industry and strategic priorities, and the requisite skills and experience to continue to advance our strategy of being “Foremost in Copper.” As CEO, Ms. Quirk leads our global business and is responsible for the executive management of our company. Her extensive experience and proven track record in the FCX organization has contributed to her effective leadership as CEO. Mr. Adkerson continues to serve as chairman of the board and as an executive officer of FCX. In his role as an executive, Mr. Adkerson remains a member of our leadership team, partnering with our CEO in advancing our strategic priorities. Mr. Adkerson’s role leverages his broad industry experience and the valuable relationships cultivated with global external stakeholders throughout his career.

See “2024 Executive Officer Target Compensation Structure” below for information regarding the changes to each officer’s target compensation related to this transition.

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Executive Summary

2024 Performance Highlights

Solid Operating Performance

▪	Safety performance better than target and best since 2015 under industry-established TRIR

▪	Consolidated copper sales volumes met, and unit net cash costs slightly exceeded, January 2024 guidance

▪	Outstanding underground mining performance in Indonesia; fourth consecutive year with production growth; unit net cash credits of $0.28 for 2024*

▪	~50% year-over-year increase in copper production from lower-cost, high-value leach innovation initiatives in Americas

▪	Completed new multi-year collective labor agreements with unions at Cerro Verde and Grasberg

Progressed Development and Organic Growth Options

▪	Targeting further production increases from leach innovation initiatives in Americas

▪	Established 300 million pound target annual run rate (~40% increase compared to 2024 contribution) by year-end 2025 with potential to scale further in future years

▪	Commenced early work activities at Bagdad to derisk project and improve optionality; converting haul truck fleet to fully autonomous

▪	Advancing work at El Abra and Safford/Lone Star to enhance optionality for copper growth

▪	Introduced new initiative to maximize technology and innovation to transform U.S. cost structure

▪	Advanced Kucing Liar development in Grasberg minerals district

▪	Produced first gold from new precious metals refinery in Indonesia

Financial Performance

▪	Operating cash flows of $7.2 billion exceeded capital expenditures of $3.6 billion, excluding PTFI’s new downstream processing facilities

▪	Maintained strong balance sheet; net debt of approximately $1.1 billion, excluding debt associated with PTFI’s new downstream processing facilities*

▪	Investment grade rated by S&P, Moody’s and Fitch

▪	Stockholder returns in line with established financial policy

▪	Increased ownership in Cerro Verde by ~1.5% with $210 million investment

▪	Share price performance slightly exceeded peer group average

*	See non-GAAP disclosure in Cautionary Statement.

2024 Executive Officer Target Compensation Structure

Ms. Quirk and Mr. Adkerson: In February 2024, the committee approved changes to the target direct compensation of each of Ms. Quirk and Mr. Adkerson based on an evaluation of each officer’s roles and responsibilities, contributions to the continued success and growth of our business, and market data presented by its compensation consultant. The following changes to their target compensation became effective on June 11, 2024 in connection with the CEO transition:

▪

Upon becoming CEO, Ms. Quirk’s annual base salary was increased to $1.4 million and her 2024 target award under our LTIP was increased by $1.825 million, resulting in Ms. Quirk receiving additional incremental promotion equity awards on June 11, 2024. These incremental equity awards were intended to position Ms. Quirk’s compensation competitively with market references for CEO compensation and were allocated as follows: (1) 75% performance share units (PSUs) measured against the same metrics and 3-year performance period used in our LTIP awards granted in February 2024, and (2) 25% restricted stock units (RSUs). In addition, her 2024 target award under our AIP remained 150% of base salary, and was applied to her new base salary from the transition date through the remainder of the year. In February 2025, the committee increased Ms. Quirk’s total target direct compensation by 4.5% to $15.15 million (from $14.5 million), with the increase made through a $0.65 million increase to her 2025 LTIP target. The following table sets forth Ms. Quirk’s new 2024 target compensation as president and CEO on an annual basis and on an actual or blended basis for 2024 showing the impact of the mid-year implementation of the changes:

		Annual Base Salary	Target Annual Incentive	Target LTIP Grant Date Value	Allocation of Target LTIP		Total Target Direct Compensation	% Change of Annual Targets from 2023
Executive					PSUs	RSUs

Ms. Quirk	2024 Annual Targets	$1,400,000	$2,100,000	$11,000,000	75%	25%	$14,500,000	40.8%

	2024 Blended Targets(1)	1,236,583	1,854,344	9,550,410	(2)	(2)	12,641,337

	2023 Annual Targets	1,030,000	1,545,000	7,725,000	65%	35%	10,300,000

(1)	The blended targets reflect the mid-year changes to Ms. Quirk’s target compensation, with the individual targets prorated for the portion of the year they were applicable.

(2)	Ms. Quirk’s LTIP allocation applicable to her February 2024 LTIP awards prior to becoming CEO was 65% PSUs and 35% RSUs.

2025 Proxy Statement	37

▪

Upon stepping down as CEO and remaining chairman and an executive officer, Mr. Adkerson’s annual base salary was decreased to $1.2 million and his 2024 target award under the AIP was decreased from 175% to 100% of base salary with such target percentage applied to his new base salary from the transition date through the remainder of 2024. Given that our LTIP awards are granted in February, the committee did not make any changes to Mr. Adkerson’s 2024 LTIP target award in connection with the June 2024 transition. In February 2025, the committee decreased Mr. Adkerson’s 2025 LTIP target award by 31.5% to $8.6 million as compared to 2024 in recognition of his no longer serving as CEO, which resulted in an overall decrease in his total target direct compensation of 37% as compared to his target total direct compensation as CEO.

The following table sets forth Mr. Adkerson’s 2024 target compensation on an annual basis and on an actual or blended basis for 2024 showing the impact of the mid-year implementation of the changes:

		Annual Base Salary	Target Annual Incentive	Target LTIP Grant Date Value	Allocation of Target LTIP		Total Target Direct Compensation	% Change of Annual Targets from 2023
Executive					PSUs	RSUs

Mr. Adkerson	2024 Annual Targets	$1,200,000	$1,200,000	$12,550,000	75%	25%	$14,950,000	14.6%

	2024 Blended Targets(1)	1,465,000	2,063,115	12,550,000	75%	25%	16,078,115

	2023 Annual Targets	1,800,000	3,150,000	12,550,000	75%	25%	17,500,000

(1)	The blended targets reflect the mid-year changes to Mr. Adkerson’s target compensation, with the individual targets prorated for the portion of the year they were applicable.

Other NEOs: In February 2024, the committee also approved the following changes to the target direct compensation of each of our other NEOs based on an evaluation of each officer’s roles and responsibilities, contributions to the continued success and growth of our business, and market data presented by its compensation consultant:

▪

Ms. Robertson’s target direct compensation was increased by approximately 13%, comprised of a moderate salary increase, a target bonus increase to 150% of salary, and a target LTI increase to 350% of salary. In addition, the committee increased the weighting of Ms. Robertson’s performance-based equity from 50% to 60% of target.

▪

Each of Messrs. Higgins and Currault’s target direct compensation was increased by approximately 4%, comprised of a modest salary increase (which resulted in an increase to target AIP and LTI values, respectively).

	2024 Annual Base Salary	2024 Target Annual Incentive	2024 Target LTIP Grant Date Value	Allocation of Target LTIP		2024 Total Target Direct Compensation
Executive				PSUs	RSUs

Ms. Robertson	$665,000	$997,500	$2,327,500	60%	40%	$3,990,000

Mr. Higgins	560,000	840,000	1,820,000	50%	50%	3,220,000

Mr. Currault	510,000	765,000	1,657,500	50%	50%	2,932,500

2024 Target Compensation Focused on Performance

Our executive compensation program is significantly performance-based – linking executive pay, company performance and results for stockholders – and is balanced between short- and long-term incentives. The primary components of our executive compensation program, which we collectively refer to as our executives’ “direct compensation,” are (1) base salary, (2) annual incentive awards and (3) long-term incentive awards. As reflected in the chart below, annual and long-term incentive awards, which provide variable, at-risk compensation, comprised 90% of Ms. Quirk’s target direct compensation as of June 11, 2024, with 71% of her total target compensation being based on measurable performance objectives.

38	Freeport

2024 CEO Annualized Target Compensation Mix

2024 Outcomes Align with Performance

Consistent with the committee’s pay for performance philosophy, our performance was reflected in the resulting pay decisions made for our CEO and our other NEOs for 2024. As described in more detail later in this CD&A, compensation outcomes for 2024 included the following:

Base Salary	Adjustment to the base salaries of Mr. Adkerson and Ms. Quirk in light of the CEO transition during 2024, and moderate increases to the base salaries of each of our other NEOs.

AIP	2024 AIP payout was 116.5% of target based on strong financial and operational performance.

LTIP	2022-2024 PSUs paid out at 75% of target based on target ROI achievement and relative TSR positioning in the bottom three versus the performance peers.

2025 Proxy Statement	39

Compensation Governance and Best Practices

Our executive compensation program is designed and overseen by an independent compensation committee of our board. Structuring a compensation program is a complex process that includes weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding the views and perspectives of various stakeholders. In addition to seeking input from stockholders as noted below, the committee also seeks input from its independent compensation consultant and strives to incorporate compensation “best practices” into our program design.

We Are Committed To:	We Reject:

✓  Responding to Stockholder Feedback — we actively engage with our investors to understand our stockholders’ views and perspectives regarding our executive compensation program and incorporate feedback.

✓  Paying for Performance — a significant portion of target direct compensation for our executive officers (71% for our CEO in 2024) is at-risk and tied to company performance.

✓  Recouping Compensation in Certain Circumstances
(i.e., Clawback Policies) — we may recover incentive awards paid based on restated financial statements under certain circumstances under our clawback policies, including our new clawback policy adopted in accordance with new NYSE listing standards mandated by the Dodd-Frank Act. In addition, under our equity incentive plan, time-based and performance-based awards are subject to clawback under certain circumstances.

✓  Capping Payout Opportunities — both the AIP and the PSU awards contain a maximum payout opportunity.

✓  Assessing Compensation Risks — we regularly assess the risk-reward balance of our compensation programs to mitigate risks.

✓  Engaging with Independent Advisors — we engage the services of an independent compensation consultant.

✓  Conducting an Annual Say-on-Pay Vote — we conduct an annual say-on-pay vote to allow our stockholders to express their views on our executive compensation program every year.

✓  Requiring Stock Ownership — we require our executive officers and directors to maintain ownership of our securities through our stock ownership guidelines, with each of Mr. Adkerson and Ms. Quirk required to maintain ownership equal to at least 6x his or her base salary.

☓     Tax Gross-Ups — we do not provide any tax gross-ups to our executive officers.

☓     Single Trigger Vesting of Equity and Cash Payments — our company’s equity-based awards will only accelerate upon the recipient’s actual or constructive termination of employment within one year of a change in control; similarly, change in control cash payments will only be payable upon the recipient’s actual or constructive termination of employment within two or three years after a change in control, depending on the program.

☓     Hedging of Company Stock — we prohibit our executives and directors from entering into hedging arrangements with respect to our securities.

☓     Excessive Pledging of Company Stock — we limit the ability of our executives and directors to pledge our securities.

40	Freeport

Stockholder Engagement and Say-on-Pay

We have a long history of seeking stockholder feedback regarding our practices, including our executive compensation program, and highly value the insights we receive through this open dialogue. Throughout the year, we engage with our stockholders to discuss issues that are important to them, hear their perspectives and share our views. Directors may, from time-to-time, participate in engagements with stockholders.

During 2024, our corporate secretary and other members of management engaged with stockholders representing approximately 45% of our outstanding shares of common stock based on public filings as of year-end 2024. In these meetings, stockholders expressed overall satisfaction with our executive compensation program.

See “Stockholder Engagement” on page 9 for a full description of our comprehensive year-round engagement efforts.

~95% Stockholder vote in support of our 2024 say-on-pay proposal

Our stockholders also have the opportunity each year to cast an advisory say-on-pay vote on our NEOs’ compensation. At our 2024 annual meeting, our stockholders expressed support for our executive compensation program, with approximately 95% voting in support of our say-on-pay proposal.

Stockholder perspectives and the outcome of our annual say-on-pay vote will continue to inform our compensation decisions. Our stockholders have the opportunity to vote on our executive compensation at the annual meeting (see Proposal No. 2 on page 35 for more information).

Executive Compensation Philosophy

We pay for performance by linking a significant portion of our executive officers’ pay to our long-term and short-term performance.	Compensation is aligned with the interests of stockholders and our business strategy and key priorities.
Imprudent risk-taking is discouraged by avoiding undue emphasis on any one metric or short-term goal.	A competitive level of compensation is provided to retain key executive talent.

Our committee believes that a significant portion of the executive officers’ compensation should be performance-based and such compensation should correspond to the key measures driving future growth and used by our stockholders in assessing our company’s value.

Under our executive compensation program, the primary elements of the performance-based pay are: (1) AIP awards, which use three categories of pre-established performance metrics: (a) financial, (b) operational and (c) ESG, and (2) LTIP awards, which focus on the company’s achievements with respect to ROI, a key financial metric, as well as relative TSR.

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Principal Components of Executive Compensation in 2024

COMPENSATION COMPONENT	CHARACTERISTICS	2024 ACTIONS / RESULTS

Base Salary	▪ Fixed cash compensation ▪ Set at competitive levels and used to attract and retain talent	During 2024, the committee adjusted the base salaries of Mr. Adkerson and Ms. Quirk in light of Ms. Quirk’s assumption of the role of CEO mid-year, and made moderate increases to the base salaries of each of our other NEOs as discussed on page 43.

AIP

▪  Annual variable cash compensation based on pre-established performance metrics aligned with our strategic priorities for the year

▪  Formula-driven plan using the following metrics (weighted as indicated) to determine target and earned awards:

Based on level of achievement of the performance metrics, the AIP payout was 116.5% of target as discussed on page 44.
FINANCIAL ▪ Consolidated adjusted EBITDA
OPERATIONAL ▪ Copper sales ▪ Gold sales ▪ Consolidated unit net cash costs ▪ Manyar smelter concentrate feed
ESG ▪ Safety – TRIR ▪ Sustainability scorecard
▪ Annual cash awards capped at a multiple of base salary (target awards vary by NEO ranging from 100% to 175% of base salary; maximum for all - 175% of target)

LTIP

PSUs

▪  Payable in shares of stock after a three-year performance period, all of which are at-risk based on performance measured by a combination of ROI and TSR relative to our performance peers

▪  PSU payout range is 0% to 225% of target depending on achievement against the performance goals

▪  Represent the largest target component of our LTIP awards for our Chairman and CEO (each 75%) and CFO (60%), and half for our other NEOs (50%)

2022 - 2024 PSUs paid out at 75% of target, as discussed on page 46.
RSUs ▪ Vest ratably over a three-year period following date of grant and provide retentive elements and alignment with stockholder interests

42	Freeport

Base Salaries

How base salaries support our compensation philosophy and objectives:

✓  Helps us attract and retain the key executive talent needed to manage our business successfully.

✓  Represents the smallest portion of our executive officers’ target direct compensation, reflecting our goal to allocate a significant majority of compensation to the performance-based elements of the compensation package.

✓  Reflects the committee’s judgment with respect to each executive officer’s roles and responsibilities, performance and work experience as well as market data.

In connection with the CEO transition, the committee adjusted the annual base salaries of each of Mr. Adkerson and Ms. Quirk to reflect their new roles as set forth in the table below. See “2024 Executive Officer Target Compensation Structure” on page 37 for more information. During 2024, the committee also approved modest increases to the base salaries of our other NEOs in recognition of each individual’s roles and responsibilities and performance, and after considering market data presented by its compensation consultant.

	2023 Base Salary	2024 Base Salary	Change (%)

Mr. Adkerson	$1,800,000	$1,200,000	(33.3%)

Ms. Quirk	1,030,000	1,400,000	35.9%

Ms. Robertson	640,000	665,000	3.9%

Mr. Higgins	540,000	560,000	3.7%

Mr. Currault	490,000	510,000	4.1%

Annual Incentive Program

Our AIP provides annual incentive opportunities for our executive officers.

How the overall design of the AIP supports our compensation philosophy and objectives:

✓  Provides short-term, performance-based cash awards to our executive officers, each of whose performance has a significant impact on our operational success, financial stability, profitability and future growth.

✓  Measures pre-established financial and operational metrics reflecting our annual business goals and objectives, as well as objectively measured ESG metrics aligned with our commitment to safety and to sustainable and responsible copper mining for all stakeholders.

✓  Closely aligns management and stockholder interests by focusing management on operating efficiently and generating cash flows.

Sustainability
10%
Financial
30%
Safety
15%
2024
AIP
Operational
45%

GENERAL STRUCTURE OF THE AIP AND RESULTS FOR 2024

The goal setting process is structured so that our AIP provides significant motivation to achieve our targeted results in current market conditions as communicated to our stockholders and the market. In February 2024 the committee established:

▪

Performance metrics and relative weightings designed to focus our executives’ efforts on the critical elements of the company’s strategic priorities for 2024 – production, cost and capital discipline, generating cash flows and alignment with key environmental and social commitments;

▪	Target goals under each metric consistent with the company’s disclosed plan for 2024 and rigorous in the context of our strategic priorities and expectations for 2024; and

▪

Target annual incentive awards for each NEO, expressed as a percentage of annual base salary: 175% for Mr. Adkerson, decreasing to 100% as of the date of the leadership transition, and 150% for each of our other NEOs, with actual payouts ranging from 50% of target for threshold performance to 175% of target for maximum performance.

2025 Proxy Statement	43

Due to rapidly shifting business conditions routinely encountered in a commodity-based cyclical business, our financial and operating outlook is not directly tied to prior year actual results. Underscoring this reality, when setting annual target goals under each metric, the committee considers the company’s disclosed financial and operating outlook for the ensuing year in light of the anticipated business climate to ensure targets are rigorous in the context of our strategic priorities for the year. Mining is inherently a long-term business, and is also highly sensitive to shifts in commodity prices (in our case copper and gold) that underpin our projections and performance expectations in the near- and longer-terms. Depending on where we are in the mining cycle for each operation and on current market conditions, certain of the target goals may be lower or higher than prior years’ targets, such as our consolidated adjusted EBITDA target for 2024, which was based on our projections for 2024 as compared to 2023.

As reflected below, our performance during 2024 relative to the pre-established goals resulted an AIP payout for our executives of 116.5% of the 2024 target award.

Performance Category	Performance Metrics	Threshold	Target	Maximum	Weighting	Weighted Payout as a % of Target	Link to Strategic Goals

Financial 30%	Consolidated Adjusted EBITDA(1) ($ in billions)					42.2%	Generate cash flows

Operational 45%	Copper Sales (billion pounds)					20.0%	Generate cash flows
	Gold Sales (million ounces)					5.0%
	Consolidated Unit Net Cash Costs(1) ($/pound)					10.8%	Operate efficiently and control production costs
	Manyar Smelter Concentrate Feed(2) (000’s DMTs)					0.0%	Aligns with key operational goals

ESG 25%	Safety – TRIR					26.3%	Aligns with our highest priority–the safety of our people
	Sustainability Scorecard(3)					12.3%	Aligns with key sustainability commitments
		Formulaic Performance Result Total				116.5%

44	Freeport

(1)

See Annex A for information regarding the methodology we use to measure certain of the financial and operational performance metrics, including a reconciliation and other information regarding our calculation of consolidated adjusted EBITDA.

(2)

In October 2024, during start-up activities of the new smelter, a fire occurred requiring a temporary suspension of smelting operations to complete repairs. As a result, there was insignificant progress on this metric. PTFI expects repairs to be completed by mid-2025 and ramp-up to full capacity to be achieved by year-end 2025.

(3)

For the 2024 sustainability component of the AIP, the committee evaluated the company’s sustainability performance relative to a scorecard containing pre-established quantitative and qualitative goals and metrics linked to our key sustainability priorities for the year. References to PTFI in our sustainability scorecard refer to the Grasberg operations. Elements of our sustainability scorecard (scored from 0.0 to 5.0 based on the level of achievement as determined by the committee) included:

Performance Goals	2024 Target Performance Metrics	Weighting

Copper Mark and Molybdenum Mark	▪ Maintain Copper Mark and Molybdenum Mark at all awarded sites globally ▪ Complete Copper Mark recertification at Bagdad, Cerro Verde, Morenci and Sierrita	2%

Climate

▪  Demonstrate continued progress towards our 2030 GHG emissions reduction targets (Americas and PTFI Grasberg intensity targets and Primary Molybdenum sites and Atlantic Copper absolute targets)

▪  In connection with the Science Based Target initiative verification process for our 2030 GHG emissions reduction targets, work with Copper Mark and a multi-stakeholder group to complete Phase I (scoping and engagement) to develop an SBTi-aligned copper Sector Decarbonization Approach (SDA) for the copper industry

▪  Complete sulfur markets resilience study (necessary for our SX/EW (leached) copper production)

		2%

Tailings Management	▪ Complete Global Industry Standard on Tailings Management (Tailings Standard) conformance for 8 tailings storage facilities ▪ Complete updated consequence classification review for 10 tailings storage facilities designated below “Extreme” or “Very High” consequence classification	2%

Workforce	▪ Advance the multi-year strategy to strengthen our pipeline to attract and retain current and future workforce ▪ Complete upgrades at 40 facilities across 10 global sites to support safety and inclusion and diversity priorities ▪ Expand superintendent/manager and front-line leader participation in leadership development training in North America	2%

Human Rights	▪ Zero gross human rights violations at our operations by employees and contractors ▪ Complete Human Rights Impact Assessment (HRIA) at Cerro Verde ▪ Initiate HRIA at Manyar smelter ▪ Complete global roll-out of new online human rights training to corporate and site-level management	2%

Long-Term Incentive Program

How our LTIP awards support our compensation philosophy and objectives

✓  Variable component of target direct compensation intended to reward our executive officers for the company’s success in achieving sustained, long-term profitability.

✓  PSUs granted in 2024 are earned based on achievement of three-year average ROI goals and relative TSR compared to our performance peers over a three-year performance period. This design directly links our executives’ earnings to our performance and stockholders’ returns.

✓  RSUs strengthen focus on stockholder returns and encourage executive ownership of our stock while also serving as an important retention tool.

2025 Proxy Statement	45

GENERAL STRUCTURE OF THE LTIP FOR 2024

For 2024, our LTIP for the NEOs consisted of grants of PSUs and RSUs. Effective on June 11, 2024 in connection with the CEO transition, each of our NEO’s total target LTIP grant date value (as described on page 37) was allocated as follows:

PSUs granted in 2024 are payable in shares of common stock after a three-year performance period and are entirely at-risk based on performance measured against three-year average ROI goals set at the beginning of the performance period and a relative TSR modifier. The overall range of payout is between 0% to 225% of the target PSU award depending on achievement of the performance goals.

▪	Three-Year Average ROI Goals: For the 2024 PSUs, the committee established three-year average ROI target ranges for payout levels ranging from 0% to 200% of the target award as set forth in the table. Results that fall in between these levels will be calculated based on a sliding scale. In establishing the ROI targets, the committee considered ROI forecasts at the time based on copper pricing models. The committee believes these ROI goals are rigorous and motivating to participants, and support alignment between company performance and stockholders’ interests.

▪	TSR Modifier: For 2024, the TSR modifier may increase or decrease the payout by up to 25% based on our TSR over the performance period compared to the TSR of the eight-company performance peer group listed on page 47.

RSUs vest ratably over a three-year period following date of grant.

Three-Year Average ROI*	Target PSU Payout

<6%	0%

6%	50%

8.4%	80%

10-18%	100%

21.4%	120%

35%	200%

*	See Annex A for information regarding the methodology we use to calculate ROI.

FCX TSR Rank	Impact on payout

1-3	+25%

4-6	No Change

7-9	-25%

SETTLEMENT OF 2022-2024 PSU AWARD

In February 2025, the committee certified the results of the PSUs granted in 2022 to our NEOs. These PSUs had a three-year performance period ending December 31, 2024, with vesting and payout based on performance measured against three-year average ROI goals and a relative TSR modifier based on the company’s TSR compared to the TSR of our performance peer group (described below). Because our TSR ranked 7th relative to our performance peer group, the PSU payout percentage was decreased by 25%, resulting in our NEOs earning 75.0% of their 2022-2024 target PSUs, as follows:

Grant Date	Three-Year Performance Period	Target Average ROI			3-Year Average ROI	% Earned Before TSR	TSR Peer Ranking	Award% Earned
		Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)

February 7, 2022(1)	2022-2024	6%	16-25%	40%	20.84%	100.0%	7th	75.0%

(1) The grant date for Ms. Robertson’s award was March 1, 2022, the day she joined the company.

46	Freeport

PSU PERFORMANCE PEER GROUP

The committee uses the following mining-focused peer group to compare our TSR performance for purposes of the PSUs:

Anglo American plc Antofagasta plc BHP Group Limited Glencore plc	Rio Tinto plc Southern Copper Corporation Teck Resources Limited Vale S.A.

Personal Benefits and Perquisites

We also provide certain other personal benefits and perquisites to our executive officers to fulfill particular business purposes, which are primarily efficiency and personal security. The committee monitors these programs and may adjust them in the future as the committee deems appropriate. The personal benefits and perquisites currently offered are reflected in the “Executive Compensation Tables – Summary Compensation Table.” Most of these benefits are designed to safeguard our executives and increase travel efficiencies, thereby ensuring the executives’ availability on short notice and enabling the executives to focus more time and energy on company matters and performance. Our committee also recognizes the high degree of integration between the personal and professional lives of our executive officers, and these benefits ensure the security of the company’s proprietary information by enabling our executives to conduct business while traveling without concern that company information will be compromised. In addition to the benefits described above, we also have ticket subscriptions and lease suites at certain event venues for business purposes and accrue airline mileage points through business-related programs. Our executive officers and employees may have the opportunity to use tickets at individual events that are not being used for business purposes and we allocate the accrued airline mileage points to certain executive officers and members of senior management. There is no incremental cost to the company for providing these individual tickets to employees or for allocating the airline points that the company earns.

Post-Termination Compensation

In addition to the compensation received by our executive officers during 2024 and the benefits under our tax-qualified defined contribution plans, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan, as well as supplemental retirement plans and change in control and severance benefits.

Nonqualified Defined Contribution Plan

We maintain an unfunded supplemental nonqualified defined contribution plan (the SECAP) for the benefit of our executive officers, as well as other employees. The SECAP provides those employees whose earnings in a prior year were in excess of the dollar limit under the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the Employee Capital Accumulation Program (ECAP, our 401(k) plan) have ceased as a result of qualified plan limits. The purpose of the SECAP is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay. For more information regarding these benefits, see the section titled “Executive Compensation Tables – Retirement Benefit Programs.”

Supplemental Retirement Plans

In February 2004, we established an unfunded supplemental executive retirement plan (the SERP) for Mr. Adkerson. The committee, advised by its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. In addition, Mr. Higgins is a participant in the Freeport Minerals Corporation Supplemental Retirement Plan (SRP), which is an unfunded, supplemental retirement plan that we assumed in 2007 in connection with our acquisition of Phelps Dodge Corporation. The SRP was frozen effective December 31, 2008. For more information regarding these benefits, see the section titled “Executive Compensation Tables – Retirement Benefit Programs.”

Change in Control and Severance Benefits

Ms. Quirk is our only executive officer with an employment agreement, which had been in place since 2008 (as amended in 2011). In February 2025, in light of her promotion to CEO, Ms. Quirk and FCX entered into an Amended and Restated Executive Employment Agreement (the Agreement), which is effective through December 31, 2027, after which it will automatically renew for additional one-year periods unless prior written notice of non-renewal is provided to the other party in accordance with the terms of the Agreement. While the principal terms of the

2025 Proxy Statement	47

new agreement are substantially similar to her prior employment agreement, the new agreement revises certain potential severance benefits to better align with current market practices. Specifically, the new agreement includes the following changes:

▪	in connection with a termination without cause or with good reason unrelated to a change in control, the severance payment multiple has been reduced from three times to two times;

▪

in connection with a termination without cause or with good reason related to a change in control, the severance multiple remains at three times and the protection period has been reduced from three years to two years and includes a limited pre-change in control period;

▪	the severance payment related to a change in control will be calculated using the three-year average bonus (instead of the highest bonus during that period);

▪	the pro-rated bonus for the year of termination will be based on the three-year average bonus (instead of actual results for the year);

▪	the benefit continuation period in connection with all qualifying terminations has been reduced from three years to two years; and

▪	Ms. Quirk’s limited covenant not to compete has been extended from six months to eighteen months post-termination.

For our other executive officers and certain eligible members of senior management, we maintain an executive change in control severance plan. We believe that severance protections, particularly in connection with a change in control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s and stockholders’ interests by promoting a continuity of management in the context of an actual or threatened change in control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We also do not believe our executive officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change in control (i.e., a “double trigger”). In addition, our LTIP awards granted to all employees, including the PSUs, RSUs and stock options granted to our executives, provide for accelerated vesting of the award following a change in control only if the recipient also experiences an actual or constructive termination of employment within one year after a change in control. We do not provide excise tax gross-up protections under any change in control arrangements with our executive officers.

For more information regarding these benefits, see the section titled “Executive Compensation Tables – Potential Payments Upon Termination or Change in Control.”

Compensation Processes and Policies

Role of Advisors

Beginning in 2020, the committee engaged FW Cook as its independent compensation consultant. Consistent with the committee’s longstanding policy, FW Cook does not provide any services to the company’s management. As required by SEC rules, the committee annually assesses the independence of FW Cook, with the most recent assessment concluding that its work does not raise any conflicts of interest. A representative of FW Cook attends meetings of the committee and communicates with the committee chair between meetings; however, the committee makes all decisions regarding the compensation of our executive officers. FW Cook provides various executive compensation services to the committee, including advising on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design, as discussed in more detail below.

48	Freeport

Compensation Reference Groups

The committee has used a mining company performance peer group, substantially comprised of non-US based companies, to compare our TSR performance for purposes of the PSUs (see list on page 47). However, the committee and FW Cook do not believe the mining company peers are appropriate for compensation comparisons for the following reasons: (1) international companies have significantly different pay structures than U.S.-based companies, and (2) international companies have different reporting requirements, making it difficult to obtain comparable data. Accordingly, when performing its market assessment used to inform our 2024 executive compensation program and pay levels, the committee and FW Cook considered executive compensation data from two reference groups: the S&P 250 and a reference group of twenty-five companies of comparable size in industries related to or adjacent to mining (the “Industrial Reference Group”), as follows:

Stock Ownership Guidelines

We believe it is important for our executive officers to align their interests with the long-term interests of our stockholders. With this philosophy in mind, we have structured our compensation program to ensure that a significant portion of our executive officers’ compensation is delivered in the form of equity.

Under our stock ownership guidelines, each of our executive officers is required to maintain ownership of company stock valued at a certain multiple of base salary. Shares the executive has pledged, shares held by a spouse or children, and shares issuable upon the vesting of PSUs are not counted as shares “owned” for purposes of the guidelines. As of December 31, 2024, all of our NEOs exceeded their target ownership levels. Under the guidelines, executive officers must retain 50% of the net, after-tax shares of common stock received in connection with any equity-based awards granted by the company until the target ownership is met.

Executive	Current Ownership Requirement	Actual Ownership Level as of December 31, 2024 (Using 3-year trailing average stock price)

Mr. Adkerson	6x base salary	182x base salary

Ms. Quirk	6x base salary	59x base salary

Ms. Robertson	3x base salary	4x base salary

Mr. Higgins	3x base salary	10x base salary

Mr. Currault	3x base salary	13x base salary

These ownership levels reflect the individual commitments of our executive officers to align their interests with those of our stockholders. For more information regarding these guidelines and the current stock holdings of our executive officers, please see the section titled “Stock Ownership.”

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Insider Trading Policy
We have adopted an insider trading policy that governs the purchase, sale, and other dispositions of our securities by our employees, consultants, officers and directors, and FCX itself. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and NYSE listing standards. The full text of our insider trading policy was filed as Exhibit 19.1 to our 2024 Form 10-K.
Hedging and Pledging Policies
Our insider trading policy prohibits our executive officers and directors from entering into any hedging arrangements with respect to our securities. Specifically, the policy defines “insiders” as members of the board, our officers and certain employees and consultants who are likely to be in possession of material nonpublic information due to the nature of their work, and contains the following prohibition:
Transactions in publicly traded options are generally short-term in nature and may give the public the perception that insiders are not focused on the long-term performance of the company. Certain forms of hedging transactions are complex, may be perceived negatively by the public and can present unique insider trading risks. Accordingly, insiders are prohibited from engaging in such transactions.
Our insider trading policy also limits the ability of our executives and directors to pledge our securities as follows:

▪	our securities may not be pledged as collateral for a margin loan;

▪	the executive or director must notify the company prior to execution of the pledge;

▪	the executive or director must establish that he or she has the financial capacity to repay the loan without resorting to the pledged securities; and

▪	any shares pledged will not be considered as owned for purposes of the stock ownership guidelines applicable to the executive or the director.
None of our executive officers currently pledge our securities.
Compensation Clawback Policy
The committee has adopted an incentive compensation clawback policy enabling the company to clawback all or a portion of incentive compensation in the event an executive’s misconduct causes the company to issue a restatement of its financial statements, to the extent that such executive’s incentive compensation was based on the misstated financials. In addition, under our stock incentive plans, both time-based and performance-based equity awards are subject to clawback if a participant is determined by the Committee to be responsible, in whole or in part, for a restatement of the company’s financial statements within the three-year period following the final payout of the award. Finally, effective October 2023, the committee adopted an incentive compensation recovery policy in accordance with new NYSE listing standards mandated by the Dodd-Frank Act, which provides for recovery of incentive compensation from certain officers in connection with financial statement restatements resulting from material noncompliance with financial reporting requirements without regard to fault or misconduct.
Equity Grant Timing Practices
The committee’s policy is to make annual equity awards under our LTIP at its first or second regular meeting of the year, which is usually held in early February following our fourth quarter earnings release. This meeting is scheduled approximately 24 months in advance and targeted to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. To the extent the committee approves any out-of-cycle
awards at other times during the year, such awards are made during an open window period during which our executive officers and directors are generally permitted to trade company securities. The committee does not take material nonpublic information into account when determining the timing and terms of equity awards, and the company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. The company has not granted stock options since 2021.
The terms of our stock incentive plan provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the committee’s policies, for purposes of our stock incentive plan, the fair market value of our common stock is determined by reference to the closing quoted per share sale price of our common stock on the grant date. In addition, our stock incentive plan permits the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Exchange Act.
Our current equity grant policy provides that each of our president and CEO and chief administrative officer has authority to make or modify grants to such employees, subject to the following conditions:

▪	no grant may relate to more than 20,000 shares of our common stock if the award is a full-value award and not more than 40,000 shares if the award is an appreciation award;

50	Freeport

▪
such grants must be approved during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval or such later date set forth in the grant instrument;

▪	the exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

▪	any such grants must be reported to the committee at its next meeting.
Risks Arising from Compensation Policies and Practices
After completing the annual review of the company’s compensation program, management and our committee believe that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we have taken into account the purpose and structure of these programs and the following design elements of our compensation programs and policies: our balance and amount of annual and long-term compensation elements at the executive and management levels; our selection of performance metrics under our annual and long-term programs that focus our executives and management level employees on the critical elements of our strategic plans, which in turn drive performance; the three-year vesting of our RSUs and three-year performance period of our PSUs that promote focus on the long-term financial performance of our company; and bonus arrangements for most employees that are not guaranteed and are ultimately at the discretion of either our committee (for our executive officers and senior management) or senior management (for other employees). These features, as well as risk mitigation features such as our clawback policies and stock ownership requirements applicable to our executive officers, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.
Tax Considerations
The committee considers certain tax implications when designing our executive compensation programs and certain specific awards. However, the committee believes that stockholders’ interests may best be served by offering compensation that is not fully deductible, where appropriate, to attract, retain and motivate talented executives. Accordingly, the committee has discretion to authorize compensation that does not qualify for income tax deductibility.
Glossary of CD&A Terms

AIP	annual incentive program	NEO	named executive officer

committee	compensation committee	PSU	performance share unit

Dodd-Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act	ROI	return on investment

ECAP	employee capital accumulation program	RSU	restricted stock unit

ESG	environmental, social and governance	SEC	Securities and Exchange Commission

Exchange Act	Securities Exchange Act of 1934, as amended	SECAP	supplemental executive capital accumulation plan

FW Cook	Frederic W. Cook & Co., Inc.	SERP	supplemental executive retirement plan

GAAP	generally accepted accounting principles in the United States	SRP	supplemental retirement plan

LTIP	long-term incentive program	TRIR TSR	total recordable incident rate total stockholder return
Compensation Committee Report
The compensation committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation
S-K,
and based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee on April 17, 2025:
David P. Abney, Chair
Hugh Grant
Dustan E. McCoy

2025 Proxy Statement	51

Executive Compensation Tables

The table below shows the total compensation paid to or earned by our NEOs. See “Compensation Discussion and Analysis” for more information.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total

Richard C. Adkerson Chairman of the Board	2024	$1,465,000	$—	$12,542,380	$2,403,529	$6,256,814	$1,076,698	$23,744,421
	2023	1,800,000	—	12,518,840	3,150,000	5,523,987	1,024,494	24,017,321
	2022	1,800,000	—	11,036,050	3,093,300	3,712,308	880,271	20,521,929

Kathleen L. Quirk President and Chief Executive Officer(1)	2024	1,236,583	—	9,528,290	2,160,311	187,512	173.388	13,286,084
	2023	1,025,000	—	7,703,915	1,545,000	153,938	148,559	10,576,412
	2022	1,000,000	—	7,468,640	1,473,000	20,126	157,480	10,119,246

Maree Robertson Executive Vice President and Chief Financial Officer	2024	660,833	—	2,311,430	1,162,088	4,330	106,527	4,245,208
	2023	637,500	—	2,044,310	800,000	1,673	265,065	3,748,548
	2022	520,833	625,000	3,254,740	767,188	90	99,500	5,267,351

Stephen T. Higgins Executive Vice President and Chief Administrative Officer	2024	556,667	—	1,792,705	978,600	42,408	115,607	3,485,987
	2023	537,500	—	1,749,405	810,000	34,162	101,278	3,232,345
	2022	520,833	—	1,434,700	773,325	4,176	100,290	2,833,324

Douglas N. Currault II Executive Vice President and General Counsel	2024	506,667	—	1,647,325	891,225	65,539	97,099	3,207,855
	2023	487,500	—	1,567,365	735,000	53,876	91,078	2,934,819
	2022	470,833	—	1,275,180	699,675	7,082	93,122	2,545,892

(1)	Ms. Quirk assumed the role of chief executive officer on June 11, 2024.

(2)

For Ms. Robertson, reflects a make-whole award in the form of a cash payment paid upon joining the company in 2022, which payment was forfeitable in whole or in part if she resigned within two years of her start date.

(3)

The amounts reported in the table for 2024 reflect the aggregate grant date fair value of the RSUs and PSUs awarded during 2024, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, as described in Annex B. The grant date value of the 2024 PSUs for each of the NEOs assuming maximum payout of the PSUs, and based on the closing stock price on the date of grant, is as follows: for Mr. Adkerson — $19,613,003, for Ms. Quirk — $13,325,569, for Ms. Robertson — $2,892,240, for Mr. Higgins — $1,852,841, and for Mr. Currault — $1,717,268. See “Compensation Discussion and Analysis” for more information.

(4)

Reflects the annual incentive award payments received under our AIP as approved by the compensation committee based on the achievement of pre-established goals. See “Compensation Discussion and Analysis” for more information.

(5)

For 2024, reflects earnings under the Nonqualified Defined Contribution (NQDC) plan in excess of 120% of the applicable monthly long-term federal rate at the time the compensation committee established the formula. As determined by the compensation committee in January 2009, the assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For Mr. Adkerson, reflects excess earnings under the NQDC plan of $1,871,237 plus the aggregate change in actuarial present value during 2024 of his SERP benefit of $4,385,577. For Mr. Higgins, reflects excess earnings under the NQDC plan of $42,408 plus the aggregate change in actuarial present value during 2024 of his SRP benefit of $(33,395). See “Executive Compensation Tables – Retirement Benefit Programs” for more information.

(6)

The amounts reported for 2024 are detailed in the table following and reflect (a) all perquisites and other personal benefits; (b) amounts contributed by the company to defined contribution plans, which include amounts contributed to the ECAP and the nonqualified defined contribution plan; (c) the dollar value of life insurance premiums paid by the company; and (d) the dollar value of interest credited on dividend equivalents on outstanding RSUs (we discontinued crediting interest for awards granted after 2015).

The perquisites and other personal benefits reported in the table following include (a) personal financial and tax advice under the company’s executive services program and identity theft protection; (b) for Mr. Adkerson, personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and incidental fees directly related to the flight and for Mr. Higgins, commercial airfare costs for his spouse to accompany him on business-related travel; (c) allocated personnel costs; (d) security services and use of company cars, which includes vehicle repair, maintenance, and fuel costs; (e) the company’s premium payments for personal excess liability insurance provided to domestic executives; and (f) the company’s premium payments for disability insurance. The amounts in the table reflect the incremental cost to the company.

52	Freeport

2024 All Other Compensation

	Perquisites and Other Personal Benefits						Additional All Other Compensation
Name	Financial and Tax Advice and Other	Aircraft Usage	Personnel	Security and Cars	Personal Excess Liability Insurance Premiums	Disability Insurance Premiums	Plan Contributions	Life Insurance Premiums	Interest Credited on Dividend Equivalents

Mr. Adkerson	$17,714	$75,225	$115,237	$13,734	$8,614	$8,602	$351,000	$50,800	$435,772

Ms. Quirk	2,053	—	—	—	8,614	9,516	151,443	—	—

Ms. Robertson	5,328	—	—	—	8,614	7,004	85,581	—	—

Mr. Higgins	10,634	14,136	—	—	8,614	10,348	71,875	—	—

Mr. Currault	13,834	—	—	—	8,614	9,151	65,500	—	—

2024 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards
Name		Threshold	Target	Maximum	Threshold	Target	Maximum

Richard C. Adkerson

AIP	02/06/2024	$1,031,557	$2,063,115	$3,610,451	—	—	—	—	$—

LTIP – PSUs	02/06/2024	—	—	—	54,250	217,000	488,250	—	9,409,120

LTIP – RSUs	02/06/2024	—	—	—	—	—	—	78,000	3,133,260

Kathleen L. Quirk

AIP	02/06/2024	927,172	1,854,344	3,245,102	—	—	—	—	—

LTIP – PSUs	02/06/2024	—	—	—	28,875	115,500	259,875	—	5,008,080

LTIP – PSUs	06/11/2024	—	—	—	6,500	26,000	58,500	—	1,384,760

LTIP – RSUs	02/06/2024	—	—	—	—	—	—	67,000	2,691,390

LTIP – RSUs	06/11/2024	—	—	—	—	—	—	9,000	444,060

Maree E. Robertson

AIP	02/06/2024	498,750	997,500	1,745,625	—	—	—	—	—

LTIP – PSUs	02/06/2024	—	—	—	8,000	32,000	72,000	—	1,387,520

LTIP – RSUs	02/06/2024	—	—	—	—	—	—	23,000	923,910

Stephen T. Higgins

AIP	02/06/2024	420,000	840,000	1,470,000	—	—	—	—	—

LTIP – PSUs	02/06/2024	—	—	—	5,125	20,500	46,125	—	888,880

LTIP – RSUs	02/06/2024	—	—	—	—	—	—	22,500	903,825

Douglas N. Currault II

AIP	02/06/2024	382,500	765,000	1,338,750	—	—	—	—	—

LTIP – PSUs	02/06/2024	—	—	—	4,750	19,000	42,750	—	823,840

LTIP – RSUs	02/06/2024	—	—	—	—	—	—	20,500	823,485

(1)

For 2024, under the AIP, each NEO had a target award based on a multiple of salary, with the amount to be earned based on the company’s performance relative to defined goals established by the compensation committee. The amounts reported represent the threshold, target and maximum possible annual cash incentive payments that could have been received pursuant to the AIP for 2024. The amounts in the “Target” column were approved by the compensation committee. Achievement of the threshold level of performance would result in a payout of 50% of the target award, and maximum performance would result in a payout of 175% of target. See “Compensation Discussion and Analysis” for more information.

(2)

These awards represent PSUs awarded as part of our 2024 LTIP. Each PSU granted in 2024 represents a contingent right to receive shares of our common stock, with the final number of shares to be issued based on the company’s level of achievement of a three-year average ROI metric and on our TSR compared to the TSR of our peer group during the three-year period ending on December 31, 2026. For the 2024 PSU awards, the NEOs will receive between 0% and 225% of the target PSU award based on achievement of applicable performance goals. See “Compensation Discussion and Analysis” for more information.

2025 Proxy Statement	53

Outstanding Equity Awards at December 31, 2024

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)

Richard C. Adkerson	02/06/18	255,000	—	$18.74	02/06/28	149,333	$5,686,601	567,375	$21,605,640

	02/05/19	131,667	—	11.87	02/05/29

	02/04/20	421,666	—	12.04	02/04/30

	02/02/21	112,000	—	28.14	02/02/31

Kathleen L. Quirk	02/07/17	257,000	—	15.52	02/07/27	139,333	5,305,801	336,750	12,823,440

	02/06/18	127,500	—	18.74	02/06/28

	02/05/19	197,500	—	11.87	02/05/29

	02/04/20	210,500	—	12.04	02/04/30

	02/02/21	84,000	—	28.14	02/02/31

Maree E. Robertson	—	—	—	—	—	54,833	2,088,041	67,375	2,565,640

Stephen T. Higgins	—	—	—	—	—	42,000	1,599,360	52,125	1,984,920

Douglas N. Currault II	02/05/19	25,000	—	11.87	02/05/29	38,000	1,447,040	47,125	1,794,520

	02/06/19	50,000	—	11.91	02/06/29

	02/04/20	65,000	—	12.04	02/04/30

	02/02/21	15,000	—	28.14	02/02/31

(1)	The stock options became exercisable in 33% annual increments on each of the first three anniversaries of the date of grant and have a term of 10 years.

(2)	The exercise price of the stock options granted by the company was determined by reference to the closing price of our common stock on the grant date.

(3)	Represents time-vested RSUs, which will vest and be paid out in shares of our common stock, as set forth in the table below, provided the applicable service conditions are satisfied.

54	Freeport

Name	RSUs	Vesting Date

Mr. Adkerson	73,500	02/15/25

	49,833	02/15/26

	26,000	02/15/27

Ms. Quirk	68,167	02/15/25

	45,833	02/15/26

	25,333	02/15/27

Ms. Robertson	31,667	02/15/25

	15,499	02/15/26

	7,667	02/15/27

Mr. Higgins	20,333	02/15/25

	14,167	02/15/26

	7,500	02/15/27

Mr. Currault	18,334	02/15/25

	12,833	02/15/26

	6,833	02/15/27

(4)	The market value of the unvested RSUs and PSUs reflected in this table was based on the $38.08 closing market price per share of our common stock on December 31, 2024.

(5)

The PSUs will vest following the end of the applicable performance period and be paid out in shares of our common stock based on satisfaction of the applicable performance goals. The NEOs will earn between 0% and 225% of the target PSU award based on the company’s average ROI and its relative TSR compared to the TSR of the company’s peer group over the three-year performance period. The number of units reported in the table above represent 75.0% payout with respect to the 2022 PSU awards and the target amount with respect to the 2023 and 2024 PSU awards.

	Grant Date	PSUs			Last Day of Performance Period
Name		Threshold(*)	Target	Maximum

Mr. Adkerson	2/7/2022	50,625	202,500	455,625	12/31/24(**)

	2/7/2023	49,625	198,500	446,625	12/31/25

	2/6/2024	54,250	217,000	488,250	12/31/26

Ms. Quirk	2/7/2022	29,750	119,000	267,750	12/31/24(**)

	2/7/2023	26,500	106,000	238,500	12/31/25

	2/6/2024	28,875	115,500	259,875	12/31/26

	6/11/2024	6,500	26,000	58,500	12/31/26

Ms. Robertson	3/1/2022	4,625	18,500	41,625	12/31/24(**)

	2/7/2023	5,375	21,500	48,375	12/31/25

	2/6/2024	8,000	32,000	72,000	12/31/26

Mr. Higgins	2/7/2022	4,375	17,500	39,375	12/31/24(**)

	2/7/2023	4,625	18,500	41,625	12/31/25

	2/6/2024	5,125	20,500	46,125	12/31/26

Mr. Currault	2/7/2022	3,875	15,500	34,875	12/31/24(**)

	2/7/2023	4,125	16,500	37,125	12/31/25

	2/6/2024	4,750	19,000	42,750	12/31/26

(*)	Each executive may receive 25% of the target PSU award based on threshold achievement of the applicable performance goals.

(**)	In February 2025, the compensation committee certified a 75.0% payout with respect to the 2022 PSU awards.

2025 Proxy Statement	55

2024 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Richard C. Adkerson	915,000	$22,484,800	522,470	$20,862,499

Kathleen L. Quirk	220,000	2,032,800	202,377	8,021,964

Maree E. Robertson	—	—	24,000	918,000

Stephen T. Higgins	166,667	6,322,066	22,833	873,362

Douglas N. Currault II	55,000	2,000,418	21,500	822,375

Retirement Benefit Programs

Nonqualified Defined Contribution Plan. We maintain an unfunded NQDC plan, for the benefit of our executive officers, as well as others. The NQDC plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (our tax-qualified defined contribution plan or 401(k) plan) have ceased due to qualified plan limits. The company makes a matching contribution equal to each participant’s deferrals in this NQDC plan and the ECAP limited to 5% of the participant’s base salary. In addition, the company also makes enhanced contributions equal to 5% of eligible compensation (base salary plus 50% of annual incentive awards) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Mr. Adkerson) receiving an additional 5% contribution. Distribution is made in a lump sum as soon as practicable or if timely elected by the participant, on January 1st of the year following retirement, but no earlier than the date allowable under law following separation from service. The table below sets forth the balances under our NQDC plan as of December 31, 2024 for each NEO.

Deferred Restricted Stock Units. In connection with the termination of his employment agreement in December 2013, Mr. Adkerson received 1,000,000 RSUs, which represent the right to receive an equivalent number of shares of our common stock. The RSUs were vested at grant but payout of shares of our common stock is deferred until six months after Mr. Adkerson’s retirement.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(4)

Richard C. Adkerson	NQDC plan	$262,500	$305,000	$3,638,783	$ —	$45,765,230

	Deferred RSUs	—	—	(3,454,228)	—	43,949,456

Kathleen L. Quirk	NQDC plan	216,817	116,943	363,794	—	4,744,948

Maree E. Robertson	NQDC plan	10,042	51,081	8,296	—	142,192

Stephen T. Higgins	NQDC plan	80,833	37,375	82,305	—	1,103,421

Douglas N. Currault II	NQDC plan	70,833	31,000	127,195	—	1,655,749

(1)	The amounts reflected in this column are included in the “Salary” column for each NEO for 2024 reported in the “Summary Compensation Table.”

(2)

The amounts reflected in this column are included in the “All Other Compensation” column for each NEO for 2024 in the “Summary Compensation Table,” although the “Plan Contributions” reflected in footnote 6 to that table also include contributions to the company’s ECAP.

(3)

The assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2024, that rate of interest ranged from 7.75% to 8.50% as follows: 8.50% (January - September), 8.00% (October - November) and 7.75% (December). With respect to Mr. Adkerson’s deferred RSUs, the amount represents (a) the number of deferred RSUs multiplied by the change in the price of our common stock from December 29, 2023 ($42.57) to December 31, 2024 ($38.08) of $(4,490,000), and (b) accrued dividend equivalents and interest (calculated using the prime rate) on those RSUs of $1,035,772.

(4)

The following amounts reflected in this column were included in the 2023 “Total” compensation for each NEO in the “Summary Compensation Table”: Mr. Adkerson — $2,297,543, Ms. Quirk — $426,513, Ms. Robertson — $60,509, Mr. Higgins — $152,971 and Mr. Currault — $151,243. The following amounts reflected in this column were included in the 2022 “Total” compensation for each NEO in the “Summary Compensation Table”: Mr. Adkerson — $914,903, Ms. Quirk — $305,573, Ms. Robertson — $10,882, Mr. Higgins — $113,974 and Mr. Currault — $107,474.

56	Freeport

Supplemental Executive Retirement Plan – Mr. Adkerson. In February 2004, we established an unfunded SERP for Mr. Adkerson. The compensation committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by the board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. Mr. Adkerson has elected to receive an equivalent lump sum payment. The annuity will equal a percentage of Mr. Adkerson’s highest average base pay for any three of the five calendar years immediately preceding Mr. Adkerson’s completion of 25 years of credited service, plus his average annual incentive awards for the same three years; provided that such average amount cannot exceed 200% of the average base pay. The percentage used in this calculation is 2% for each year of credited service for the company and its predecessor beginning in 1981 but capped at 25 years. Mr. Adkerson has attained 25 years of credited service and his annuity was fixed as of January 1st of the year in which he completed 25 years of credited service and will only increase at retirement as a result of mortality and interest adjustments.

The SERP benefit is reduced by the value of all benefits from current and former retirement plans (qualified and nonqualified) sponsored by the company, by FM Services Company or by any predecessor employer (including our former parent company), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. The amount provided in the table below reflects these reductions. Mr. Adkerson is 100% vested under the SERP.

Supplemental Retirement Plan — Mr. Higgins. Mr. Higgins is a participant in the SRP, which is an unfunded, supplemental retirement plan we assumed in 2007 in connection with our acquisition of Phelps Dodge Corporation. Benefit accruals under the SRP were frozen effective December 31, 2008. Benefits are payable in the form of a life annuity, 25%, 50%, 75% and 100% joint and survivor annuity options, as specified by the participant. The benefit will be a monthly amount equal to the product of (1) the sum of 0.35% of the participant’s final average monthly compensation in excess of his social security benefit and (2) years of service as of December 31, 2008, the date the SRP was frozen, determined without applying the Internal Revenue Code compensation and annual addition limitations. The SRP benefit is reduced by the participant’s monthly retirement benefit under the qualified retirement plan. The SRP benefit is subject to a five-year cliff vesting schedule, and Mr. Higgins is 100% vested under the SRP.

Pension Benefits

Name	Plan Name	Number of Years Credited Service		Payments During Last Fiscal Year	Present Value of Accumulated Benefit

Richard C. Adkerson	Supplemental Executive Retirement Plan	25	(1)	$—	$57,677,218	(2)

Stephen T. Higgins	Supplemental Retirement Plan	17		—	485,095	(3)

(1)	Represents the participant’s years of service with the company and its predecessor, capped at 25 years.

(2)

The accrued benefit was fixed as of January 1st of the year Mr. Adkerson attained 25 years of credited service but will continue to increase year to year due to actuarial increases based on (a) an assumed 6.0% interest component, and (b) a mortality adjustment based on the IRS mortality table (as published in Revenue Ruling 2001-62) and defined under the SERP. These actuarial increases compensate for the fact that the benefit is expected to be paid over a shorter timeframe (i.e., life expectancy). The actuarially increased benefit is then present valued to reflect a lump sum payment.

(3)

As of December 31, 2024, the accrued benefit under the SRP was fixed (benefit accruals were frozen as of December 31, 2008), but the present value of the benefit will be adjusted from year to year resulting from the passage of time and from changes in actuarial assumptions. As of December 31, 2024, the significant assumptions used in the actuarial valuation were a discount rate of 5.67% and the mortality table and mortality improvement scale assumptions. The mortality tables are based on the Society of Actuaries tables that were published in 2019, but adjusted to reflect the company’s historical mortality experience.

2025 Proxy Statement	57

Potential Payments Upon Termination or Change in Control

Executive Change in Control Severance Plan. We maintain an executive change in control severance plan (the CIC Plan), which provides severance benefits to those executive officers not covered under existing agreements and other key members of senior management. Ms. Quirk is our only NEO who is not a participant in the CIC Plan. Under the CIC Plan, if a participant is terminated without cause or terminates for good reason during the two-year period following a change in control, he or she will be entitled to receive certain severance benefits.

A participant’s severance benefits under the CIC Plan are based on the participant’s level and include:

▪

a lump sum cash payment, which for Mr. Adkerson is equal to three times the sum of his base salary plus average bonus, and for each of Ms. Robertson and Messrs. Higgins and Currault is equal to two times the sum of his or her base salary plus average bonus;

▪	a prorated bonus based on his or her average bonus and the number of days worked during the year of termination; and

▪	continuation of health benefits for 18 months or until the participant accepts new employment, if earlier.

Payment of the severance benefits is contingent on the participant signing a general waiver and release agreement. The CIC Plan may be amended or terminated by the board in its discretion and the compensation committee has the ability to add or remove participants under the CIC Plan, including executive officers; provided, however, that any such action that has the effect of reducing or eliminating a participant’s benefits under the CIC Plan is subject to limitations, including a 12-month delay in effectiveness.

Under the CIC Plan, “average bonus” is defined as the participant’s average bonus for the three full fiscal years preceding the date of termination or the date of the change in control, whichever is higher. “Cause” is generally defined as the participant’s (1) failure to perform substantially the participant’s duties with the company, (2) felony conviction or entering of a guilty plea or plea of no contest, or (3) gross negligence or willful misconduct that is materially injurious to the company, including its reputation or business. “Good reason” is generally defined as (1) material diminution in the title, position, authority, duties or responsibilities of the participant or the person to whom the participant reports, (2) the assignment of any duties inconsistent in any material respect with the participant’s position, authority, duties or responsibilities during the one-year period prior to the change in control, under the agreement, (3) failure to provide the participant with a total pay opportunity at least commensurate with the highest total pay opportunity available to the participant within the one-year period preceding the change in control, (4) failure by the company or its affiliates to comply with any of the provisions of the CIC Plan, (e) relocation of the participant’s principal office to a location more than 50 miles from his or her current office location or requiring business travel on a more extensive basis, or (5) failure of the company to require a successor to assume its obligations under the CIC Plan.

See the footnotes to the “Potential Payments Upon Termination or Change in Control” table below for more information.

Employment Agreement — Ms. Quirk. We have an employment agreement with Ms. Quirk, which was approved by our compensation committee and the board. The agreement was amended and restated in February 2025 in connection with the CEO transition. See “Compensation Discussion and Analysis” for more information.

As amended and restated in February 2025, the employment agreement with Ms. Quirk provides for an annual base salary of at least $1.4 million and provides that she is eligible to participate in our AIP and LTIP and other incentive programs generally provided to our most senior executives. The term of the agreement continues through December 31, 2027, with automatic one-year extensions unless prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change in control, the agreement will expire two years following the change in control. The agreement also contains non-competition, non-disclosure and other provisions intended to protect our interests if Ms. Quirk ceases to be employed by us and requires her to execute a general release of claims in order to receive certain severance benefits.

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, Ms. Quirk’s employment agreement entitles her to the following additional benefits.

Severance Benefits. If, during the term of her employment agreement, we terminate Ms. Quirk’s employment without cause or she terminates employment for good reason, she will be entitled to the following:

▪

payment of the amount of her base salary earned through the date of termination to the extent not previously paid and a pro rata annual incentive award for the year in which the termination of employment occurs, based on actual results under our AIP and the number of days worked during the year of termination;

▪	a cash payment equal to two times the sum of (1) her base salary plus (2) the average of the annual incentive awards paid to her for the immediately preceding three years;

▪	continuation of insurance and welfare benefits for two years or until she accepts new employment, if earlier;

▪	acceleration of the vesting and payout of all outstanding stock options and RSUs; and

▪	retention of outstanding PSUs, which will vest after the end of the applicable performance period based on the company’s achievement of the performance goals.

58	Freeport

Under Ms. Quirk’s employment agreement, “cause” is generally defined as Ms. Quirk’s (1) failure to perform substantially the executive’s duties with the company, (2) material breach of her employment agreement, (3) felony conviction or entering of a guilty plea or plea of no contest, (4) unauthorized acts or omissions resulting in harm to the company, (5) commission of a material act of dishonesty resulting in her enrichment at the expense of the company or (6) falsification of financial records. “Good reason” is generally defined as (1) any failure by the company to materially comply with any of the provisions of the employment agreement or (2) the assignment to Ms. Quirk of any duties inconsistent in any material respect with her position, authority, duties or responsibilities under the agreement.

If Ms. Quirk’s employment terminates as a result of death, disability or retirement during the term of her employment agreement, she (or her estate, as applicable) will be entitled to receive the amount of her base salary earned through the termination date to the extent not previously paid, payment of a pro rata annual incentive award for the year of termination (based on actual results under our AIP) and, in the case of retirement, the continuation of insurance and welfare benefits for two years or until she accepts new employment, if earlier.

As a condition to receipt of these severance benefits, Ms. Quirk must retain in confidence all confidential information known to her concerning our business after termination and she has agreed not to compete with us for a period of 18 months after termination of employment.

Change in Control Severance Benefits. Ms. Quirk’s employment agreement provides that the terms and conditions of her employment (including position, compensation and benefits) will not be adversely changed until the second anniversary of the change in control. If Ms. Quirk is terminated without “cause,” as generally defined above, or if she terminates for “good reason” during the two-year period after a change in control, she will be entitled to the following:

▪

payment of the amount of her base salary earned through the date of termination to the extent not previously paid and a pro rata annual incentive award for the year in which the termination of employment occurs, calculated based on her average bonus and the number of days worked during the year of termination;

▪	a cash payment equal to three times the sum of (1) her base salary plus (2) her average bonus; and

▪	continuation of insurance and welfare benefits for two years or until she accepts new employment, if earlier.

In addition, she will receive any benefits due under the company’s incentive plans, including the LTIP. In the context of a change in control, “average bonus” is defined as Ms. Quirk’s average bonus for the three full fiscal years preceding the date of termination or the date of the change in control, whichever is higher. “Good reason” is generally defined as (1) material diminution in her title, position, authority, duties or responsibilities or a requirement that she report to anyone other than the board of directors, (2) the assignment of any duties inconsistent in any material respect with her position, authority, duties or responsibilities during the one-year period prior to the change in control, (3) failure to provide her with a total pay opportunity at least commensurate with the highest total pay opportunity available to her within the one-year period preceding the change in control, (4) failure by the company or its affiliates to comply with any of the provisions of the employment agreement, (5) relocation of her principal office to a location more than 50 miles from her current office location or requiring business travel on a more extensive basis, or (6) failure of the company to require a successor to assume its obligations under the employment agreement. The confidentiality and non-competition provisions continue to apply after a change in control.

If employment terminates as a result of death, disability or retirement following a change in control, Ms. Quirk will receive the same benefits described above under “Severance Benefits” in the event of death, disability or retirement.

Equity-Based Incentive Awards — Impact of Termination of Employment and Change in Control. The terms of our outstanding equity-based incentive award agreements (which include PSUs, RSUs and options) generally provide that the subject award will be forfeited if the award recipient terminates employment prior to the vesting of the award, except under certain circumstances described below. In addition, a change in control alone will not automatically result in an acceleration of the vesting of outstanding awards.

Unless otherwise provided in a separate agreement, the following summarizes the effect of a termination of employment under certain scenarios on the outstanding equity-based incentives held by our NEOs:

▪

PSUs — Upon a recipient’s termination of employment due to death during the performance period of a PSU award, the award (and any related accrued dividend equivalents) will vest in full and pay out at the target level. If the termination of employment is due to disability, retirement or, at the discretion of the compensation committee, termination without cause, the award will not be forfeited nor accelerate, but will remain outstanding and vest following the end of the performance period, provided the applicable performance conditions are met. In the event of a change in control, outstanding PSUs will convert into an equivalent number of RSUs (at the target amount), which award (and any related accrued dividend equivalents) will vest on the earlier of the last day of the applicable performance period or the date the recipient is terminated without cause or terminates for good reason.

▪

RSUs — Upon a recipient’s termination due to death, any outstanding RSUs (and any related accrued dividend equivalents) will vest in full. If the termination is due to disability or retirement, any RSUs scheduled to vest within one year (and any related accrued dividend equivalents) will vest as of the termination of employment. In connection with a change in control, the RSUs (and any related accrued dividend equivalents) will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change in control.

2025 Proxy Statement	59

▪

Stock Options — Upon a recipient’s termination due to disability or retirement, any unvested stock options scheduled to vest within one year will vest as of the termination of employment, and the holder will have the lesser of three years or the remaining term of the options to exercise. Upon a recipient’s death the options will vest in full if not previously vested. In connection with a change in control, any unvested options will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change in control. As of December 31, 2024, none of our NEOs had unvested stock options.

The letter agreement between the company and Mr. Adkerson in December 2013 provides that with respect to Mr. Adkerson’s equity-based incentive awards, he will receive retirement treatment as set forth in the applicable award agreement following any termination of employment, except a termination due to death or termination by the company for cause.

No Excise Tax Gross-Ups. We do not provide excise tax gross-up protections in any of our change in control arrangements with our executive officers. Under the CIC Plan and Ms. Quirk’s employment agreement, if any part of the payments or benefits received by the executive in connection with a termination following a change in control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, he or she will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above for various scenarios involving a change in control or termination of employment of each of our named executive officers.

In addition to the benefits identified, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Retirement Benefit Programs,” and outstanding vested stock options, which amounts are reflected in footnote (3) to the “Potential Payments Upon Termination or Change in Control” table below.

In accordance with SEC rules, the information below assumes a termination date of December 31, 2024, and reflects the arrangements in effect at that time. We have used the closing price of our common stock of $38.08 on December 31, 2024, as reported on the NYSE, for purposes of calculating the value of the unvested and accelerated PSUs and RSUs. There were no unvested stock options held by the NEOs as of December 31, 2024.

Potential Payments Upon Termination or Change in Control

Name	Lump Sum Payment	Restricted Stock Units (Unvested and Accelerated)(1)	Accumulated Dividends Payable on Accelerated RSUs	Performance Share Units (Unvested and Accelerated)(2)	Accumulated Dividends Payable on Accelerated PSUs	Health and Welfare Benefits	Total(3)

Richard C. Adkerson

Retirement/Termination – Without Cause	$ —	$2,798,880	$86,800	$ —	$ —	$ —	$2,885,680

Disability	—	2,798,880	86,800	—	—	—	2,885,680

Death	—	5,686,601	146,600	15,822,240	368,400	—	22,023,841

Qualifying Termination after Change in Control(4)	16,683,600	5,686,601	146,600	15,822,240	368,400	39,798	38,747,239

Kathleen L. Quirk(5)

Retirement	—	2,595,799	79,549	—	—	60,160	2,735,508

Disability	—	2,595,799	79,549	—	—	—	2,675,348

Death	—	5,305,801	133,649	9,424,800	208,200	—	15,072,450

Termination – Good Reason	8,294,311	5,305,801	133,649	—	—	60,160	13,793,921

Termination – Without Cause	8,294,311	5,305,801	133,649	—	—	60,160	13,793,921

Qualifying Termination after Change in Control(4)(6)	10,868,000	5,305,801	133,649	9,424,800	208,200	60,160	26,000,610

60	Freeport

Name	Lump Sum Payment	Restricted Stock Units (Unvested and Accelerated)(1)	Accumulated Dividends Payable on Accelerated RSUs	Performance Share Units (Unvested and Accelerated)(2)	Accumulated Dividends Payable on Accelerated PSUs	Health and Welfare Benefits	Total(3)

Maree E. Robertson

Retirement	$ —	$1,205,879	$43,100	$ —	$ —	$ —	$1,248,979

Disability	—	1,205,879	43,100	—	—	—	1,248,979

Death	—	2,088,041	61,700	2,037,280	45,000	—	4,232,021

Qualifying Termination after Change in Control(4)	3,680,782	2,088,041	61,700	2,037,280	45,000	62,685	7,975,488

Stephen T. Higgins

Retirement	—	774,281	23,600	—	—	—	797,881

Disability	—	774,281	23,600	—	—	—	797,881

Death	—	1,599,360	40,600	1,485,120	34,500	—	3,159,580

Qualifying Termination after Change in Control(4)	3,553,325	1,599,360	40,600	1,485,120	34,500	65,165	6,778,070

Douglas N. Currault II

Retirement	—	698,159	21,200	—	—	—	719,359

Disability	—	698,159	21,200	—	—	—	719,359

Death	—	1,447,040	36,600	1,351,840	31,200	—	2,866,680

Qualifying Termination after Change in Control(4)	3,254,675	1,447,040	36,600	1,351,840	31,200	64,378	6,185,733

(1)	The values of the RSUs were determined by multiplying the December 31, 2024 closing price of our common stock by the number of RSUs to be vested under each scenario.

(2)

The values of the PSUs in connection with death or a qualifying termination after a change in control were determined by multiplying the December 31, 2024 closing price of our common stock by the target number of PSUs with performance periods ending after December 31, 2024. No value is reflected for awards of PSUs in the event of termination upon retirement, disability, or for Mr. Adkerson, termination without cause, because the PSU agreements do not provide for automatic vesting of outstanding PSUs and the related dividend equivalent credits in those circumstances. Instead, the awards will remain outstanding through the performance period and vest if the applicable performance conditions are met. See the “Outstanding Equity Awards at December 31, 2024” table for more information.

(3)

In addition to the amounts reflected in this column, upon the occurrence of each event of termination listed in the table, each NEO would be entitled to the following additional benefits, as applicable: outstanding, in-the-money stock options that were vested at the time of termination, the executive’s aggregate balance in the SECAP (as reflected on page 56), and, for Mr. Adkerson and Mr. Higgins, the present value of his SERP and SRP, respectively (as reflected on page 57). The aggregate value of these additional benefits for each of our NEOs, assuming a termination on December 31, 2024, is as follows: Mr. Adkerson — $129,788,059, Ms. Quirk — $24,501,573, Ms. Robertson — $142,192, Mr. Higgins — $1,588,516, and Mr. Currault — $5,461,199. These amounts do not include benefits under our ECAP or life insurance policies generally available to all employees. In addition to the standard life insurance policy generally available to employees, Mr. Adkerson has an executive life insurance policy providing for a death benefit of $1,500,000.

(4)

With respect to our equity awards, the agreements provide for the benefits described in the table following a change in control only if the recipient is terminated without cause or terminated with good reason within one year after the change in control. The amounts stated in the rows titled “Qualifying Termination after Change in Control” assume the full vesting of all outstanding options and RSUs and full vesting and payout at target for PSUs.

(5)

For Ms. Quirk, the payments and benefits set forth in the table assume that the February 2025 amendment and restatement of her employment agreement had been in effect as of December 31, 2024. If the payments and benefits had been calculated under the terms of her employment agreement as of December 31, 2024, lump sum severance payments and health and welfare benefits would have been as follows, and the remaining benefits in the table above would have been the same.

Name	Lump Sum Payment	Health and Welfare Benefits

Termination – Good Reason	$11,361,311	$90,240

Termination – Without Cause	11,361,311	90,240

Qualifying Termination after Change in Control	12,309,311	90,240

(6)	The total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

2025 Proxy Statement	61

CEO Pay Ratio

As required by the Dodd-Frank Act and Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO. We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As permitted under SEC rules, we used the same median employee that we used for purposes of disclosing our 2023 pay ratio as there have been no changes in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio analysis. We identified the median employee by examining the total earnings for the nine-month period ending September 30, 2023 for all individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on October 1, 2023, whether employed on a full-time, part-time, seasonal or temporary basis, with the following adjustments:

▪

As of October 1, 2023, our employee population consisted of 26,640 individuals, with 48% of these individuals located in the U.S., 23% located in Indonesia, 20% located in Peru and the remaining 9% located in other foreign jurisdictions. To reduce administrative costs and as permitted by SEC rules, we have excluded from the calculation employees in the following foreign jurisdictions: Canada, China, Japan, the Netherlands, Serbia, Spain and the United Kingdom. This adjustment resulted in the exclusion from the calculation of approximately 1,000 total employees, representing approximately 4% of our employee population.

▪	With respect to permanent employees hired after January 1, 2023, we assumed for purposes of the calculation that those employees worked the full nine-month period ending September 30.

▪

With respect to employees in foreign jurisdictions, we applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency based on the exchange rate as of October 1, 2023. We did not make any cost-of-living adjustments.

▪	Of the possible median employees, we selected the employee without atypical elements of pay in his or her earnings, such as disability payments or special earnings while on leave.

In connection with the CEO transition, Mr. Adkerson served as CEO through June 10, 2024 and Ms. Quirk served as CEO for the remainder of the year. As permitted by SEC rules, we have calculated the compensation provided to each of them for their respective services as CEO during 2024 and combined the amounts to determine our “combined CEO annual total compensation” for 2024, as follows.

Compensation Components	Mr. Adkerson (January 1 – June 10, 2024)	Ms. Quirk (June 11 – December 31, 2024)

Salary	$797,400	$779,800

Stock Awards	12,542,380	1,828,820

Non-Equity Incentive Plan Compensation	1,625,699	1,362,701

Change in Pension Value/NQDC Earnings	2,771,769	104,444

All Other Compensation	476,977	96,577

Total	18,214,225	4,172,342

Combined CEO Annual Total Compensation	$22,386,567

We calculated annual total compensation for our median employee using the same methodology we use for our named executive officers as set forth in the “Executive Compensation Tables – Summary Compensation Table.” The annual total compensation of our median employee (other than our CEOs) for 2024 was $98,257. As disclosed above, our CEOs’ combined annual total compensation for 2024 was $22,386,567. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEOs to the median of the annual total compensation of all other employees was 228 to 1.

62	Freeport

Pay-Versus-Performance
The following section has been prepared in accordance with the SEC’s pay versus performance disclosure rules mandated by the Dodd-Frank Act. Under these rules, the SEC has developed a new way to calculate executive pay, referred to as “compensation actually paid,” or CAP, which amounts are then compared to certain performance measures defined by the SEC.
The CAP does not reflect the value received or realized by our NEOs or how the compensation committee evaluates compensation decisions in light of company performance.
Please refer to “Compensation Discussion and Analysis” on page 36 for a discussion of our executive compensation program objectives and the ways in which we design our program to align executive compensation with company performance.
The CAP values are derived from the total compensation amounts reported in the Summary Compensation Table, but adjusts those amounts to replace the grant date fair values of equity awards granted during the year with the fair value of equity awards granted during the year as of the end of the year, plus changes in fair value of any outstanding unvested awards granted in prior years. Thus, unlike the Summary Compensation Table that only factors in current year equity awards, the CAP reflects year-over-year changes in value of all outstanding unvested equity awards and equity awards vesting during the year. The CAP values also replace the change in pension value reported with the pension plan service cost or prior service cost for the year.

Year	Summary Compensation Table Total for Mr. Adkerson (1)	Compensation Actually Paid to Mr. Adkerson (2)	Summary Compensation Table Total for Ms. Quirk (1)	Compensation Actually Paid to Ms. Quirk (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in MM) (6)	Return on Investment (7)
							Total Stockholder Return	Peer Group Total Stockholder Return (5)

2024	$23,744,421	$16,451,198	$13,286,084	$10,935,875	$3,646,350	$3,185,580	$306.59	$208.99	$1,889	17.95%

2023	24,017,321	25,276,163	—	—	5,123,031	5,798,178	338.45	218.23	1,848	17.77%

2022	20,521,929	7,164,637	—	—	5,191,453	3,931,649	297.71	178.99	3,468	26.79%

2021	19,111,894	75,686,762	—	—	4,086,801	14,711,132	321.27	157.75	4,306	38.50%

2020	16,720,881	71,047,496	—	—	4,976,641	23,276,187	199.07	116.44	599	11.69%

(1)
For fiscal years 2020 through 2023, Richard C. Adkerson served as our principal executive officer (PEO). From January 1, 2024 through June 10, 2024, Mr. Adkerson served as our PEO and on June 11, 2024, Kathleen L. Quirk assumed the role of PEO and Mr. Adkerson continued in his role as an executive officer and chairman of the board.

(2)
The amounts reported in this column represent the CAP for each PEO, as computed in accordance with Item 402(v) of Regulation
S-K.
The amounts do not reflect the actual amount of compensation earned by or delivered to each PEO during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the adjustments reflected in the tables below were made to each PEO’s total compensation for each year reflected in the Summary Compensation Table (SCT) to determine the CAP values. For Mr. Adkerson, he has reached the maximum years of service under the SERP and thus FCX did not recognize a service cost for him during any of the years reflected in the table.

SCT to CAP Reconciliation — PEO — Adkerson (A)

			Adjust Value of Current Year’s Equity Grant		Adjust For Incremental Increase/(Decrease) in Value of All Other Outstanding Equity Grants
Year	SCT Total	Subtract Pension Value reported in SCT	Subtract Grant Date Fair Value as reported in SCT	Add Fair Value at 12/31	Add Change in Fair Value of Unvested Awards as of 12/31	Add Change in Fair Value of Vested Awards during Year	Forfeited during Year	Accrued Dividend Equivalents	CAP

2024	$23,744,421	$(4,385,577)	$(12,542,380)	$11,730,530	$(1,157,955)	$(1,762,113)	$ —	$824,272	$16,451,198

2023	24,017,321	(3,904,609)	(12,518,840)	12,051,685	134,268	5,037,937	—	458,401	25,276,163

2022	20,521,929	(3,505,075)	(11,036,050)	10,018,375	(5,674,233)	(4,664,116)	—	1,503,807	7,164,637

2021	19,111,894	(3,163,533)	(9,818,515)	24,933,600	25,690,784	18,530,775	—	401,757	75,686,762

2020	16,720,881	(2,869,719)	(9,683,022)	39,619,191	23,782,666	3,477,499	—	—	71,047,496

2025 Proxy Statement	63

SCT to CAP Reconciliation — PEO — Quirk (A)

			Adjust Value of Current Year’s Equity Grant		Adjust For Incremental Increase/(Decrease) in Value of All Other Outstanding Equity Grants
Year	SCT Total	Subtract Pension Value reported in SCT	Subtract Grant Date Fair Value as reported in SCT	Add Fair Value at 12/31	Add Change in Fair Value of Unvested Awards as of 12/31	Add Change in Fair Value of Vested Awards during Year	Forfeited during Year	Accrued Dividend Equivalents	CAP

2024	$13,286,084	$ —	$(9,528,290)	$8,606,435	$(731,685)	$(1,111,390)	$ —	$414,721	$10,935,875

(A)
In determining the fair value of unvested equity awards, we applied the same methodology used to determine grant date fair value of equity awards for purposes of accounting for share-based payments as described in our 2024 Form
10-K,
but calculated fair value as of the last day of the year. Factors impacting the fair value of the equity awards primarily relate to the price of our common stock at year end, as well as the projected and actual achievement of performance goals related to our PSUs.

(3)
Our NEOs other than our PEOs for each fiscal year included in the table were as follows: 2024 — Maree E. Robertson, Stephen T. Higgins, and Douglas N. Currault II; 2023 and 2022 — Kathleen L. Quirk, Maree E. Robertson, Stephen T. Higgins, and Douglas N. Currault II; 2021 — Kathleen L. Quirk, Stephen T. Higgins, and Douglas N. Currault II; 2020 — Kathleen L. Quirk and Harry M. Conger. The amounts reported in this column represent the average of the total compensation reported for each named executive officer (excluding our PEOs) in the Summary Compensation Table in each applicable year.

(4)
The amounts reported in this column represent the average CAP for the NEOs as a group (excluding our PEOs), as computed in accordance with Item 402(v) of Regulation
S-K.
The amounts do not reflect the actual average amount of compensation earned by or delivered to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the adjustments reflected in the table below were made to the average total compensation for the NEOs for each year reflected in the Summary Compensation Table on page 52 to determine the CAP values. Mr. Conger and Mr. Higgins, the only other NEOs who have pension benefits, each reached the maximum years of service under the SRP and thus FCX did not recognize a service cost for either executive during any of the years reflected in the table.

SCT to CAP Reconciliation — Average of All Other NEOs (A)

			Adjust Value of Current Year’s Equity Grant		Adjust For Incremental Increase/(Decrease) in Value of All Other Outstanding Equity Grants
Year	SCT Total	Subtract Pension Value reported in SCT	Subtract Grant Date Fair Value as reported in SCT	Add Fair Value at 12/31	Add Change in Fair Value of Unvested Awards as of 12/31	Add Change in Fair Value of Awards Vested during Year	Forfeited during Year	Accrued Dividend Equivalents	CAP

2024	$3,646,350	$—	$(1,917,153)	$1,799,912	$(182,497)	$(223,898)	$—	$62,867	$3,185,580

2023	5,123,031	(311)	(3,266,249)	3,152,590	113,415	576,402	—	99,300	5,798,178

2022	5,191,453	—	(3,358,315)	2,970,644	(600,525)	(459,070)	—	187,462	3,931,649

2021	4,086,801	—	(2,132,295)	4,334,855	4,842,400	3,498,433	—	80,938	14,711,132

2020	4,976,641	(151,488)	(3,541,824)	11,427,713	9,245,824	1,569,827	(248,590)	(1,917)	23,276,187

(A)
In determining the fair value of unvested equity awards, we applied the same methodology used to determine grant date fair value of equity awards for purposes of accounting for share-based payments as described in our 2024 Form
10-K,
but calculated fair value as of the last day of the year. Factors impacting the fair value of the equity awards primarily relate to the price of our common stock at year end, as well as the projected and actual achievement of performance goals related to our PSUs.

(5)
Represents the weighted peer group total stockholder return, or “TSR,” weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P Metals and Mining Select Industry Index, which is the industry line peer group reported in our performance graph under Item 201(e) of Regulation
S-K
included in our Annual Report.

(6)	Net income represents net income attributable to common stock as reported in our consolidated financial statements that appear in our Annual Report on Form 10-K.

(7)
While we use numerous financial and
non-financial
performance measures for the purpose of evaluating performance under our AIP and LTIP, we believe that ROI represents the most important performance measure (that is not otherwise required to be disclosed in the table) we use to link compensation actually paid to our executive officers to company performance. Per SEC guidance, the table reflects our annual ROI for each year; however, we use a three-year average ROI to measure performance for purposes of the PSUs granted under our LTIP.

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Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance
philosophy. The metrics that we use under our AIP and LTIP are selected with the objective of linking our NEO’s compensation to the key metrics driving our future growth and incentivizing our NEOs to focus on critical elements of our strategic priorities each year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the most important financial and
non-financial
performance measures used to link executive compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance are as follows:

MOST IMPORTANT PERFORMANCE MEASURES (WITHOUT RANKING)

▪ Return on Investment	▪ Relative TSR

▪ Consolidated Adjusted EBITDA	▪ Copper Sales

2025 Proxy Statement	65

Relationship between Company Performance and Compensation Actually
Paid
The graphs below show the relationship between the CAP amounts for our PEO and the average CAP amounts for our other NEOs for the referenced years, as compared to (1) our cumulative TSR, (2) our net income, and (3) our return on investment, and also a comparison of our cumulative TSR to that of the S&P Metals and Mining Select Industry Index.

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Stock Ownership
We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through stock ownership guidelines applicable to our directors and executive officers.
Director and Executive Officer Stock Ownership Guidelines
To promote greater alignment with our stockholders and reinforce the importance of stock ownership and long-term focus, we have stock ownership guidelines applicable to our non-management
directors and executive officers.

6x	base salary for CEO and president and chairman of the board	5x	annual fee (currently $135,000) for non-management directors	3x	base salary for other executive officers
The value of the stock ownership is calculated based on the three-year trailing average month-end
stock price. Shares of our common stock currently owned and not pledged, including shares issuable upon the vesting of outstanding time-vested RSUs and shares held in employee benefit plans and individual retirement accounts, count as stock owned for purposes of the stock ownership guidelines. Shares held in trust may also be included; however, given the complexities of the trust laws, the decision to include the shares is made on a case-by-case
basis after reviewing the nature of the specific trust involved and considering whether the individual has maintained a pecuniary interest in the shares. Common stock underlying performance-based equity awards, such as the PSUs, will not be counted towards the target ownership level until such shares are earned and issued, nor will shares owned on behalf of a spouse or children.
Until the target ownership level is met, executive officers shall retain 50% of the net, after-tax
shares of FCX common stock received in connection with any equity-based awards granted by FCX, and non-management
directors shall retain 100% of the shares of FCX common stock they receive in connection with any equity-based awards granted by FCX. Once the target ownership level is met, such executive officers and non-management
directors are free to sell FCX shares in accordance with the requirements of FCX’s Insider Trading Policy, as applicable, provided their holdings do not fall below the target ownership level. If, after achieving the applicable target level of ownership, an executive officer or non-management
director subsequently falls out of compliance with these guidelines (including as a result of a decline in our stock price), the applicable retention requirement described above will once again apply.
As of the record date, all of our NEOs and all of our
non-management
directors exceeded their target ownership levels.
Hedging and Pledging Policies
Our insider trading policy prohibits our executives and directors from entering into any hedging arrangements with respect to our securities and limits the ability of our executives and directors to pledge our securities. None of our executives or directors currently pledge our securities. See “Stock Ownership of Directors and Executive Officers” and “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.

2025 Proxy Statement	67

Stock Ownership of Directors and Executive Officers
The table below shows the amount of our common stock beneficially owned as of April 14, 2025, by each of our current directors, our director nominees, our NEOs, and our current executive officers and directors as a group. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Exercisable Options or Vesting of RSUs	Number of Shares Subject to Exercisable Options (1)	Number of Shares Subject to Vesting of RSUs (1)	Total Number of Shares Beneficially Owned (2)		Percent of Class

David P. Abney	14,000	—	3,500	17,500		(*)

Richard C. Adkerson	4,835,973	920,333	1,000,000	6,756,306	(3)	(*)

Douglas N. Currault II	147,643	155,000	—	302,643		(*)

Marcela E. Donadio	3,800	—	13,000	16,800		(*)

Robert W. Dudley	14,000	—	3,500	17,500		(*)

Hugh Grant	25,738	—	13,000	38,738		(*)

Stephen T. Higgins	122,314	—	—	122,314	(4)	(*)

Lydia H. Kennard	115,300	—	3,500	118,800		(*)

Ryan M. Lance	44,422	—	3,500	47,922	(5)	(*)

Sara Grootwassink Lewis	18,300	—	8,000	26,300		(*)

Dustan E. McCoy	66,800	—	80,600	147,400		(*)

Kathleen L. Quirk	2,004,800	876,500	—	2,881,300		(*)

Maree E. Robertson	42,053	—	—	42,053		(*)

John J. Stephens	93,721	—	13,000	106,721	(6)	(*)

Frances Fragos Townsend	102,470	—	17,400	119,870		(*)

Current directors and executive officers as a group (15 persons)	7,651,334	1,951,833	1,159,000	10,762,167		(*)

(*)	Ownership is less than 1%, based on 1,436,200,253 shares of our common stock outstanding as of April 14, 2025.

(1)	Reflects our common stock that could be acquired within 60 days of the record date upon the exercise of options, vesting of RSUs, and the termination of deferrals on previously vested RSUs.

(2)
In addition to the RSUs included in “Number of Shares Subject to Vesting of RSUs,” each beneficial owner holds the following unvested RSUs and unvested PSUs, which are not included in the table above because they do not vest within 60 days of the record date.

Name of Beneficial Owner	Number of Shares Subject to Unvested RSUs	Number of Shares Subject to Unvested PSUs (Target level)

David P. Abney	—	—

Richard C. Adkerson	132,833	582,000

Douglas N. Currault II	43,166	58,500

Marcela E. Donadio	—	—

Robert W. Dudley	—	—

Hugh Grant	—	—

Stephen T. Higgins	47,667	64,000

Lydia H. Kennard	—	—

Ryan M. Lance	—	—

Sara Grootwassink Lewis	—	—

Dustan E. McCoy	—	—

Kathleen L. Quirk	148,166	473,500

Maree E. Robertson	51,166	94,500

John J. Stephens	—	—

Frances Fragos Townsend	—	—

Current directors and executive officers as a group (15 persons)	422,998	1,272,500
See “Board and Corporate Governance Matters – Director Compensation,” “Executive Officer Compensation – Compensation Discussion and Analysis” and “Executive Officer Compensation – Executive Compensation Tables – 2024 Grants of Plan-Based Awards” for more information.

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(3)
Includes (a) 192,330 shares held in Mr. Adkerson’s individual retirement account (IRA), (b) 1,401,071 shares held in trusts, and (c) 457,480 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Total number of shares beneficially owned includes the 1,000,000 shares underlying the RSUs awarded in December 2013, which Mr. Adkerson will receive six months after his retirement and which were fully vested at grant.

(4)	Includes (a) 17,446 shares held through our ECAP, which is the company’s tax-qualified defined contribution plan, and (b) 18,818 shares held in a family trust.

(5)	Includes 32,422 shares held through family trusts.

(6)	Includes 45,000 shares held by a family limited partnership.
Stock Ownership of Certain Beneficial Owners
The table below shows persons known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock as of April 14, 2025.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares (1)

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	119,487,244	(2)	8.3%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	89,623,089	(3)	6.2%

Capital Research Global Investors 333 South Hope Street 55th Floor Los Angeles, CA 90071	83,469,503	(4)	5.8%

(1)	Based on 1,436,200,253 shares of our common stock outstanding as of April 14, 2025.

(2)
Based on Amendment No. 9 to Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (Vanguard), reflecting beneficial ownership as of December 31, 2023. Vanguard holds the shares in its capacity as a registered investment advisor on behalf of numerous investment advisory clients, none of which is known to own more than 5% of our shares of common stock. The Schedule 13G/A reflects 113,711,055 shares held with sole dispositive power, 5,776,189 shares held with shared dispositive power, 1,678,212 shares held with shared voting power and no shares held with sole voting power.

(3)
Based on Amendment No. 15 to Schedule 13G filed with the SEC on April 17, 2025 by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of March 31, 2025. The Schedule 13G/A reflects 89,623,089 shares held with sole dispositive power, 81,263,531 shares held with sole voting power and no shares held with shared dispositive or voting power.

(4)
Based on Schedule 13G filed with the SEC on November 11, 2024 by Capital Research Global Investors on its own behalf and on behalf of its subsidiaries and affiliates identified therein, reflecting beneficial ownership as of September 30, 2024. The Schedule 13G reflects 83,435,211 shares held with sole voting power, 83,469,503 shares held with sole dispositive power and no shares held with shared dispositive or voting power.

2025 Proxy Statement	69

2025 Stock Incentive Plan

Proposal No. 3: Approval of the 2025 Stock Incentive Plan The board recommends that you vote FOR the approval of the 2025 Stock Incentive Plan.

We are seeking stockholder approval of the company’s 2025 Stock Incentive Plan (the plan). If approved, the plan will become effective on the day of our 2025 annual meeting.

Upon recommendation from the compensation committee (the committee), the board has adopted the plan for our employees, directors, consultants and advisors, subject to stockholder approval. The board is seeking approval of the plan as the successor to the company’s Amended and Restated 2016 Stock Incentive Plan (the 2016 plan), which is currently the company’s only equity plan with shares available for grant. If the plan is approved by stockholders, no future awards will be granted under the 2016 plan, but existing awards will continue to be governed by their original terms. If the stockholders do not approve the plan, it will not become effective.

The principal features of the plan are summarized below. However, this summary is qualified in its entirety by reference to the full text of the plan, as attached to this proxy statement as Annex C. Because this is a summary, it may not contain all the information that you may consider to be important. Therefore, we recommend that you read Annex C carefully before you decide how to vote on this proposal.

Purpose of the Proposal

Equity Incentive Awards are an Important Part of Our Compensation Philosophy

The company believes adoption of the plan is essential to our success. Equity awards are intended to motivate performance and align the interests of the company’s personnel with those of its stockholders by providing them with an equity stake in the company and acknowledging their contributions to the company’s success. The board and management believe equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining highly qualified individuals who contribute to the fulfillment of the company’s objectives.

Our 2016 Plan Expires in 2026

Our 2016 plan will expire on June 8, 2026. After that date, the company will not be able to continue to issue equity to its employees, directors, consultants and advisors unless the plan is approved by stockholders. Although the company could increase cash compensation if it is unable to grant equity incentives, the company may face challenges in attracting, retaining and motivating employees and directors without the ability to provide equity awards.

Proposed Share Reserve. To remain competitive with our peers and effectively attract, motivate, and retain high-caliber employees and directors, we are asking our stockholders to authorize 43,820,000 shares of common stock for issuance as awards under the plan (less awards granted after April 1, 2025 under the 2016 plan and prior to the effective date of the new plan, and subject to certain adjustments as described below). We intend to grant future equity awards under the plan in amounts that are reasonable and consistent with competitive market needs.

In determining the size of this share request, the board considered, among other things, the expiration of our 2016 plan, the number of outstanding equity awards, our historical burn rate, our stock price and volatility, our projected recruiting and retention needs, the potential dilution of our equity compensation program, and competitive market practices. Certain of these factors are outlined below.

Good Governance Provisions in Our Plan

The plan and our long-term incentive program incorporate numerous governance best practices, including:

▪

Continued Broad-Based Eligibility for Equity Awards. Equity awards are granted to executives, directors, a significant number of employees, and certain consultants. By doing so, the company links their interests with stockholder interests throughout the organization and motivates these individuals to act as owners of the business.

▪

Stockholder Approval is Required for Additional Shares and Other Material Amendments. The plan does not contain an annual “evergreen” provision. The plan authorizes a limited number of shares, requiring stockholder approval to increase the maximum number of shares of common stock that may be issued under the plan. Additionally, other material amendments to the plan require stockholder approval.

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▪	No Discount Stock Options or Stock Appreciation Rights (SARs). The plan mandates a minimum 100% fair market value exercise price for options and SARs.

▪	No Automatic Single-Trigger Vesting of Awards. The plan does not provide for automatic “single-trigger” accelerated vesting upon a change in control.

▪

No Dividend Payments on Awards Prior to Vesting. Payment of dividends or dividend equivalents on awards is not permitted prior to vesting, although dividends or dividend equivalents may accrue on unvested awards other than options and SARs, subject to the same terms and risks of forfeiture as the underlying awards.

▪

Limitations on Non-Management Director Compensation. There is an annual limit of $750,000 per calendar year for the sum of all cash, equity-based awards and other compensation granted to a non-management director; provided, however, this limit increases to $1,000,000 for a non-management director serving as lead independent director or non-executive chair of the board.

▪	No Repricing of Awards. Options and SARs may not be repriced and no cash buyout of underwater options and SARs is permitted without stockholder approval.

▪	No Tax Gross-Ups. The plan does not provide for tax gross-ups.

▪

Responsible Share Recycling. Shares of common stock delivered or withheld in payment of the exercise price of a stock option, delivered or withheld to satisfy tax obligations in respect of an award of option or SARs, or repurchased with the proceeds of an option exercise may not be re-issued under the plan.

▪

Clawback of Awards. All awards under the plan, whether time-based and performance-based, are expressly subject to recovery if the company’s financial statements are restated within a three-year period following payout of the incentive and the participant is determined to be responsible, in whole or in part, for the restatement, or if the award is subject to the company’s clawback policy adopted pursuant to SEC or NYSE requirements, or any other company clawback policy in place from time-to-time.

Other company policies that align the interests of our directors and executive officers with those of our stockholders include policies that prohibit our directors and executive officers from hedging our common stock, and minimum stock ownership guidelines for our directors and executive officers. See “Board and Corporate Governance Matters – Director Compensation” and “Executive Officer Compensation – Compensation Discussion and Analysis.”

Burn Rate and Projected Overhang

We use our burn rate to measure the potential life expectancy of our equity plan and stockholder dilution. In calendar years 2022, 2023 and 2024, the company’s annual equity burn rates (calculated by dividing (1) the number of shares subject to equity awards granted during the year by (2) the weighted-average number of shares outstanding at the end of the applicable year) under the 2016 plan were 0.16%, 0.16% and 0.16%, respectively, for a three-year average of 0.16%. Our burn rate levels are well within market norms for comparably sized companies in our industry and illustrate our responsible stewardship of our equity plan.

(Share Amounts in Thousands)	2024	2023	2022	3-Year Average

For the years ending December 31

RSUs and PSUs Granted	2,263	2,271	2,274

Weighted-Average Common Stock Outstanding	1,437,696	1,434,274	1,440,559

Gross Burn Rate	0.16%	0.16%	0.16%	0.16%

Our future burn rate will depend on a variety of factors, including the number of participants granted stock awards under the plan, our stock price, changes to our compensation strategy, changes in business practices or industry standards, changes in our capital structure due to stock splits or similar events, the compensation practices of our competitors or changes in compensation practices in the market generally, and changes in the methodology used to establish the equity award mix.

2025 Proxy Statement	71

The table below presents information about the number of shares that were subject to outstanding options, stock-settled RSUs and PSUs at April 1, 2025, and the proposed share reserve under the new plan, which includes new shares plus shares remaining available for grant under our 2016 plan at April 1, 2025. As noted, the 2016 plan is the company’s only active plan with shares available for grant. Our overhang is calculated by dividing (1) the sum of the number of shares issuable pursuant to equity awards outstanding plus shares remaining available for issuance for future awards by (2) the sum of the number of shares outstanding plus the sum of (1) above. As set forth in the table below, upon approval of the plan, the company expects its overhang to approximate 3.71%, which is within industry norms.

(Share Amounts in Thousands)	As of April 1, 2025

Total full-value awards outstanding(1)	5,969

Total stock options outstanding	5,505

Weighted-average exercise price of outstanding options	$14.24

Weighted-average remaining term of outstanding options	4.12 years

Proposed share reserve under the new plan(2) (3)	43,820

Common stock outstanding	1,437,047

Projected overhang under the new plan	3.71%

(1)	Includes unvested RSUs, vested but deferred RSUs, and target shares that could be delivered under outstanding PSUs.

(2)

The proposed share reserve is comprised of the sum of 30,200,000 new shares plus 13,620,000 shares available for grant under the 2016 Plan as of April 1, 2025, subject to certain adjustments as described below. The proposed share reserve is subject to reduction for any awards granted under the 2016 plan after April 1, 2025. As noted above, if the new plan is approved by our stockholders, no future awards will be granted under the 2016 plan.

(3)

The company anticipates that the share reserve under the plan will be sufficient to cover awards for the life of the plan. This estimation is based on the company’s current award practices and historical usage, as indicated by its historical burn rate detailed above, but future granting practices will be impacted by the factors described above.

Summary of the Plan

Administration. The committee (or a subcommittee thereof) will generally administer the plan and has the authority to grant awards under the plan, including setting the terms of these awards. The committee will also generally have the authority to interpret the plan, establish any rules or regulations related to the plan that it deems appropriate, and make any other determinations necessary or advisable for proper administration of the plan. Subject to the limitations specified in the plan, the committee may delegate its authority to appropriate company officers with respect to grants to employees or consultants who are not subject to Section 16 of the Exchange Act. Currently, our president and CEO and our chief administrative officer have limited authority to grant awards under the 2016 plan. For further details on the delegated authority of these officers, see “Executive Officer Compensation – Compensation Discussion and Analysis – Compensation Processes and Policies.”

Eligible Participants. Officers, directors and employees of the company and our consultants and advisors will be eligible to receive awards under the plan when designated as plan participants. Currently, five executive officers and ten non-management directors are eligible to receive awards under the plan. Additionally, approximately 1,050 other current employees and consultants currently participating in our long-term incentive program would be eligible to receive awards under the plan.

The committee has the authority to grant awards under the plan to eligible participants residing outside of the United States. In doing so, the committee may, at its discretion, establish sub-plans, modify vesting, exercise or settlement procedures, along with other relevant terms, to ensure compliance with the laws of the applicable foreign jurisdictions.

Awards. Awards under the plan may be granted in any one or a combination of the following forms:

▪	for officers and employees only, incentive stock options (ISOs) under Section 422 of the Internal Revenue Code (the Code);

▪	non-qualified stock options;

▪	stock appreciation rights (SARs);

▪	restricted stock;

▪	restricted stock units (RSUs);

▪	other stock-based awards; and

▪	cash-based performance awards.

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Authorized Shares. Subject to certain adjustments as described herein and in the plan, 43,820,000 million shares of common stock will be reserved for awards under the plan (less awards granted after April 1, 2025 under the 2016 plan and prior to the effective date of the new plan, which will be subject to the applicable fungible ratio under the 2016 plan). As of the effective date of the plan, shares that are subject to any equity-based award under the plan shall be counted as one share for every one share granted. All shares available under the plan can be issued pursuant to the exercise of ISOs under the plan during its ten-year term. Shares issuable under the plan may be authorized but unissued shares, shares purchased on the open market or treasury shares. The closing sale price of a share of our common stock on the New York Stock Exchange, or the NYSE, on April 14, 2025 was $33.75.

Limitations and Adjustments to Shares Issuable Under the Plan. For non-management directors, there is an annual limit of $750,000 per calendar year for the sum of all cash, equity-based awards (calculated based on the grant date fair value for financial reporting purposes) and other compensation granted to a non-management director for service on the board; provided, however, this limit increases to $1,000,000 for a non-management director serving as lead independent director or non-executive chair of the board.

Generally, for purposes of determining the maximum number of shares of our common stock available for delivery under the plan, shares that are not delivered because an award (or an award under a prior plan) is forfeited, canceled, or settled in cash, will not be deemed to have been delivered under the plan, and will be again available or added back to the share reserve for future grants under the plan, as applicable. With respect to SARs paid in shares, all shares to which the SARs relate are counted against the plan limits rather than the net number of shares delivered upon exercise. If shares are tendered or withheld to satisfy the exercise price of a stock option or the tax withholding obligation associated with any stock option or SAR award (and equally with respect to the settlement of options or SARs granted under a prior plan), those tendered or withheld shares will not be available for reissuance under the plan or added back to the share reserve. In addition, shares purchased on the open market with the proceeds of an option exercise will not be available for reissuance under the plan. In the event that withholding tax liabilities arising from an award other than an option or SAR or, after April 1, 2025, an award other than an option or stock appreciation right under a prior plan are satisfied by the tendering or withholding of shares, the shares so tendered or withheld will be added to the shares available for awards under the plan (in all such cases herein, on a one-for-one basis or, if the award was granted under the 2016 plan, pursuant to the applicable fungible ratio).

Proportionate adjustments will be made to all share limitations provided in the plan, including shares subject to outstanding awards, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other changes in the shares of our common stock. Further, the committee may adjust the terms of any award as appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

No Dividends or Dividend Equivalents on Unvested Awards. The plan allows the committee to grant dividends or dividend equivalent rights for awards of restricted stock, RSUs, and other stock-based awards, but excluding options and SARs. If the committee decides to grant such rights, they must vest and be paid out or forfeited in tandem with and contingent upon the vesting of the underlying awards, rather than being paid concurrently during the vesting or restricted period.

Amendments to the Plan. The board may amend or discontinue the plan at any time. However, our stockholders must approve any amendment that would:

▪	materially increase the benefits accruing to participants under the plan;

▪	materially increase the number of shares of common stock that may be issued under the plan;

▪	materially expand the classes of persons eligible to participate in the plan;

▪	expand the types of awards available for grant under the plan;

▪	materially extend the term of the plan;

▪	reduce the price at which common stock may be offered through the plan; or

▪	permit the re-pricing of a stock option or SAR.

No amendment or termination of the plan may materially impair any previously granted award without the consent of the recipient.

Term of the Plan. No awards may be granted under the plan after June 11, 2035.

Types of Incentives. Each of the types of incentives that may be granted under the plan is described below:

▪

Stock Options. The committee may grant non-qualified stock options or incentive stock options to purchase shares of our common stock. The committee will determine the number and exercise price of the options, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition transaction. In addition, the committee will determine the time or times that the options become exercisable. The term of an option will also be determined by the committee but may not exceed ten years from the date of the grant. The committee may accelerate the exercisability of any stock option at any time. As noted above, the committee may not, without the prior approval of our stockholders, decrease the exercise price for any outstanding option after the date of grant. In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then current fair

2025 Proxy Statement	73

market value of a share of common stock, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another incentive, a cash payment or shares of common stock, unless approved by our stockholders. Incentive stock options will be subject to certain additional requirements necessary to qualify as incentive stock options under Section 422 of the Code.

▪

Stock Appreciation Rights. A stock appreciation right is a right to receive, without payment to us, a number of shares of common stock or an amount of cash determined by dividing the product of the number of shares as to which the SAR is exercised and the amount of the appreciation in each share by the fair market value of a share on the date of exercise of the right. The committee will determine the exercise price used to measure share appreciation, whether the right may be paid in cash, shares of common stock, or a combination of the two, and the number and term of SARs, provided that the term of a SAR may not exceed ten years from the date of grant. The committee may accelerate the exercisability of any SAR at any time. The plan restricts decreases in the exercise price and certain exchanges of SARs on terms similar to the restrictions described above for stock options.

▪

Restricted Stock. Shares of common stock may be granted by the committee and made subject to restrictions on sale, pledge or other transfer by the recipient for a certain restricted period. All shares of restricted stock will be subject to such restrictions as the committee may provide in an agreement with the participant, including provisions that may obligate the participant to forfeit the shares to us in the event of a termination of employment, certain competitive behavior or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the plan, a participant receiving restricted stock shall have all the rights of a stockholder as to such shares, including the right to vote the shares and accrue dividends on unvested shares (with payment of the dividends subject to the same terms and risks of forfeiture as the underlying award).

▪

Restricted Stock Units. A restricted stock unit represents the right to receive from the company on the scheduled vesting date or other specified payment date one share of common stock (or the cash equivalent or a combination thereof). All RSUs will be subject to such restrictions as the committee may provide in an agreement with the participant, including provisions which may obligate the participant to forfeit the units in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the plan, a participant receiving RSUs shall have no rights of a stockholder as to such units until such time as shares of common stock are issued to the participant.

▪

Other Stock-Based Awards. The plan also permits the committee to grant participants awards of shares of common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of common stock (other stock-based awards). The committee has discretion to determine the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements.

▪

Cash-Based Performance Awards. A cash-based performance award granted by the committee consists of the opportunity to earn cash awards based on performance, subject to such terms and conditions, including the attainment of specified performance goals, as the committee may determine in accordance with the plan. At the time cash-based performance awards are granted, the committee will establish their vesting criteria, including, as applicable, the performance period and the time or times at which any payout will be deemed vested and payable.

Performance Goals. The committee may grant awards that are subject to the achievement of one or more objective performance goals applicable to a participant or the company as established by the committee. Any performance goals that are financial metrics may be determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP), in accordance with accounting principles established by the International Accounting Standards Board (IASB Principles) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. Performance goals also may be based solely by reference to the company’s performance or the performance of a subsidiary, division, business segment or business unit of the company or a subsidiary or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

Adjustments to Awards. The committee may make adjustments to the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the company, or the financial statements of the company or any subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan. In addition, when assessing or calculating the results of any performance goals as applicable to an award, the committee may provide for exclusion of the impact of an event or occurrence which the committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the company, (f) an event either not directly related to the operations of the company, subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the company, (i) the refinancing or repurchase of bank loans or debt securities, (j), unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of

74	Freeport

outstanding shares, (l) conversion of some or all of convertible securities to common stock, (m) any business interruption event, (n) the cumulative effects of tax or accounting changes in accordance with GAAP, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

Clawback. The plan also provides that each award under the plan, whether time-based or performance-based, shall be subject to recovery if (1) the company’s financial statements are required to be restated at any time within the three-year period following the final payout of the award and the plan participant is determined by the committee to be responsible, in whole or in part, for the restatement, or (2) the award is subject to any clawback policies the company adopts in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder. In addition, all awards under the plan are subject to the company’s current and future clawback and recoupment policies, as they may be amended from time-to-time. The committee shall have the discretion to determine the applicability of these provisions.

Termination of Employment; Change in Control. If a participant ceases to be an employee of the company or to provide services to us for any reason, including death, disability, or retirement, the participant’s outstanding awards may be exercised, shall vest or shall expire at such time or times as may be determined by the committee and described in the award agreement.

Unless otherwise provided in an award agreement, upon a participant’s termination without cause or for good reason during the 12-month period following a change in control: (1) all options and SARs shall become immediately exercisable, and (2) all time-vested restrictions on restricted stock, RSUs or other stock-based awards shall lapse. For outstanding awards with performance conditions, unless otherwise provided in an award agreement, all performance measures will be disregarded and the award will convert to a corresponding time-vested award at the target payout level, which will vest on the earlier of: (1) the last day of the performance period, provided the participant remains employed through the performance period, or (2) the date of the participant’s termination without cause or for good reason.

Further, in the event of a change in control, the committee may, in its sole and absolute discretion and authority, without obtaining the approval or consent of the company’s stockholders or any participant with respect to his or her outstanding awards, take one or more of the following actions:

▪

arrange for or otherwise provide that each outstanding award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation;

▪

require that all outstanding options and SARs be exercised on or before a specified date (before or after such change in control) fixed by the committee, after which specified date all unexercised options and SARs shall terminate;

▪

arrange or otherwise provide for payment of cash or other consideration to participants representing the value of such awards, if any, in exchange for the satisfaction and cancellation of outstanding awards, or cancel any outstanding awards for no payment if the award has no value; or

▪	make other appropriate adjustments or modifications.

Transferability of Awards. Awards under the plan may not be transferred except under the following circumstances, provided that in no event may an award be transferred to a third party financial institution for consideration:

▪	by will;

▪	by the laws of descent and distribution;

▪	if permitted by the committee and so provided in the award agreement, pursuant to a domestic relations order; or

▪

in the case of stock options only, if permitted by the committee and if so provided in the award agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are the participant or immediate family members.

Payment of Withholding Taxes. We may withhold from any payments or stock issuances under the plan, or collect as a condition of payment, any taxes required by law to be withheld. The participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of common stock or to have the company withhold, from the shares the participant would otherwise receive, shares, in each case having a value equal to the minimum amount required to be withheld or such other rate approved by the committee. This election must be made prior to the date on which the amount of tax to be withheld is determined.

Prohibition on Repricing. Under the plan, the committee may not, without the approval of the company’s stockholders, authorize the repricing of any outstanding option or SAR to reduce its exercise price, cancel any option or SAR in exchange for cash or another award when the exercise price exceeds the fair market value of the underlying shares, or take any other action with respect to an option or SAR that the company determines would be treated as a repricing.

2025 Proxy Statement	75

Federal Income Tax Consequences

The federal income tax consequences related to the issuance of the different types of awards that may be granted under the plan are summarized below. Participants who are granted awards under the plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Stock Options. A participant who is granted a stock option normally will not realize any income, nor will our company normally receive any deduction for federal income tax purposes, in the year the option is granted. When a non-qualified stock option granted through the plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date and, subject to the limitations of Section 162(m) of the Code, we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income. An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. The company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares received upon exercise before the expiration of the holding periods.

If the exercise price of a non-qualified stock option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition on the exchange and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

Stock Appreciation Rights. Generally, a participant who is granted a SAR under the plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the stock received on the day it is received. In general, there are no federal income tax deductions allowed to our company upon the grant of SARs. Upon the exercise of the SAR, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m) of the Code.

Restricted Stock. Unless the participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and we will not be allowed a tax deduction, at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date, and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant of RSUs. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the RSUs in an amount equal to the fair market value of the shares distributed to the participant as of the date of distribution. Upon the distribution of shares to a participant with respect to RSUs, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income the participant is required to recognize, subject to any applicable limitations under Section 162(m) of the Code. The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.

Other Stock-Based Awards. Generally, a participant who is granted any other stock-based award under the plan will recognize ordinary income at the time the cash or shares of common stock associated with the award are received. If stock is received, the

76	Freeport

ordinary income will be equal to the excess of the fair market value of the stock received as of the date received over any amount paid by the participant in exchange for the stock. In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m) of the Code.

Cash-Based Performance Awards. Generally, a participant who is granted a cash-based performance award will recognize ordinary income at the time the cash payment is received. In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m) of the Code.

Section 409A. If any incentive constitutes non-qualified deferred compensation under Section 409A of the Code, it will be necessary that the award be structured to comply with Section 409A of the Code to avoid the imposition of additional tax, penalties and interest on the participant.

Tax Consequences of a Change in Control. If, upon a change in control of the company, the exercisability, vesting or payout of an award is accelerated, any excess on the date of the change in control of the fair market value of the shares or cash issued under accelerated awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment” with respect to any employee is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change in control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and the company will be denied any deduction with respect to such excess parachute payment.

The foregoing discussion summarizes the federal income tax consequences of awards that may be granted under the plan based on current provisions of the Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences.

Plan Benefits

Awards under the plan are subject to the discretion of the committee, and no decisions have been made by the committee regarding any future awards that may be granted pursuant to the plan. Accordingly, it is not possible to determine the benefits that participants will receive in the future under the plan.

Certain tables above under “Executive Officer Compensation – Executive Compensation Tables,” including the Summary Compensation Table, 2024 Grants of Plan-Based Awards, Outstanding Equity Awards at December 31, 2024, and 2024 Option Exercises and Stock Vested, provide information on prior awards granted to our NEOs under our stock incentive plans.

In February 2025, the committee approved the following stock-settled awards under the 2016 plan to the individuals and groups noted below. These awards are reflected in the table describing our overhang as of April 1, 2025 on page 72. In addition, on June 1, 2025, our non-management directors will receive their annual equity awards. See “Board and Corporate Governance Matters – Director Compensation” for more information.

Name and Position/Group	Number of PSUs(1)	Number of RSUs

Richard C. Adkerson, Chairman of the Board	166,500	57,000

Kathleen L. Quirk, President and CEO	226,000	77,000

Maree E. Robertson, EVP and CFO	41,000	28,000

Stephen T. Higgins, EVP and CAO	25,000	26,000

Douglas N. Currault II, EVP and General Counsel	23,000	23,500

Executive Officer Group (5 persons)	481,500	211,500

Non-Employee Director Group	—	—

Non-Executive Officer Employee Group	—	1,548,300

(1)	Represents the target shares that could be delivered under the PSUs. If maximum performance levels are achieved, the NEOs could earn 225% of the target awards.

2025 Proxy Statement	77

Vote Required to Approve the 2025 Stock Incentive Plan

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information about voting procedures.

Equity Compensation Plan Information

Only our 2016 plan has shares of our common stock available for future grant. However, we have equity compensation plans pursuant to which awards have previously been made that could result in issuance of our common stock to employees and non-employees as compensation.

Information as of December as of December 31, 2024:

	(a)		(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders	12,773,631	(1)	$14.22	15,048,374

Equity compensation plans not approved by security holders	13,500	(2)	—	—

Total	12,787,131		14.22	15,048,374

(1)

Includes shares of our common stock issuable upon the vesting of 3,325,514 restricted stock units (RSUs) and 2,619,000 performance share units at maximum performance levels, and the termination of deferrals with respect to 1,220,070 RSUs that were vested as of December 31, 2024. These awards are not reflected in column (b) because they do not have an exercise price. The number of securities to be issued in column (a) does not include RSUs that are payable solely in cash.

(2)

Represents securities to be issued under awards assumed in our acquisition of McMoRan Exploration Co. The shares are issuable upon the termination of deferrals with respect to 13,500 RSUs that were vested as of December 31, 2024, and the awards are not reflected in column (b) because they do not have an exercise price.

78	Freeport

Audit Committee Matters

Proposal No. 4: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2025

The board recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.

The audit committee, which is comprised solely of independent directors, is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. In addition, the audit committee regularly considers the qualifications, independence, compensation and performance of the company’s independent registered public accounting firm. In February 2025, the audit committee appointed Ernst & Young to serve as the company’s independent registered public accounting firm for 2025. Ernst & Young has been retained as the company’s independent registered public accounting firm continuously since 2002.

The audit committee considers a number of factors in deciding whether to re-engage Ernst & Young as the independent registered public accounting firm, including an assessment of the firm’s professional qualifications and resources. The audit committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interests of the company and its stockholders. In connection with its independence assessment, the audit committee receives from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the firm’s communications with the audit committee concerning independence, and the committee discusses with the firm its independence. The audit committee is also involved with the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. The most recent rotation of the lead audit partner occurred at the beginning of the 2024 audit. The audit committee pre-approves the scope of all audit, audit-related, tax and other permitted non-audit services to be provided by Ernst & Young during the upcoming or current audit period to ensure that the provision of such services does not impair the auditor’s independence and determines the appropriate funding to be provided by the company for payment of such services. Although stockholder ratification is not required, this appointment is being submitted to the stockholders for ratification as a matter of good corporate governance. The audit committee will continue to annually review the appointment of the independent registered public accounting firm.

If stockholders do not ratify this appointment, the audit committee will reconsider the appointment although it may determine the independent registered public accounting firm should continue. Even if stockholders ratify the appointment, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it believes such appointment is in the best interests of the company and the stockholders. A representative of Ernst & Young is expected to attend our 2025 annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required to Ratify the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2025

Although stockholder ratification is not required, our board and the audit committee will consider the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon as constituting approval of this proposal. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information about voting procedures.

2025 Proxy Statement	79

Audit Committee Report

The audit committee is currently comprised of three directors. The board has determined that each member of the audit committee has no material relationship with the company and that each member meets the independence and financial literacy requirements of the NYSE and additional heightened independence requirements applicable to members of the audit committee under the NYSE and SEC rules. The board has determined that each of Mr. Stephens and Mses. Donadio and Lewis qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

We, the audit committee, operate under a written charter approved by the committee and adopted by the board. Our primary function is to assist the board in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting, (2) the integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm, and (5) the performance of the company’s independent registered public accounting firm and internal audit firm. We are also responsible for reviewing and discussing with management, the company’s internal audit firm and the company’s independent registered public accounting firm, the company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies. Throughout the year, we regularly met with and received reports from management on a variety of topics, including, but not limited to, the company’s financial results, legal matters, environmental reserves and asset retirement obligations, global compliance program and corporate compliance procedures, the company’s enterprise risk management program, global property and business interruption and director and officer insurance renewals, and information technology security and cybersecurity matters. We also regularly met with and received reports from the company’s internal audit firm and independent registered public accounting firm.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls; those are the responsibilities of management. We are also not responsible for auditing the company’s financial statements and the effectiveness of internal control over financial reporting and reviewing the company’s unaudited interim financial statements; those are the responsibilities of the company’s independent registered public accounting firm.

During 2024, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Deloitte & Touche LLP (Deloitte & Touche), the company’s internal audit firm, and Ernst & Young, the company’s independent registered public accounting firm, management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2024, both of which are included in the company’s 2024 Form 10-K. We also reviewed and discussed with Ernst & Young any critical audit matters identified during the audit of the company’s financial statements.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In accordance with our charter, we appointed Ernst & Young as the company’s independent registered public accounting firm for 2024. We have reviewed and discussed the company’s audited financial statements for the year 2024 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with U.S. GAAP, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with Ernst & Young their independence. We have also discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for the year 2024, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board, and the board approved, the inclusion of the audited financial statements referred to above in the company’s 2024 Form 10-K.

80	Freeport

Internal Audit

We also review the company’s internal audit function, including the selection of the company’s internal audit firm. In accordance with our charter, we appointed Deloitte & Touche as the company’s internal audit firm for 2024. We have discussed with Deloitte & Touche the scope of their audit plan and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal audit firm also met with us without management being present to discuss these matters.

John J. Stephens, Chair

Marcela E. Donadio

Sara Grootwassink Lewis

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services (including out-of-pocket expenses incurred in connection with these services) provided by Ernst & Young in each of the last two fiscal years:

	2024	2023

Audit Fees(1)	$14,553,000	$13,736,000

Audit-Related Fees(2)	2,608,000	2,455,000

Tax Fees(3)	128,000	195,000

All Other Fees(4)	13,200	35,000

(1)

Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, statutory and regulatory filings or engagements, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations. The total amount of audit fees previously disclosed for 2023 was adjusted to reflect an additional $107,000 that had not been estimated as of the date of the filing of our 2024 proxy statement.

(2)

Audit-Related Fees were primarily for professional services rendered in connection with sustainability reporting, other attest services, accounting consultations for matters impacting future periods, and attest services related to financial reporting that are not required by statute or regulation.

(3)	Tax Fees were for professional services related to general tax consultation, transfer pricing, tax compliance and international tax matters.

(4)	All Other Fees were primarily for trainings and the use of Ernst & Young’s proprietary research tool.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit, audit-related, tax and other permitted non-audit services to be provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related, tax and other permitted non-audit services, for the upcoming or current audit period, subject to specified cost levels. Any service that is not included in such pre-approved list of services must be separately pre-approved by the audit committee or the chair of the audit committee, as applicable. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $100,000 may be pre-approved by the chair of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chair during any fiscal quarter does not exceed $200,000.

At each regularly scheduled audit committee meeting, management updates the committee on (1) the scope and anticipated cost of any services pre-approved by the chair since the last meeting of the committee and (2) the pre-approved fees for each service or group of services being provided by our independent registered public accounting firm (including to-date fees incurred and updated estimates of fees to be incurred). Each service provided by our independent registered public accounting firm has been approved in advance by the audit committee, and none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

2025 Proxy Statement	81

Questions and Answers About the Proxy Materials, Annual Meeting and Voting

1.	Why am I receiving these proxy materials?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote at our 2025 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 14, 2025, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement and our 2024 annual report are being made available to our stockholders on or about April 25, 2025. This proxy statement summarizes the information that you need to know in order to cast your vote.

2.	Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with SEC rules, we are permitted to furnish proxy materials, including this proxy statement and our 2024 annual report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice of internet availability of proxy materials provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions provided in the notice to request the materials.

If you are a stockholder of record and you previously requested to receive printed copies of proxy materials,

we strongly encourage you to sign up for electronic delivery of future proxy materials. Opting to receive your proxy materials electronically will reduce the costs incurred by the company to print and mail your proxy materials, provide you with fast access to your proxy materials and help us further our sustainable practices. You can request to receive future proxy materials electronically by signing up at www.envisionreports.com/FCX.

If you are a beneficial owner, please contact your bank, broker, trustee or other nominee for instructions on how to opt into electronic delivery of proxy materials.

3.	When and where will the annual meeting be held?

This year’s annual meeting will be a virtual meeting of stockholders conducted exclusively via a live audio webcast, accessible at www.meetnow.global/FCX2025. Although no physical in-person meeting will be held, we have designed the format of our virtual annual meeting to help ensure that our stockholders who join the virtual annual meeting will be afforded a similar experience and opportunities to participate as they would at an in-person meeting. Stockholders will be able to submit questions online starting 15 minutes before and during the meeting, providing them with the opportunity for meaningful engagement with the company. Please see the question titled “How can I submit questions pertinent to meeting matters?”

Date	Time	Location
Wednesday, June 11, 2025	9:00 a.m., Eastern Time	www.meetnow.global/FCX2025

The virtual annual meeting will begin promptly at 9:00 a.m., Eastern Time, on Wednesday, June 11, 2025. Online access to the audio webcast will open 15 minutes prior to the start of the annual meeting. Stockholders are encouraged to access the annual meeting prior to the start time and allow ample time to log into the audio webcast and test their computer systems.

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4.	How can I join and participate in the virtual annual meeting?

All stockholders are entitled to join the virtual annual meeting; however, you are entitled to participate (including vote and submit questions) at the annual meeting only if you were a stockholder of record of the company at the close of business on the record date, or if you were a beneficial owner as of the record date and you register in advance in accordance with the instructions below. You also may join the meeting as a guest by selecting “Join Meeting Now” and then “Guest.” However, guests will not be allowed to vote or submit questions at the annual meeting.

Stockholders of Record

If you were a stockholder of record at the close of business on the record date (i.e., you hold your shares registered in your name through our transfer agent, Computershare), you can join and participate in the virtual annual meeting by accessing www.meetnow.global/FCX2025 and selecting “Join Meeting Now” and then “Stockholder.” Enter your control number shown on the notice of internet availability, proxy card and/or email you received. If you cannot locate your notice of internet availability, proxy card or email but would still like to join the annual meeting, you can request your control number by contacting Computershare at 1-800-953-2493 on or before 5:00 p.m. Eastern Time on Tuesday, June 10, 2025.

Beneficial Owners

If your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, you must register in advance to join and participate in the virtual annual meeting.

To register in advance, you must first obtain a legal proxy from your bank, broker, trustee or other nominee. Note that it can take up to two weeks to obtain a legal proxy from your bank, broker, trustee or other nominee. Beneficial owners interested in participating in the annual meeting should follow the instructions from your bank, broker, trustee or other nominee included with your voting instruction form or contact your bank, broker, trustee or other nominee to request a legal proxy.

Once you have received a legal proxy from your bank, broker, trustee or other nominee, you must submit proof of your legal proxy reflecting your company holdings along with your name and email address to our transfer agent, Computershare. Please forward the email from your broker or attach an image or scan of your legal proxy to Computershare at legalproxy@computershare.com, with “Legal Proxy” noted in the subject line, or mail proof of your legal proxy to: Computershare, Freeport-McMoRan Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940. Please note that the voting instruction form or notice regarding the availability of proxy materials you received with respect to the annual meeting is not a legal proxy. If you do request a legal proxy from your bank, broker, trustee or other nominee, the issuance of the legal proxy will invalidate any prior voting instructions you have given and will prevent you from giving any further voting instructions to your bank, broker, trustee or other nominee to vote on your behalf. You will be responsible for voting your shares and will only be able to vote prior to or at the annual meeting as described above for “Stockholders of Record.”

Requests for registration must be received by Computershare no later than 5:00 p.m., Eastern Time, on Friday, June 6, 2025. Upon receipt of your valid legal proxy, Computershare will provide you with a control number by email. Once provided, you can join and participate in the virtual annual meeting by accessing www.meetnow.global/FCX2025 and selecting “Join Meeting Now” and then “Stockholder.” Enter the control number provided by Computershare.

Participants in Our ECAP

If you hold shares of our common stock as a participant through our ECAP, which is the company’s tax-qualified defined contribution plan, you may only join the annual meeting as a guest. For information regarding how to vote if you are an ECAP participant, please see the question titled “How do I vote?”

5.	How can I submit questions pertinent to meeting matters?

You can submit questions pertinent to meeting matters at the virtual annual meeting only if you were a stockholder of record of the company at the close of business on the record date, or if you were a beneficial owner as of the record date and you registered in advance in accordance with the instructions in the question titled “How can I join and participate in the virtual annual meeting?”

If you wish to submit a question, you may log into the virtual annual meeting website at www.meetnow.global/FCX2025 starting 15 minutes before, during and at any point prior to adjournment of the meeting. To submit a question, you will need your control number. Once past the login screen, click on the “Q&A” tab at the top of the screen to submit your question.

In accordance with the rules of order, a copy of which will be available on the virtual annual meeting website, only questions pertinent to meeting matters will be answered. In the interest of fairness to all stockholders, the question and answer period will be limited to a total of twenty minutes and multiple questions submitted on the same topic will be summarized and responded to collectively to avoid repetition. The chairman reserves the right to not address any questions that do not conform to the rules of order.

During the virtual annual meeting, we are committed to acknowledging each question (subject to the limitations discussed above) in the order in which it was received. When submitting questions, stockholders should identify themselves and provide contact information in the event follow up is necessary. Each stockholder who submits a question will be identified before his or her question is answered. Any questions relevant to the business of the annual meeting that cannot be answered because of time constraints can be submitted to FCX Investor Relations at the following email address after the meeting has ended: ir@fmi.com.

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6.	What if I have technical difficulties or trouble accessing the virtual annual meeting?

If you encounter technical difficulties accessing the virtual annual meeting or during the virtual annual meeting, please call Computershare at 888-724-2416 (Domestic) or +1 781-575-2748 (International).

7.	What if I cannot join the virtual annual meeting?

You do not need to join the virtual annual meeting to vote. For information regarding how to vote, please see the question titled “How do I vote?”

8.	Who is soliciting my proxy?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before our 2025 annual meeting of stockholders, whether or not you join and participate in the annual meeting. By submitting your proxy and voting instructions via the internet or by phone, or by marking, signing, dating, and returning the proxy card, you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed.

9.	On what matters will I be voting?

At our 2025 annual meeting, you will be asked to: (1) elect each of the twelve director nominees; (2) approve, on an advisory basis, the compensation of our named executive officers; (3) approve the 2025 Stock Incentive Plan; and (4) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.

10.	How does the board recommend that I cast my vote? The board recommends that you vote:

Proposal		Board Recommendation

No. 1	Election of twelve directors	FOR each nominee

No. 2	Approval, on an advisory basis, of the compensation of our named executive officers	FOR

No. 3	Approval of the 2025 Stock Incentive Plan	FOR

No. 4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025	FOR

11.	How many shares of common stock are eligible to be voted?

As of April 14, 2025, the record date for our 2025 annual meeting, we had 1,436,200,253 shares of common stock outstanding, each of which entitles the holder to one vote. A complete list of these stockholders will be available for examination by stockholders during ordinary business hours for the ten days prior to the virtual annual meeting at our corporate headquarters in Phoenix, Arizona. To make arrangements to view the list, please send your request, along with proof of ownership, to the attention of our corporate secretary at the following email address: ir@fmi.com.

12.	How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person, including being deemed present in person by means of remote communication (i.e., virtually), or by proxy of a majority of the issued and outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at our annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting.

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If you are a beneficial owner (as defined below) and you do not provide voting instructions on any of the proposals to your bank, broker, trustee or other nominee, your bank, broker, trustee or other nominee is permitted to vote your shares on the discretionary proposal (i.e., ratification of the appointment of our independent registered public accounting firm). Accordingly, if you have not provided voting instructions and your bank, broker, trustee or other nominee submits a proxy or otherwise votes your shares with respect to the discretionary proposal, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists; however, many banks, brokers, trustees and other nominees do not vote on discretionary items if voting instructions from the beneficial owner have not been received. Beneficial owners are encouraged to submit voting instructions to their banks, brokers, trustees and other nominees so that their shares are counted for purposes of establishing a quorum. In addition, stockholders of record who are present at the annual meeting, including being deemed present in person by means of remote communication (i.e., virtually) by logging in to the annual meeting as a stockholder of record using your control number, or by proxy, will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals. Guests will not count toward the quorum.

13.	How do I vote?

Regardless of whether you plan to join the virtual annual meeting, please promptly submit your proxy and voting instructions via the internet, or by phone or mail as described herein. Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting via the internet or by phone, or by marking, signing, dating and returning a proxy card, as early as possible to avoid any possible delays.

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are the stockholder of record of those shares and these proxy materials have been made available to you by us. You may submit your proxy and voting instructions via the internet, or by phone or mail as further described below.

Your proxy authorizes each of Richard C. Adkerson, Kathleen L. Quirk, Douglas N. Currault II and Monique A. Cenac as your proxies at our 2025 annual meeting, each with the power to appoint his or her substitute, to represent and vote your shares of our common stock as you directed, if applicable.

 Internet

▪  Use the online website provided (www.envisionreports.com/FCX) to submit your proxy and voting instructions via the internet 24 hours a day, seven days a week through the close of voting at the virtual annual meeting on Wednesday, June 11, 2025.

▪  Please have your notice of internet availability, proxy card and/or the email you received with your control number available and follow the instructions to submit your proxy and voting instructions online. You will need to have the control number that appears on the notice of internet availability, proxy card or email available.

▪  Alternatively, you may vote during the virtual annual meeting at www.meetnow.global/FCX2025 by clicking on the “Vote” tab at the top of the screen and following the instructions provided on the screen. You will need to have the control number that appears on the notice of internet availability, proxy card or email available.

 Phone (within the U.S., U.S. territories and Canada)

▪  Use the toll-free number provided (1-800-652-VOTE (8683)) to submit your proxy and voting instructions by phone 24 hours a day, seven days a week through the close of voting at the virtual annual meeting on Wednesday, June 11, 2025.

▪  Please have your notice of internet availability, proxy card and/or the email you received with your control number available and follow the instructions to submit your proxy and voting instructions by phone. You will need to have the control number that appears on the notice of internet availability, proxy card or email available.

 Mail

If you have received printed materials, mark, sign, date and return your proxy card in the postage-paid envelope before the close of voting at the virtual annual meeting on Wednesday, June 11, 2025.

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If you submit your proxy and voting instructions via the internet or by phone, please do not mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed, if applicable, by the latest dated proxy received from you, whether submitted via the internet, or by phone or mail. To vote at the annual meeting, you will need your control number that appears on your notice of internet availability, proxy card and/or email you received.

For a discussion of the treatment of a properly returned proxy card that is signed and dated without voting instructions on any or all of the proposals, please see the question titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by phone if the bank, broker, trustee or other nominee offers these options, or by marking, signing, dating and returning a voting instruction form if one is sent by mail. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

If you are a beneficial owner and you would like to join and participate in the annual meeting, please see the question titled “How can I join and participate in the virtual annual meeting?” for information on how to register in advance.

Participants in Our ECAP

If you hold shares of our common stock through our ECAP, you may only submit your voting instructions for your shares of our common stock by mail. Accordingly, please mark, sign, date and return your voting instruction form in the postage-paid envelope provided to you. Upon receipt of the executed voting instruction form by Computershare (which will act as tabulating agent), the trustee will vote such shares of common stock as instructed by you. If no voting instructions are indicated on the voting instruction form or if the voting instruction form is not received by Computershare by 12:00 p.m. (Eastern Time) on Thursday, June 5, 2025, the trustee will not vote the shares of common stock held by such trustee for your account, unless the trustee determines that the failure to vote such shares will violate the Employee Retirement Income Security Act of 1974, as amended. Because shares held by participants in our ECAP must be voted by the trustee, these shares may not be voted by you during the annual meeting.

14.	What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you are a stockholder of record and you properly submit a proxy and voting instructions via the internet, by phone or by mail, your shares of our common stock will be voted as you specify. If you are a stockholder of record who returns a proxy card properly signed and dated, but you make no specifications on such proxy card, your shares of our common stock will be voted in accordance with the recommendations of the board.

If you are a beneficial owner and you properly submit voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will be voted as you specify. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the NYSE determine whether proposals presented at stockholder meetings are “non-discretionary” or “discretionary.” If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. However, even though permitted, many banks, brokers, trustees and other nominees do not vote on discretionary proposals if voting instructions from the beneficial owner have not been received. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the beneficial owner for whom it is holding shares.

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15.	Which proposals are considered “Discretionary” and which are considered “Non-discretionary”?

The classification of each proposal as discretionary or non-discretionary under the applicable rules is below.

Proposal		Classification Under Applicable Rules

No. 1	Election of twelve directors	Non-discretionary

No. 2	Approval, on an advisory basis, of the compensation of our named executive officers	Non-discretionary

No. 3	Approval of the 2025 Stock Incentive Plan	Non-discretionary

No. 4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025	Discretionary

If you are a beneficial owner and you do not provide voting instructions on a discretionary proposal to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted by such nominee on the discretionary proposal. If you are a beneficial owner and you do not provide voting instructions on non-discretionary proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted on those non-discretionary proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions, if your shares are voted on at least one other proposal.

16.	What vote will be required, and how will my votes be counted, to elect directors and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”

No. 1: Election of twelve directors	For, against or abstain for each nominee	Affirmative vote of a majority of votes cast(*) for each director nominee	No effect	No effect

No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect

No. 3: Approval of the 2025 Stock Incentive Plan	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect

No. 4: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	N/A(**)

(*)

In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the votes cast, meaning any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election will be required to promptly tender his or her resignation to the board. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our common stock voted, meaning that the director nominees who receive the most votes will be elected. In contested elections, stockholders may vote “for” or “withhold” voting authority for each director nominee, and selecting “withhold” with respect to one or more director nominees will have no effect on the election of such nominees. In addition, broker non-votes will have no effect on the election of director nominees in contested elections.

(**)

Because this proposal is considered a discretionary proposal, banks, brokers, trustees and other nominees may vote our stockholders’ shares on this proposal without their instructions. Accordingly, there will be no broker non-votes with respect to this proposal.

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17.	Can I revoke my proxy or change my voting instructions after I deliver my proxy or voting instructions?

Yes. A proxy, submitted by a stockholder of record or beneficial owner with a legal proxy, can be revoked or changed at any time before it is used to vote the shares of our common stock if the stockholder of record or beneficial owner with a legal proxy: (1) delivers notice in writing to our corporate secretary before our 2025 annual meeting, (2) timely provides to us another proxy with a later date, or (3) is present at the annual meeting and votes at the annual meeting in accordance with the instructions contained in these proxy materials. Joining the annual meeting alone will not be enough to revoke such stockholder’s proxy. If you voted by telephone or the internet and wish to change your vote, you may call the toll-free number or go to the website provided, as may be applicable in the case of your earlier vote, and follow the directions for revoking or changing your vote.

Beneficial owners without a legal proxy must contact their bank, broker, trustee or other nominee for instruction on how to revoke or change their voting instructions.

Stockholders who are participants in our ECAP must vote in accordance with instructions from the trustee. Such participants may revoke or change their voting instructions by contacting the trustee; however, the voting instruction form, including any revocation or change to the voting instruction form, must be received by Computershare by 12:00 p.m. (Eastern Time) on Thursday, June 5, 2025.

18.	Who pays for soliciting proxies?

We pay all expenses incurred in connection with this solicitation of proxies to vote at our 2025 annual meeting. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, for an estimated fee of $20,000, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2024 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by phone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

19.	Could other matters be considered and voted upon at the annual meeting?

We do not expect any matters to be presented for action at our 2025 annual meeting other than the matters described in this proxy statement. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, by submitting your proxy and voting instructions via the internet or by phone, or by marking, signing, dating and returning a proxy card, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, including any adjournment or postponement thereof, and they intend to vote on any such other matter in accordance with their best judgment.

20.	What happens if the annual meeting is postponed or adjourned?

Any action on the items of business described in this proxy statement may be considered at the annual meeting at the time and on the date specified herein or at any time and date to which the annual meeting may be properly adjourned or postponed. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our Investors website, investors.fcx.com/investors, including information on when the meeting will be reconvened. Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. Stockholders of record or beneficial owners with a legal proxy will still be able to change or revoke their proxies until used to vote their shares if they follow the procedures described in the question titled “Can I revoke my proxy or change my voting instructions after I deliver my proxy or voting instructions?”

21.	Where can I find the voting results of the annual meeting?

We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days of our annual meeting, a copy of which will also be available on our website at fcx.com under “Investors – Financial Information – SEC Filings.”

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2026 Stockholder Proposals and Director Nominations

Proposals for Inclusion in 2026 Proxy Statement

If you would like us to consider including a proposal in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, you must comply with the requirements of the SEC and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 26, 2025.

Director Nominations for Inclusion in 2026 Proxy Statement – Proxy Access Nominations

Our by-laws contain a proxy access provision (approved by our stockholders in 2016) that permits the following:

A stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for the three years prior to the date of submission of a notice nominating a candidate for director and continuing up to the date of the annual meeting

Can nominate and include in the company’s proxy materials stockholder nominees for election to the board constituting the greater of (1) two stockholder nominees or (2) 20% of the total number of directors in office as of the last day nominations of stockholder nominees may be submitted, rounded down to the nearest whole number, provided that the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our by-laws

Any director nomination pursuant to our proxy access by-law must be in writing and received by our corporate secretary at our principal executive office no later than December 26, 2025. If the date of next year’s annual meeting is moved to a date more than 30 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than the later of 180 days prior to the date of the 2026 annual meeting or 10 days following the public announcement of the date of the 2026 annual meeting. Any stockholder submitting a nomination under our proxy access by-law procedures must comply with the procedure, notice and information requirements in Article IV, Section 12 of our by-laws. Nominations made pursuant to our proxy access by-law should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

Other Proposals and Director Nominations

If you would like to present a proposal (other than pursuant to Rule 14a-8 under the Exchange Act) or director candidate (other than pursuant to our proxy access by-law) at the next annual meeting but do not wish to have it included in our proxy statement, you must comply with the specific procedural requirements in our by-laws and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by March 13, 2026. If the date of next year’s annual meeting is moved to a date more than 90 days after or more than 30 days before the anniversary of this year’s annual meeting, the proposal or nomination must be received no later than the later of 90 days prior to the date of the 2026 annual meeting or 10 days following the public announcement of the date of the 2026 annual meeting. Failure to comply with our by-law procedures and deadlines may preclude presentation of your proposal or nomination at our 2026 annual meeting.

Any stockholder submitting a non-proxy access nomination under our by-law procedures must include (1) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) the name and address (as they appear on the company’s books) of the nominating stockholder and number of shares directly or indirectly beneficially owned by such stockholder; and (3) all other information required by our by-laws. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

In addition to satisfying the foregoing requirements under our by-laws, if you intend to solicit proxies in support of director nominees other than our nominees, you must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act to comply with the universal proxy rules. The requirements under the universal proxy rules are in addition to the applicable procedural requirements under our by-laws described above.

If you would like a copy of the requirements or procedures described above, please contact our corporate secretary as provided above, or access our by-laws on our website at fcx.com under “About Us – Corporate Governance – Governance Documents.”

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Annex A – Non-GAAP Financial Measures

Methodology Used to Calculate Certain AIP Metrics

Adjusted EBITDA Reconciliation

Calculated in accordance with the covenant calculation in our revolving credit facility:

	2024 (in millions)

Net income attributable to common stockholders	$1,889

Depreciation, depletion and amortization	2,241

Interest expense, net	319

Income tax provision	2,523

Stock-based compensation and accretion	238

Non-cash impact of commodity hedging program	15

Other net charges	667	(1)

Net income attributable to noncontrolling interests	2,510

Consolidated Adjusted EBITDA(2)	$10,402

(1)

Primarily includes net charges associated with adjustments to reclamation liabilities ($278 million), oil and gas asset impairments ($101 million), nonrecurring labor-contract charges at Cerro Verde ($97 million), metal inventory adjustments/write-offs ($91 million), and adjustments to environmental obligations and related litigation reserves ($75 million).

(2)

Adjusted EBITDA is a non-GAAP financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that our presentation of Adjusted EBITDA affords them greater transparency in assessing our financial performance. Adjusted EBITDA should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA may not necessarily be comparable to similarly titled measures reported by other companies, as different companies calculate such measures differently.

Consolidated Unit Net Cash Costs

Determined using the “by-product” method, as reported in our 2024 Form 10-K. Under this method, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs. Our calculation excludes noncash and other costs, including stock-based compensation costs, long-lived asset impairments, idle facility costs, feasibility and optimization study costs, restructuring and/or unusual charges.

Methodology Used to Calculate Certain LTIP Metrics

Return on Investment

Return on investment, or ROI, is calculated as (1) managed income (after-tax income before non-controlling interests, adjusted for after-tax interest and nonrecurring items) divided by (2) total invested capital (equity + net debt + noncontrolling interests) adjusted for invested capital on major projects not placed in service. The compensation committee may make such adjustments as it deems equitable in connection with acquisitions, dispositions and other corporate transactions, or other unusual events.

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Other Non-GAAP Financial Measures

Net Debt

We believe that net debt provides investors with information related to the performance-based payout framework in our financial policy, which requires us to maintain our net debt at a level not to exceed the net debt target of $3 billion to $4 billion (excluding net project debt for PTFI’s new downstream processing facilities). We define net debt as consolidated debt less (1) consolidated cash and cash equivalents and (2) current restricted cash associated with PTFI’s export proceeds. This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. Our net debt, which may not be comparable to similarly titled measures reported by other companies, follows:

12/31/2024 (in millions)

Current portion of debt Long-term debt, less current portion	$41 8,907

Consolidated debt Less: consolidated cash and cash equivalents Less: current restricted cash associated with PTFI’s export proceeds(1)	8,948 3,923 736

FCX net debt Less: debt for PTFI’s new downstream processing facilities(2)	4,289 3,233

FCX net debt, excluding debt for PTFI’s new downstream processing facilities	$1,056

(1)

In accordance with a regulation issued by the Indonesia government, 30% of PTFI’s export proceeds are being temporarily deposited into Indonesia banks for a period of 90 days before withdrawal and are presented as current restricted cash and cash equivalents in our consolidated balance sheet. As the 90-day holding period is the only restriction on the cash, we have included such amount in the calculation of net debt.

(2)	Represents PTFI’s senior notes and $250 million of borrowings under PTFI’s revolving credit facility.

Annex B – Calculation of Grant Date Fair Value of RSUs and PSUs

Award Type	Grant Date	Grant Date Fair Value per Unit	Fair Value Determination and Assumptions

RSUs	02/06/24	$40.17	Based on grant date closing price

	06/11/24	$49.34	Based on grant date closing price

PSUs	02/06/24	$43.36

Based on grant date closing price ($40.17), adjusted for the fair value of the TSR modifier, as follows:

▪  Fair value of TSR modifier: $3.19, determined using the Monte-Carlo valuation model with the following assumptions:

▪  Risk-free interest rate of 4.06% (assumed to equal the yield on an approximate three-year treasury bond on the grant date)

▪  Expected volatility for the company’s stock price of 45.38% (based on historical volatility for the approximate three-year period preceding the grant date.)

	06/11/24	$53.26

Based on grant date closing price ($49.34), adjusted for the fair value of the TSR modifier, as follows:

▪  Fair value of TSR modifier: $3.92, determined using the Monte-Carlo valuation model with the following assumptions:

▪  Risk-free interest rate of 4.06% (assumed to equal the yield on an approximate three-year treasury bond on the grant date)

▪  Expected volatility for the company’s stock price of 45.38% (based on historical volatility for the approximate three-year period preceding the grant date.)

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Annex C – 2025 Stock Incentive Plan

FREEPORT-McMoRan INC.

2025 STOCK INCENTIVE PLAN

1. Purpose. The purpose of the 2025 Stock Incentive Plan (the “Plan”) is to increase stockholder value and advance the interests of the Company and its Subsidiaries by furnishing a variety of equity incentives designed to (a) attract, retain, and motivate key employees, officers, and directors of the Company and consultants and advisers to the Company and (b) strengthen the mutuality of interests among such persons and the Company’s stockholders.

2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below in Appendix A.

3. Administration.

3.1 Committee. The Committee shall administer the Plan. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(a) designate Participants;

(b) determine the type or types of Awards to be granted to an Eligible Individual;

(c) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards;

(d) determine the terms and conditions of any Award;

(e) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, whole Shares, other whole securities, other Awards, other property, or other cash amounts payable by the Company upon the exercise of that or other Awards, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(f) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable by the Company with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(g) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(h) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(i) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.2 Effect of Committee’s Determinations. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder of the Company, and any Eligible Individual.

3.3 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or directors of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant and set the terms of, to cancel, modify, or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by Eligible Individuals who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto; provided, however, that the per share exercise price of any Option or SAR granted by such officer or director shall be equal to or greater than the fair market value of a share of Common Stock on the later of the date of grant or the date the Participant’s employment with or service to the Company commences.

4. Eligibility. The Committee, in accordance with Section 3.1, may grant an Award under the Plan to any Eligible Individual.

5. Shares Subject to the Plan.

5.1 Shares Available for Grant. Subject to Section 5.2 and adjustment as provided in Section 5.4, the maximum number of Shares reserved for issuance under the Plan shall be 43,820,000, less one Share for every option or stock-settled stock

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appreciation right and 2.07 Shares for every restricted stock award, stock-settled restricted stock unit award or other stock-based award granted under the 2016 Plan after April 1, 2025 and prior to the effective date of the Plan. As of the effective date of the Plan, Shares that are subject to any equity-based Award under the Plan shall be counted as one Share for every one Share granted. Upon approval of this Plan by the Company’s stockholders, the Company will cease making new Awards under any Prior Plan.

5.2 Share Counting.

(a) Any Shares subject to an Award granted under this Plan that is subsequently canceled, forfeited, or expires prior to exercise or realization, whether in full or in part, shall be available again for issuance or delivery under the Plan. Any Shares subject to an Award granted under any Prior Plan that, after April 1, 2025, is canceled, forfeited, or expires prior to exercise or realization, whether in full or in part, shall be available for issuance or delivery under this Plan. Shares subject to an Award shall not be available again for issuance or delivery under this Plan if such Shares were (a) delivered or withheld in payment of the exercise or base price of an Option or stock-settled SAR; (b) covered by, but not issued upon settlement of, stock-settled SARs; (c) delivered or withheld by the Company to satisfy any tax withholding obligation related to an Option or SAR; or (d) repurchased on the open market with the proceeds of the exercise price of an Option. In the event that withholding tax liabilities arising from an Award other than an Option or SAR or, after April 1, 2025, an award other than an option or stock appreciation right under any Prior Plan, are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan at the ratio set forth in the applicable Prior Plan. Shares that again become available for grant under this Plan pursuant to this Section 5.2(a) shall be added back to the total number of Shares available for grant under this Plan as one Share, except that if such Share was subject to a restricted stock award, a stock-settled restricted stock unit award or an other stock-based award granted under the 2016 Plan, such Share shall be added back to the total number of Shares available for grant under this Plan as 2.07 Shares.

(b) If an Award, by its terms, may be settled only in cash, then the grant, vesting, payout, settlement, or forfeiture of such Award shall have no impact on the number of shares available for grant under the Plan.

5.3 Limitations on Awards. Subject to adjustments as provided in Section 5.4, the following additional limitations are imposed under the Plan:

(a) The maximum number of Shares that may be issued upon exercise of Options intended to qualify as incentive stock options under Section 422 of the Code shall be 43,820,000.

(b) With respect to Outside Directors, an annual limit of $750,000 per calendar year applies to the sum of all cash and Awards (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes) and other compensation granted to each individual Outside Director for services as a member of the Board; provided, however, that the annual limit shall be increased to $1,000,000 for an Outside Director serving as lead independent director or non-executive chair of the Board. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.

(c) Shares deliverable pursuant to an Award may consist of authorized and unissued Shares or of treasury Shares, including Shares held by the Company or a Subsidiary and Shares acquired in the open market or otherwise obtained by the Company or a Subsidiary. The issuance of Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(d) Subject to the terms of the Plan, including the limitations contained in this Section 5.3, the Committee may use available Shares as the form of payment for compensation, grants, or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including, but not limited to, the Company’s annual incentive plan.

(e) Substitute Awards shall not reduce the Shares authorized for issuance under the Plan, nor shall Shares subject to a Substitute Award be added to the Shares available for issuance under the Plan as provided above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan (and Shares subject to such Awards shall not be added to the Shares available for issuance under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or Outside Directors prior to such acquisition or combination.

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5.4 Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, Subsidiary securities, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award and, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award and, if deemed appropriate, adjust outstanding Awards to provide the rights contemplated by Section 13.2 hereof; provided, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number and any fractional Share resulting from the adjustment will be eliminated.

5.5 Dividends and Dividend Equivalent Rights. Awards granted under this Plan in the form of Options and SARs may not be granted with dividend or dividend equivalent rights. Subject to the terms and conditions of this Plan and the applicable Award Agreement, as well as any procedures established by the Committee, the Committee may determine to pay dividends or dividend equivalents, as applicable, on Awards granted under this Plan in the form of Restricted Stock, RSUs, or Other Stock-Based Awards. In the event that the Committee grants dividend equivalent rights, the Company shall establish an account for the participant and reflect in that account any securities, cash, or other property comprising any dividend or property distribution with respect to each share of Common Stock underlying each Award. For any Awards granted under this Plan with dividend or dividend equivalent rights, such dividends or dividend equivalent rights shall vest and pay out or be forfeited in tandem with and contingent upon the vesting of underlying Awards rather than paid concurrently during the vesting or restricted period.

6. Stock Options. An Option is a right to purchase Shares from the Company. Options granted under the Plan may be Incentive Stock Options or Nonqualified Stock Options. Any Option that is designated as a Nonqualified Stock Option shall not be treated as an Incentive Stock Option. Each Option granted by the Committee under this Plan shall be subject to the following terms and conditions.

6.1 Exercise Price. The exercise price per Share shall be determined by the Committee, subject to adjustment under Section 5.4; provided that in no event shall the exercise price be less than the fair market value of a Share on the date of grant, except in the case of an Option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines in accordance with the requirements of Section 409A.

6.2 Number. The number of Shares subject to the Option shall be determined by the Committee, subject to Section 5.3 and subject to adjustment as provided in Section 5.4.

6.3 Duration and Time for Exercise. The term of each Option shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each Option shall become exercisable at such time or times during its term as shall be determined by the Committee, subject to Section 5.3(b). Notwithstanding the foregoing, the exercisability of an Option may also occur in the event of a termination of employment under the circumstances provided in the Award Agreement.

6.4 Repurchase. Upon approval of the Committee, the Company may repurchase a previously granted Option from a Participant by mutual agreement before such Option has been exercised by payment to the Participant of the amount per Share by which: (i) the fair market value of the Common Stock subject to the Option on the business day immediately preceding the date of purchase exceeds (ii) the exercise price provided, however, that no such repurchase shall be permitted if prohibited by Section 6.6.

6.5 Manner of Exercise. An Option may be exercised, in whole or in part, by giving notice of exercise to the Company (in such form and manner as approved by the Company, which may be electronic), specifying the number of Shares to be purchased, together with payment in full of the exercise price for the number of Shares for which the Option is exercised and all applicable taxes. The Option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) by delivery or attestation of ownership of Shares, which Shares shall be valued for this purpose at the fair market value on the business day that such Option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the Shares, issuable under the Option and to deliver promptly to the Company the amount of sale proceeds to pay the exercise price; (e) if approved by the Committee, through a net exercise procedure whereby the Participant surrenders the Option in exchange for that number of Shares with an aggregate fair market value equal to the difference between the aggregate exercise price of the Options being surrendered and the aggregate fair market value of the Shares subject to the Option; or (f) in such other manner as may be authorized from time to time by the Committee.

6.6 Repricing. Except for adjustments pursuant to Section 5.4 or actions permitted to be taken by the Committee under Section 13.4 in the event of a Change in Control, unless approved by the stockholders of the Company, (a) the exercise or base price for any outstanding Option or SAR granted under this Plan may not be decreased after the date of grant and (b) an outstanding Option or

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SAR that has been granted under this Plan may not, as of any date that such Option or SAR has a per share exercise or base price that is greater than the then current fair market value of a Share, be surrendered to the Company as consideration for the grant of a new Option or SAR with a lower exercise or base price, shares of Restricted Stock, Restricted Stock Units, an Other Stock-Based Award, a cash payment or Common Stock.

6.7 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, Options intending to qualify as Incentive Stock Options must comply with the requirements of Section 422.

7. Stock Appreciation Rights. A Stock Appreciation Right, or SAR, is a right to receive, without payment to the Company, a number of Shares, cash or any combination thereof, the number or amount of which is determined pursuant to the formula set forth in Section 7.4. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions provided herein.

7.1 Number. Each SAR granted to any Participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 5.4.

7.2 Exercise Price. The exercise price per Share of a SAR shall be determined by the Committee, subject to adjustment under Section 5.4; provided that in no event shall the exercise price be less than the fair market value of a Share on the date of grant, except in the case of a SAR granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines in accordance with the requirements of Section 409A.

7.3 Duration and Time for Exercise. The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each SAR shall become exercisable at such time or times during its term as shall be determined by the Committee, subject to Section 5.3(b). Notwithstanding the foregoing, the exercisability of a SAR may also occur in the event of a termination of employment under the circumstances provided in the Award Agreement.

7.4 Exercise and Payment. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “exercise date.” Upon exercise of a SAR, the holder shall be entitled to receive from the Company an amount equal to the number of Shares subject to the SAR that are being exercised multiplied by the excess of (a) the fair market value of a Share on the exercise date, over (b) the exercise price specified of the SAR. Payment shall be made in the form of Shares, cash or a combination thereof, as determined by the Committee.

8. Restricted Stock. An award of Restricted Stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan.

8.1 The Restricted Period. At the time an award of Restricted Stock is made, the Committee shall establish a period of time during which the transfer of the shares of Restricted Stock shall be restricted and after which the shares of Restricted Stock shall be vested (the “Restricted Period”), subject to Section 5.3(b). Each award of Restricted Stock may have a different Restricted Period. Notwithstanding the foregoing, the expiration of the Restricted Period may also occur in the event of a termination of employment under the circumstances provided in the Award Agreement.

8.2 Escrow. The Participant receiving Restricted Stock shall enter into an Award Agreement with the Company setting forth the conditions of the grant. Any certificates representing shares of Restricted Stock shall be registered in the name of the Participant and deposited with the Company, together with a stock power endorsed in blank by the Participant. Each such certificate, if required and utilized by the Company, shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Freeport-McMoRan Inc. 2025 Stock Incentive Plan, as it may be amended (the “Plan”), and an agreement entered into between the registered owner and Freeport-McMoRan Inc. thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.

Alternatively, in the discretion of the Company, ownership of the shares of Restricted Stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued.

8.3 Forfeiture. In the event of the forfeiture of any shares of Restricted Stock under the terms provided in the Award Agreement (including any additional shares of Restricted Stock that may result from the reinvestment of cash and stock dividends, if so provided in the Award Agreement), such forfeited shares shall be surrendered and any certificates canceled. The Participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional Shares received pursuant to Section 5.4 due to a recapitalization or other change in capitalization.

8.4 Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Stock shall lapse and the number of

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shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends, except any that may be imposed by law, to the Participant.

8.5 Rights as a Stockholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Award Agreement, each Participant receiving Restricted Stock shall have all the rights of a stockholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any Shares and to accrue dividends on unvested Shares (with such dividends subject to the same vesting and forfeiture conditions as the underlying Award).

9. Restricted Stock Units. A Restricted Stock Unit, or RSU, represents the right to receive from the Company on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan.

9.1 Vesting Period. At the time an award of RSUs is made, the Committee shall establish a period of time during which the RSUs shall vest (the “Vesting Period”), subject to Section 5.3(b). Each award of RSUs may have a different Vesting Period. Notwithstanding the foregoing, vesting of the RSUs may occur in the event of a termination of employment under the circumstances provided in the Award Agreement.

9.2 Rights as a Stockholder. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Award Agreement, each Participant receiving RSUs shall have no rights as a stockholder with respect to such RSUs until such time as Shares are issued to the Participant.

10. Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Individuals an “Other Stock-Based Award,” which shall consist of an Award that is not an instrument or Award specified in Sections 6 through 9 of this Plan, the value of which is based in whole or in part on the value of Shares. Other Stock-Based Awards may be awards of Shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for Shares), as deemed by the Committee consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of any such Other Stock-Based Award and may provide that such awards would be payable in whole or in part in cash.

10.1 Vesting Period. At the time an award of an Other Stock-Based Award is made, the Committee shall establish a period of time during which the Other Stock-Based Award shall vest (the “Vesting Period”), subject to Section 5.3(b). Each award of an Other Stock-Based Award may have a different Vesting Period. Notwithstanding the foregoing, vesting of the Other Stock-Based Award may occur in the event of a termination of employment under the circumstances provided in the Award Agreement.

11. Cash-Based Performance Awards; Performance-Based Vesting.

11.1 Cash-Based Awards. The Committee may grant Awards in the form of Cash-Based Performance Awards to Eligible Individuals, which shall consist of the opportunity to earn cash awards based on performance. A Cash-Based Performance Award shall be subject to such terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan. At the time that a Cash-Based Performance Award is granted, the Committee shall establish the vesting criteria for such Award including, as applicable, the performance period and the time or times at which any payout shall be deemed vested and payable.

11.2 Performance Goals. The Committee may grant any Award pursuant to which the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals applicable to the individual participant or the Company as established by the Committee. Any performance goals that are financial metrics may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

12. General.

12.1 Amendment or Discontinuance of the Plan. The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may:

(a) without the approval of the stockholders, (i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through the Plan, (ii) materially increase the benefits accruing to Participants under

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the Plan, (iii) materially expand the classes of persons eligible to participate in the Plan, (iv) expand the types of Awards available for grant under the Plan, (v) materially extend the term of the Plan, (vi) materially change the method of determining the exercise price of Options or Stock Appreciation Rights, or (vii) amend Section 6.6 to permit a reduction in the exercise price of Options; or

(b) materially impair, without the consent of the recipient, an Award previously granted.

12.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5.4 hereof) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. In addition, when assessing or calculating the results of any performance goals as applicable to an Award, the Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j), unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to common stock, (m) any business interruption event, (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

12.3 Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, if permitted by Section 409A, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to such canceled Award. Notwithstanding the foregoing, except for adjustments permitted under Sections 5.4 and 12.2, no action by the Committee shall, unless approved by the stockholders of the Company, (i) cause a reduction in the exercise price of Options or SARs granted under the Plan or (ii) permit an outstanding Option or SAR with an exercise price greater than the current fair market value of a Share to be surrendered as consideration for a new Option or SAR with a lower exercise price, shares of Restricted Stock, Restricted Stock Units, and Other Stock-Based Award, a cash payment, or Common Stock.

12.4 Change in Control.

(a) Unless otherwise provided in an Award Agreement, a Participant’s termination of Continuous Service without Cause or for Good Reason during the 12-month period following a Change in Control shall have the following effect on the Participant’s outstanding Awards as of the date of the Participant’s termination of Continuous Service: (i) all Options and SARs shall become immediately exercisable with respect to 100% of the Shares subject to such Options or SARS, and (ii) all time-vesting restrictions on other Awards shall lapse. With respect to outstanding Awards subject to performance conditions, unless otherwise provided in an Award Agreement, upon a Change in Control, all performance measures will be disregarded and the Award will convert to a corresponding time-vested Award at the target payout level, which will vest on the earlier of (i) the last day of the performance period, provided the Participant remained in Continuous Service through the performance period, or (ii) the date of the Participant’s termination without Cause or for Good Reason.

(b) In addition, in the event of a Change in Control, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions:

(i) arrange for or otherwise provide that each outstanding Award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”);

(ii) require that all outstanding Options and SARs be exercised on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Options and SARs shall terminate;

(iii) arrange or otherwise provide for the payment of cash or other consideration to Participants representing the value of such Awards in exchange for the satisfaction and cancellation of outstanding Awards; provided, however, that the case of any Option or SAR with an exercise price that equals or exceeds the price paid for a Share in connection with the Change in Control, the Committee may cancel the Option or SAR without the payment of consideration therefor; or

(iv) make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate, subject however to the terms of Section 5.4.

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12.5 Withholding.

(a) A Participant shall be required to pay to the Company, and the Company shall have the right to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), any taxes required by law to be paid or withheld in respect of Awards hereunder to such Participant.

(b) At any time that a Participant is required to pay to the Company an amount required to be withheld under the applicable tax laws in connection with the issuance of Shares under the Plan, the Participant may, if permitted by the Committee, satisfy this obligation in whole or in part by delivering currently owned Shares or by electing (the “Election”) to have the Company withhold from the issuance Shares, which Shares shall have a value equal to the minimum amount required to be withheld (or, if permitted by the Committee, such other rate as will not cause adverse accounting consequences and is permitted under applicable withholding rules) for federal, state or foreign tax purposes, including payroll taxes. The value of the Shares delivered or withheld shall be based on the fair market value of the Shares on the date as of which the amount of tax to be withheld shall be determined in accordance with applicable tax laws (the “Tax Date”).

(c) Each Election to have Shares withheld must be made prior to the Tax Date. If a Participant wishes to deliver Shares in payment of taxes, the Participant must so notify the Company prior to the Tax Date. If a Participant makes an election under Section 83(b) of the Code with respect to shares of Restricted Stock, an Election to have Shares withheld is not permitted.

12.6 Transferability.

(a) No Awards granted hereunder may be sold, transferred, pledged, assigned, or otherwise encumbered by a Participant except:

(i) by will;

(ii) by the laws of descent and distribution;

(iii) pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Award Agreement or an amendment thereto; or

(iv) if permitted by the Committee and so provided in the Award Agreement or an amendment thereto, Options may be transferred or assigned (A) to Immediate Family Members, (B) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the partners, (C) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (D) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimis beneficial interest in a partnership, limited liability company, or trust described in (B), (C) or (D) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members. In no event may an Award be transferred to a third party financial institution for consideration.

(b) To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the Participant, it shall be treated thereafter as a Nonqualified Stock Option. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of Awards, or levy of attachment or similar process upon Awards not specifically permitted herein, shall be null and void and without effect. The designation of a Designated Beneficiary shall not be a violation of this Section 12.6(b).

12.7 Share Certificates. Any certificates or book or electronic entry ownership evidence for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.8 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights, restricted stock, and other types of Awards provided for hereunder (subject to stockholder approval of any such arrangement if approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

12.9 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a consultant or adviser to the Company or any Subsidiary or in the employ of or as a consultant or adviser to any other entity providing services to the Company. The Company or any Subsidiary or any such entity may at any time dismiss a Participant from employment, or terminate any arrangement pursuant to which the Participant provides services to the Company or a Subsidiary, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any

98	Freeport

Award Agreement. No Eligible Individual or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Individuals, Participants or holders or beneficiaries of Awards.

12.10 Effect of Termination of Continuous Service. In the event of a Participant’s termination of Continuous Service for any reason, any Awards may be exercised, shall vest or shall expire at such times as may be determined by the Committee and provided for in the Award Agreement or an amendment thereto.

12.11 Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

12.12 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

12.13 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

12.14 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

12.15 Compliance with Laws.

(a) U.S. Securities Laws. This Plan, the grant of Awards, the exercise of Options and SARs under this Plan, and the obligation of the Company to sell or deliver any of its securities pursuant to Awards under this Plan shall be subject to all Applicable Laws. In the event that the Shares are not registered under the Securities Act, or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act, and a legend to that effect may be placed on the certificates representing the Shares.

(b) Other Jurisdictions. To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.

12.16 Section 409A of the Code. The Plan is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless any Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the termination of Continuous Service of a Participant who also is a “specified employee” (as defined under Section 409A) shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty. For purposes of Section 409A, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.

12.17 Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable,

2025 Proxy Statement	99

the Company and its affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and such Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and such Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and such Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. However, if a Participant refuses or withdraws the consents described herein, the Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

12.18 Deferral Permitted. Payment of cash or distribution of any Shares to which a Participant is entitled under any Award shall be made as provided in the Award Agreement. Payment may be deferred at the option of the Participant if provided in the Award Agreement.

12.19 Recovery Policy. Each Award granted under the Plan shall be subject to recovery if (i) the Company’s financial statements are required to be restated at any time within the three-year period following the final payout of the Award and the Participant is determined by the Committee to be responsible, in whole or in part, for the restatement, or (ii) the Award is subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder. In addition, all Awards granted hereunder are subject to the Company’s current clawback and recoupment policies, as they may be amended from time to time. All determinations regarding the applicability of these provisions shall be in the discretion of the Committee.

12.20 Headings. Headings are given to the subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

13. Term of the Plan. Subject to Section 12.1, no Awards may be granted under the Plan after June 11, 2035, which is ten years after the date the Plan was last approved by the Company’s stockholders; provided, however, that Awards granted prior to such date shall remain in effect until such Awards have either been satisfied, expired or canceled under the terms of the Plan, and any restrictions imposed on Shares in connection with their issuance under the Plan have lapsed.

FREEPORT-McMoRan INC.

2025 STOCK INCENTIVE PLAN

APPENDIX A: DEFINITIONS

As used in the Plan, the following definitions shall apply:

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or Cash-Based Performance Award.

“Award Agreement” shall mean any written or electronic notice of grant, agreement, contract or other instrument or document evidencing any Award, which the Company may, but need not, require a Participant to execute, acknowledge, or accept.

“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

100	Freeport

“Board” shall mean the Board of Directors of the Company.

“Cash-Based Performance Award” shall mean any cash-based Award granted under Section 11 of the Plan.

“Cause” shall mean any of the following: (i) the commission by the Participant of an illegal act (other than traffic violations or misdemeanors punishable solely by the payment of a fine), (ii) the engagement of the Participant in dishonest or unethical conduct, as determined by the Committee or its designee, (iii) the commission by the Participant of any fraud, theft, embezzlement, or misappropriation of funds, (iv) the failure of the Participant to carry out a directive of his or her superior, employer or principal, or (v) the breach of the Participant of the terms of his or her engagement, or any Company policy or restrictive covenant as applicable to the Participant. Notwithstanding the foregoing, if a Participant is subject to an effective employment or change in control agreement with the Company or a Subsidiary, or holds an Award Agreement, that in any such case contains a definition of “Cause,” then in lieu of the foregoing definition, for purposes of Awards under this Plan, “Cause” shall have the meaning specified in such other agreement.

“Change in Control”

(i) For purposes of this Plan and Awards hereunder, “Change in Control” means, unless otherwise defined in an Award Agreement (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (ii) below):

(A) the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this paragraph (i)(A), the following will not constitute a Change in Control:

(1) any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change in Control under paragraph (i)(C) hereof) of Common Stock directly from the Company,

(2) any acquisition of Common Stock by the Company or its subsidiaries,

(3) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or

(4) any acquisition of Common Stock pursuant to a Business Combination that does not constitute a Change in Control under paragraph (i)(C) hereof; or

(B) individuals who as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(C) the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:

(1) the individuals and entities who were the Beneficial Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Company, and

(2) no Person together with all Affiliates of such Person (excluding the Company and any employee benefit plan or related trust of the Company or any subsidiary of the Company) Beneficially Owns 30% or more of the then outstanding shares of common stock of the Company or 30% or more of the combined voting power of the then outstanding voting securities of the Company, and

(3) at least a majority of the members of the board of directors of the Company were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or

(D) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(ii) As used in this definition of Change in Control, the following terms have the meanings indicated:

(A) Affiliate: “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

2025 Proxy Statement	101

(B) Beneficial Owner: “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (1) the power to vote, or direct the voting of, the security, and/or (2) the power to dispose of, or to direct the disposition of, the security.

(C) Company Voting Stock: “Company Voting Stock” means any capital stock of the Company that is then entitled to vote for the election of directors.

(D) Majority Shares: “Majority Shares” means the number of shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.

(E) Person: “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.

(F) Threshold Percentage: “Threshold Percentage” means 30% of all then outstanding Common Stock.

Notwithstanding the above and solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A, without altering the definition of Change in Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 3.1 of the Plan. With respect to any decision relating to a Reporting Person, the Committee shall consist of two or more Outside Directors who are disinterested within the meaning of Rule 16b-3. Unless and until determined otherwise by the Board, the Committee shall be the Compensation Committee of the Board.

“Common Stock” shall mean the Company’s common stock, $0.10 par value per share.

“Company” shall mean Freeport-McMoRan Inc.

“Continuous Service” means the absence of any interruption or termination of service as an Eligible Individual. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time.

“Designated Beneficiary” shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive the benefits due the Participant under the Plan in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Effective Date” shall mean the date this Plan is approved by the Company’s stockholders.

“Eligible Individual” shall mean (i) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any such person who is also a director of the Company; (ii) any employee of the Company or a Subsidiary, including any director who is also an employee of the Company or a Subsidiary; (iii) Outside Directors; (iv) any officer or employee of an entity with which the Company has contracted to receive executive, management, or legal services who provides services to the Company or a Subsidiary through such arrangement; and (v) any consultant or adviser to the Company, a Subsidiary, or to an entity described in clause (iv) hereof who provides services to the Company or a Subsidiary through such arrangement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Good Reason” shall mean either of the following (without Participant’s express written consent): (i) a material diminution in Participant’s base salary as of the day immediately preceding the Change in Control or (ii) the Company’s requiring Participant to be based at any office or location more than 50 miles from Participant’s principal office or location (which results in an increased commute) as of the day immediately preceding the Change in Control. Notwithstanding the foregoing, Participant shall not have the right to terminate Participant’s employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right Participant provides written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Participant must terminate Participant’s employment with the

102	Freeport

Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period. Notwithstanding the foregoing, if a Participant is subject to an effective employment or change in control agreement with the Company or a Subsidiary, or holds an Award Agreement, that in any such case contains a definition of “Good Reason,” then in lieu of the foregoing definition, for purposes of Awards under this Plan, “Good Reason” shall have the meaning specified in such other agreement.

“Immediate Family Members” shall mean the spouse and natural or adopted children or grandchildren of the Participant and his or her spouse.

“Incentive Stock Option” shall mean an option granted under Section 6 of the Plan that is intended to meet the requirements of Section 422 or any successor provision thereto.

“Nonqualified Stock Option” shall mean an option granted under Section 6 of the Plan that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

“Other Stock-Based Award” shall mean any right or award granted under Section 10 of the Plan.

“Outside Directors” shall mean members of the Board who are not employees of the Company, and shall include non-voting advisory directors to the Board or members of the advisory board.

“Participant” shall mean any Eligible Individual granted an Award under the Plan.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof, or other entity.

“Prior Plans” shall mean the Company’s 2016 Stock Incentive Plan (the “2016 Plan”) and the Company’s Amended and Restated 2006 Stock Incentive Plan.

“Reporting Person” means an officer, director, or greater than ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Restricted Stock” shall mean any restricted stock granted under Section 8 of the Plan.

“Restricted Stock Unit” or “RSU” shall mean any restricted stock unit granted under Section 9 of the Plan.

“Section 409A” shall mean Section 409A of the Code and all regulations and guidance promulgated thereunder as in effect from time to time.

“Section 422” shall mean Section 422 of the Code and all regulations and guidance promulgated thereunder as in effect from time to time.

“Securities Act” means of the Securities Act of 1933, as amended.

“Shares” shall mean the shares of Common Stock and such other securities of the Company or a Subsidiary as the Committee may from time to time designate.

“Stock Appreciation Right” or “SAR” shall mean any right granted under Section 7 of the Plan.

“Subsidiary” shall mean (i) any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2025 Proxy Statement	103

333 NORTH CENTRAL AVENUE

PHOENIX, ARIZONA 85004

602.366.8100

FCX.COM

Your vote matters – here’s how to submit your voting instructions! You may submit your voting instructions online or by phone instead of mailing the below proxy card.

Online Go to www.envisionreports.com/FCX or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the U.S., U.S. territories and Canada.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Mail Mark, sign, date and return the bottom portion in the enclosed envelope.

2025 Annual Meeting of Stockholders Proxy Card

▼ IF VOTING BY MAIL, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR each of the director nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of twelve directors. Nominees are:	For	Against	Abstain

01 - David P. Abney	☐	☐	☐

02 - Richard C. Adkerson	☐	☐	☐

03 - Marcela E. Donadio	☐	☐	☐

04 - Robert W. Dudley	☐	☐	☐

05 - Hugh Grant	☐	☐	☐

06 - Lydia H. Kennard	☐	☐	☐

07 - Ryan M. Lance	☐	☐	☐

08 - Sara Grootwassink Lewis	☐	☐	☐

09 - Dustan E. McCoy	☐	☐	☐

10 - Kathleen L. Quirk	☐	☐	☐

11 - John J. Stephens	☐	☐	☐

12 - Frances Fragos Townsend	☐	☐	☐

		For	Against	Abstain	+
2.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
		For	Against	Abstain
3.	Approval of the 2025 Stock Incentive Plan.	☐	☐	☐

		For	Against	Abstain
4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.	☐	☐	☐

⬛		1 U P X	+
04459C

Freeport-McMoRan Inc.

2025 Annual Meeting of Stockholders

June 11, 2025 at 9:00 a.m. Eastern Time

The 2025 Annual Meeting of Stockholders will be a virtual meeting of stockholders conducted exclusively via a live audio webcast, accessible at:

www.meetnow.global/FCX2025

You can join and participate in the virtual annual meeting by accessing www.meetnow.global/FCX2025 and selecting “Join Meeting Now” and then “Stockholder.”

Enter your control number that is in the shaded bar on the reverse side of this proxy card.

If you encounter technical difficulties accessing the virtual annual meeting or during the virtual annual meeting,

please call Computershare at 888-724-2416 (Domestic) or +1 781-575-2748 (International).

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2025

Proxy materials are available at: www.envisionreports.com/FCX

Small steps make an impact.

Help the environment by consenting to receive electronic

delivery; sign up at: www.envisionreports.com/FCX

We strongly encourage you to sign up for electronic delivery of future proxy materials. Opting to receive your proxy materials electronically will reduce the costs incurred by the company to print and mail your proxy materials, provide you with fast access to your proxy materials and help us further our sustainable practices.

▼ IF VOTING BY MAIL, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Freeport-McMoRan Inc.	+

Notice of 2025 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the 2025 Annual Meeting of Stockholders to be Held on June 11, 2025

By signing below you hereby appoint Richard C. Adkerson, Kathleen L. Quirk, Douglas N. Currault II and Monique A. Cenac, or any of them, as proxies, with full power of substitution, to vote your shares of common stock of Freeport-McMoRan Inc. at the virtual annual meeting of stockholders to be held on Wednesday, June 11, 2025, at 9:00 a.m., Eastern Time, via a live audio webcast, accessible at www.meetnow.global/FCX2025 on all matters coming before the virtual annual meeting or any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder, or if no direction is made, will be voted FOR each director nominee in Proposal 1 and FOR Proposals 2, 3 and 4. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders for any other matter properly coming before the virtual annual meeting, including any adjournment or postponement thereof.

If you wish your shares to be voted on all matters as the Board of Directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate box or boxes on the reverse side of this proxy card.

(Items to be voted appear on reverse side)

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please date and sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

⬛	+